Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

SIXTH STREET LENDING PARTNERS,

as Initial Borrower,

and

the other Borrowers and Guarantors from time to time party hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent, Letter of Credit Issuer, Lead Arranger and a Lender

Dated as of September 1, 2022

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	SECTION 2 REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

2.1.	The Commitment	51
2.2.	Revolving Credit Commitment	52
2.3.	Manner of Borrowing	52
2.4.	Minimum Loan Amounts	54
2.5.	Funding	54
2.6.	Interest	55
2.7.	Determination of Rate	56
2.8.	Letters of Credit	56
2.9.	Qualified Borrowers	61
2.10.	Use of Proceeds; Borrowing Limitations	62
2.11.	Fees	63
2.12.	Unused Commitment Fee	63
2.13.	Letter of Credit Fees	64
2.14.	Extension of Maturity Date	64
2.15.	Increase in the Maximum Commitment	65
2.16.	Lender Hedge Agreements	67
	SECTION 3 PAYMENT OF OBLIGATIONS

3.1.	Revolving Credit Notes	67
3.2.	Payment of Obligations	67
3.3.	Payment of Interest	67
3.4.	Payments on the Obligations	68
3.5.	Prepayments	69
3.6.	Reduction or Early Termination of Commitments	70
3.7.	Lending Office	71
3.8.	Joint and Several Liability	71
	SECTION 4 CHANGE IN CIRCUMSTANCES

4.1.	Taxes	72
4.2.	Illegality	76
4.3.	Inability to Determine Rates	77
4.4.	Increased Cost and Capital Adequacy	79
4.5.	Funding Losses	80
4.6.	Requests for Compensation	81
4.7.	Survival	81
4.8.	Mitigation Obligations; Replacement of Lenders	81
4.9.	Cash Collateral	82
4.10.	Benchmark Replacement Setting	83

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	SECTION 5

	SECURITY

5.1.	Liens and Security Interest	85
5.2.	The Collateral Accounts; Capital Calls	85
5.3.	Agreement to Deliver Additional Collateral Documents	87
5.4.	Subordination	87

	SECTION 6

	CONDITIONS PRECEDENT TO LENDING

6.1.	Obligations of the Lenders	88
6.2.	Conditions to All Loans and Letters of Credit	90
6.3.	Addition and Withdrawal of Qualified Borrowers	91
6.4.	Addition of Borrower, Guarantor and General Partner	94

	SECTION 7

	REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

7.1.	Organization and Good Standing	96
7.2.	Authorization and Power	96
7.3.	No Conflicts or Consents	96
7.4.	Enforceable Obligations	96
7.5.	Priority of Liens	97
7.6.	Financial Condition	97
7.7.	Full Disclosure	97
7.8.	No Default	97
7.9.	No Litigation	97
7.10.	Material Adverse Effect	97
7.11.	Taxes	98
7.12.	Principal Office; Jurisdiction of Formation	98
7.13.	ERISA	98
7.14.	Compliance with Law	98
7.15.	Environmental Matters	98
7.16.	Capital Commitments and Contributions	98
7.17.	[Reserved]	99
7.18.	Investor Documents	99
7.19.	Margin Stock	99
7.20.	Business Development Company Status	99
7.21.	No Defenses	99

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7.22.	[Reserved].	99
7.23.	Sanctions	99
7.24.	[Reserved]	99
7.25.	Investors	99
7.26.	Organizational Structure	100
7.27.	Financial Condition	100

	SECTION 8

	AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES

8.1.	Financial Statements, Reports and Notices	100
8.2.	Payment of Obligations	103
8.3.	Maintenance of Existence and Rights	103
8.4.	Operations and Properties	103
8.5.	Books and Records; Access	104
8.6.	Compliance with Law	104
8.7.	Insurance	104
8.8.	Authorizations and Approvals	104
8.9.	Maintenance of Liens	104
8.10.	Further Assurances	104
8.11.	[Reserved]	105
8.12.	[Reserved]	105
8.13.	[Reserved]	105
8.14.	Compliance with Constituent Documents	105
8.15.	Investor Default	105
8.16.	Collateral Account	105
8.17.	Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws	105
8.18.	Solvency	105
8.19.	[Reserved]	105
8.20.	[Reserved]	105
8.21.	Compliance with Sanctions	106
8.22.	Revisions to GAAP	106
8.23.	Beneficial Ownership Certification	106
8.24.	RIC Status under the Internal Revenue Code; Investment Company Act	106

	SECTION 9

	NEGATIVE COVENANTS

9.1.	Credit Party Information	107
9.2.	Mergers, etc.	107
9.3.	Negative Pledge	107
9.4.	Accounting Method	107
9.5.	Transfer of Interests; Admission of Investors	107
9.6.	Constituent Documents	108

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9.7.	Transfer of General Partner’s Interest in Guarantor	109
9.8.	[Reserved]	109
9.9.	Limitation on Withdrawals	109
9.10.	Transfers of Unfunded Capital Commitments	109
9.11.	Limitation on Indebtedness	110
9.12.	Capital Commitments	110
9.13.	Capital Calls	110
9.14.	ERISA Compliance	110
9.15.	Dissolution	111
9.16.	Environmental Matters	111
9.17.	Limitations on Distributions	111
9.18.	Limitation on Withdrawals	111
9.20.	[Reserved]	111
9.21.	[Reserved]	111
9.22.	[Reserved]	112
9.23.	Transactions with Affiliates	112
9.24.	[Reserved]	112
9.25.	[Reserved]	112
9.26.	Deemed Capital Contributions	112

	SECTION 10

	EVENTS OF DEFAULT

10.1.	Events of Default	112
10.2.	Remedies Upon Event of Default	115
10.3.	Lender Offset	115
10.4.	Performance by the Administrative Agent	116
10.5.	Good Faith Duty to Cooperate	116

	SECTION 11

	AGENCY PROVISIONS

11.1.	Appointment and Authorization of Agents	117
11.2.	Delegation of Duties	118
11.3.	Exculpatory Provisions	118
11.4.	Reliance on Communications	118
11.5.	Notice of Default	119
11.6.	Non-Reliance on Agents and Other Lenders	119
11.7.	Indemnification	119
11.8.	Agents in Their Individual Capacity	120
11.9.	Successor Agents	120
11.10.	Reliance by the Credit Parties	122
11.11.	Administrative Agent May File Proofs of Claim	122

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	SECTION 12

	MISCELLANEOUS

12.1.	Amendments	125
12.2.	Sharing of Offsets	127
12.3.	Sharing of Collateral	128
12.4.	Waiver	128
12.5.	Payment of Expenses; Indemnity	129
12.6.	Notice	131
12.7.	Governing Law	133
12.8.	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	133
12.9.	Invalid Provisions	133
12.10.	Entirety	133
12.11.	Successors and Assigns; Participations	133
12.12.	Defaulting Lenders	138
12.13.	All Powers Coupled with Interest	141
12.14.	Headings	141
12.15.	Survival	141
12.16.	Full Recourse	141
12.17.	Availability of Records; Confidentiality	141
12.18.	Customer Identification Notice	142
12.19.	Multiple Counterparts	143
12.20.	Term of Agreement	143
12.21.	Inconsistencies with Other Documents	143
12.22.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	143
12.23.	Judgment Currency	144

	SECTION 13

	GUARANTY

13.1.	Guaranty of Payment	145
13.2.	Obligations Unconditional	145
13.3.	Modifications	146
13.4.	Waiver of Rights	147
13.5.	Reinstatement	148
13.6.	Remedies	148
13.7.	Subrogation	148
13.8.	Inducement	148
13.9.	Combined Liability	148
13.10.	Borrower Information	149

	SCHEDULES

Schedule I:	Credit Party Information
Schedule II:	Lender Commitments and Related Information
Schedule III:	Credit Party Organizational Structure

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EXHIBITS

Exhibit A:	Schedule of Investors/Form of Borrowing Base Certificate

Exhibit B:	Form of Note

Exhibit C:	Form of Security Agreement

Exhibit D:	Form of Pledge of Collateral Account

Exhibit E:	Form of Request for Borrowing

Exhibit F:	Form of Request for Letter of Credit

Exhibit G:	Form of Credit Party Joinder

Exhibit H:	Form of Lender Assignment and Assumption

Exhibit I:	[Reserved]

Exhibit J:	Form of Qualified Borrower Guaranty

Exhibit K:	Form of Responsible Officer’s Certificate

Exhibit L:	Form of Subscription Agreement

Exhibit M:	Form of Lender Joinder Agreement

Exhibit N:	Form of Facility Extension/Increase Request

Exhibit O:	[Reserved]

Exhibit P:	[Reserved]

Exhibit Q:	[Reserved]

Exhibit R:	U.S. Tax Compliance Certificate

Exhibit S:	Form of Qualified Borrower Promissory Note

Exhibit T:	Form of Compliance Certificate

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REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (as supplemented, modified, amended, or restated from time to time, the “Credit Agreement”) is dated as of September 1, 2022, by and among SIXTH STREET LENDING PARTNERS, a Delaware statutory trust (the “Initial Borrower”, and, collectively with any other Borrower becoming party hereto, the “Borrowers”), each “Guarantor” from time to time party hereto (each, a “Guarantor” and collectively, the “Guarantors”); and each “General Partner” from time to time party hereto; the banks and financial institutions from time to time party hereto as lenders (the “Lenders”); and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as the Administrative Agent (as hereinafter defined) for the Secured Parties, Letter of Credit Issuer and Lead Arranger (the “Lead Arranger”).

A. The Credit Parties (as hereinafter defined) have requested that the Lenders make loans and cause the issuance of letters of credit to provide working capital to the Borrower Parties (as hereinafter defined) for purposes permitted under the Constituent Documents (as hereinafter defined) of the Credit Parties (as hereinafter defined) and all related documentation, including related Subscription Agreements (as hereinafter defined) and Side Letters (as hereinafter defined).

B. The Lenders are willing to make loans and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1

DEFINITIONS

1.1. Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:

“Account Bank” means State Street Bank and Trust Company (or any successor thereto) or any other institution approved by the Administrative Agent in its reasonable discretion.

“Adequately Capitalized” means compliance with the minimum capital standards for bank holding companies to be “adequately capitalized” for purposes of the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Adjusted Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a) Dollars, the greater of (i) the sum of (x) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day, or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (y) the applicable SOFR Adjustment, and (ii) the Floor. If by 5:00 p.m. on the second (2nd) RFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Adjusted Daily Simple RFR based on SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that SOFR as determined pursuant to this sentence shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for no more than three (3) consecutive RFR Rate Days; and

(b) Sterling, the greater of (i) the sum of (x) SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day, or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (y) the SONIA Adjustment, and (ii) the Floor. If by 5:00 p.m. (London time) on the second (2nd) RFR Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to SONIA has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided that SONIA as determined pursuant to this sentence shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for no more than three (3) consecutive RFR Rate Days.

Any change in Adjusted Daily Simple RFR due to a change in the applicable RFR will be effective from and including the effective date of such change in the RFR without notice to the Borrowers.

“Adjusted Eurocurrency Rate” means, as to any Loan denominated in any applicable Alternative Currency not bearing interest based on an RFR (which, as of the Closing Date, shall mean Australian Dollars, Canadian Dollars, Euros and Yen), for any Interest Period, the rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurocurrency Rate for such Loan for such Interest Period by (b) one (1) minus the Eurocurrency Reserve Percentage for such Loan for such Interest Period.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for the related Interest Period for such calculation plus (b) the applicable SOFR Adjustment; provided that if the Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor for purposes of this Credit Agreement.

“Administration Agreement” means that certain Administration Agreement, dated as of June 28, 2022, by and between the Initial Borrower and the Investment Adviser.

“Administrative Agent” means Wells Fargo, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, including electronic mail, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders from time to time.

“Agent-Related Person” has the meaning provided in Section 11.3.

“Agents” means, collectively, the Administrative Agent, the Lead Arranger, the Letter of Credit Issuer and any permitted successors and assigns in such capacities.

“Alternative Currency” means Australian Dollars, Canadian Dollars, Euros, Yen, Sterling and any other currency other than Dollars requested by a Borrower Party for a Loan or Letter of Credit hereunder and approved by all of the Lenders and the Letter of Credit Issuer, in the case of a Letter of Credit.

“Annual Compliance Certificate” has the meaning provided in Section 8.1(b)(2).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anticorruption laws, regulations or ordinances in any jurisdiction in which any Credit Party is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which any Credit Party is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means (a) with respect to RFR Loans based on SOFR, 170 basis points (1.70%) per annum, (b) with respect to RFR Loans based on SONIA, 170 basis points (1.70%) per annum, (c) with respect to Eurocurrency Rate Loans, 170 basis points (1.70%) per annum, (d) with respect to Reference Rate Loans, 70 basis points (0.70%) per annum, and (e) with respect to Letter of Credit fees, 170 basis points (1.70%) per annum.

“Applicable Requirement” means each of the following requirements:

(a) such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall be a Rated Investor, and such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) shall have a Rating of BBB/Baa2 or higher; and

(b) if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:

(i) a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii) an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher; and

(iii) if such Investor or such Investor’s Credit Provider, as applicable, is an ERISA Investor or Governmental Plan Investor, or the trustee or nominee of an ERISA Investor or a Governmental Plan Investor, such ERISA Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor as follows:

Sponsor Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB/Baa2 or higher but lower than A-/A3	80%

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.

“Assignee” has the meaning provided in Section 12.11(b).

“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H.

“ASU” has the meaning provided in the definition of “Capital Lease”.

“Attributable Indebtedness” means, on any date of determination, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Australian Dollars” and “AUD$” means dollars in the lawful currency of Australia.

“Authorized Conversion” means the creation of one or more statutory or business trusts, limited liability companies, limited partnerships, corporations or other entities or associations formed pursuant to Section 12.5(c) of the Charter to which all or any part of the assets, liabilities, profits or losses of the Initial Borrower may be transferred and the subsequent conversion of the common shares in the Initial Borrower into beneficial or ownership interests in any such newly created trust or trusts, limited liability companies, limited partnerships, corporations or other entities or associations, or any series or classes thereof, in each case in accordance with the terms and conditions of the Charter; provided that such Person shall expressly assume all of the obligations of the Initial Borrower under this Credit Agreement and the other Loan Documents to which the Initial Borrower is a party, and such transfer and conversion do not have a material adverse effect on the rights, titles, first priority security interests and Liens, and powers and privileges of any of the Secured Parties hereunder, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Availability Period” means the period commencing on and including the Closing Date and ending on the Maturity Date.

“Available Commitment” means, at any time of determination, the lesser of: (a) the Maximum Commitment then in effect and (b) the Borrowing Base, minus, in either case, the FX Reserve Amount.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement, or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date, and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.10(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“BBSY Rate” means with respect to any Eurocurrency Rate Loan denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to the Bank Bill Swap Reference Rate or the successor thereto as approved by the Administrative Agent (“BBSY”) as published by Reuters (or such other commercially available source providing BBSY quotations as may be designated by the Administrative Agent from time to time) at approximately 10:00 a.m., Sydney time, two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, with a term equivalent to the number of months closest to such Interest Period); provided that, if such rate is not published at such time as set forth above, “BBSY” shall mean the rate expressed as a percentage to be the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) as supplied to the Administrative Agent at its request quoted by at least two (2) reference banks that are leading banks as the rate at which it is offered deposits in Australian Dollars and for the required period in the Australian interbank market at or about 10:00 a.m., Sydney time.

“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, the Term SOFR Reference Rate and/or the Adjusted Daily Simple RFR applicable for such currency; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate and/or such Adjusted Daily Simple RFR, as applicable, or with respect to the then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.10(a); (b) Sterling, the Adjusted Daily Simple RFR applicable for such currency; provided that if a Benchmark Transition Event has occurred with respect to such Adjusted Daily Simple RFR or the then-current Benchmark for such currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.10(a); and (c) Euros, Canadian Dollars, Australian Dollars or Yen, EURIBOR, CDOR Rate, BBSY and TIBOR, respectively; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR, CDOR Rate, BBSY or TIBOR, as applicable, or the then-current Benchmark for such currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.10(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark for any currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

The “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), that states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

A “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark for any currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.10 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.10.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in a form reasonably determined by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Borrower” and “Borrowers” have the meaning provided in the preamble.

“Borrower Party” means each Borrower and each Qualified Borrower, and “Borrower Parties” means the Borrowers and Qualified Borrowers, collectively.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, at any time of determination, the sum of (i) ninety percent (90%) of the aggregate Unfunded Capital Commitments of the Included Investors, and (ii) sixty-five percent (65%) of the aggregate Unfunded Capital Commitments of the Designated Investors (including Hurdle Investors), in each case as such Unfunded Capital Commitments are first reduced by all applicable Concentration Limits. For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base at all times.

“Borrowing Base Certificate” means a spreadsheet setting forth in reasonable detail the calculation of the Available Commitment certified by a Responsible Officer of a Borrower or Guarantor to be true and correct in all material respects, substantially in the form of Exhibit A.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which the Federal Reserve Bank of New York or commercial banks in Charlotte, North Carolina are authorized or required by Applicable Law to close.

“Bylaws” means the Bylaws of the Initial Borrower, as in effect as of the date hereof, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

“Canadian Dollars” and “C$” means dollars in the lawful currency of Canada.

“Capital Call” means the issuance of a Funding Notice to any or all Investors for payment of each such Investor’s Drawdown Share Amount pursuant to and in accordance with the Subscription Agreements of the Investors. “Capital Calls” means, where the context may require, all Capital Calls, collectively.

“Capital Commitment” means the capital commitment of the Investors to a Borrower or a Guarantor in the amount set forth in the applicable Subscription Agreement, including, for the avoidance of doubt, “Capital Commitment”, to the extent such term is defined in the applicable Subscription Agreement. “Capital Commitments” means, where the context may require, all Capital Commitments, collectively.

“Capital Contribution” means the amount of cash actually contributed by an Investor to the applicable Guarantor or Borrower with respect to its Capital Commitment as of the time such determination is made, less amounts refunded to such Investor in accordance with such Guarantor’s or Borrower’s Constituent Documents or an Investor’s Subscription Agreement, as applicable. “Capital Contributions” means, where the context may require, all Capital Contributions, collectively.

“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Person and its Subsidiaries; provided that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounts Standards Update (“ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

“Cash Collateral Account” means each deposit account held at the Account Bank for the purposes of holding Cash Collateral that is subject to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“Cash Collateralize” means to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances, or, if the Administrative Agent and the Letter of Credit Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralizing” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral.

“Cash Control Event” shall occur if, on any date of determination, (a) an Event of Default has occurred and is continuing; or (b) a mandatory prepayment has been triggered pursuant to Section 3.5(b), irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 3.5(b).

“CDOR Rate” means, with respect to any day and with respect to a particular term as specified herein, the annual rate of discount or interest which is the arithmetic average of the discount rates for such term applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Eurocurrency Banking Day, then on the immediately preceding Eurocurrency Banking Day (as adjusted by the Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in any posted rate or in the posted average annual rate). If such rate does not appear on the Reuters Screen CDOR Page as provided in the preceding sentence, the CDOR Rate on any day shall be calculated as the arithmetic average of the annual discount rates for such term applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the rate of an Eligible Institution reasonably acceptable to the Administrative Agent, as of 10:00 a.m. (Toronto time) on that day, or if that day is not a Eurocurrency Banking Day, then on the immediately preceding Eurocurrency Banking Day.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, it is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; provided, further, that such occurrence shall only constitute a Change in Law if it is the Lenders’ general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements for similar borrowers to the extent they are entitled to do so.

“Change of Control” means following a transaction or series of related transactions the Persons responsible for the investment activities and affairs of Sixth Street Partners would not own or control a majority of the voting equity in the Investment Adviser.

“Charter” means the Second Amended and Restated Agreement and Declaration of Trust of the Initial Borrower, dated as of August 22, 2022, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

“Closing Date” means the date hereof; provided that all of the conditions precedent set forth in Section 6.1 shall be satisfied or waived by the Lenders in writing.

“Collateral” means all of the collateral security for the Obligations pledged or granted pursuant to the Collateral Documents.

“Collateral Account” means each account listed on Schedule I next to a Guarantor’s or Borrower’s name into which the Investors are required to deposit Capital Contributions and for which a Control Agreement has been executed, as such schedule may be supplemented, modified, amended, or restated from time to time.

“Collateral Account Holder” has the meaning provided in Section 5.2(f).

“Collateral Account Pledge” means each pledge of a Collateral Account, substantially in the form of Exhibit D, made by a Guarantor or a Borrower in favor of the Administrative Agent, pursuant to which such Guarantor or Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority security interest and Lien in such Collateral Account, as such pledge may be amended, restated, supplemented or modified from time to time.

“Collateral Documents” has the meaning provided in Section 5.1.

“Commitment” means, for each Lender, the amount set forth as its “Commitment” on Schedule II to this Credit Agreement or on its respective Assignment and Assumption or Lender Joinder Agreement, as the same may be reduced from time to time by a Borrower pursuant to Section 3.6 or by further assignment by such Lender pursuant to Section 12.11(b) or increased from time to time pursuant to Section 2.15.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning provided in Section 8.1(b).

“Concentration Limit” means the aggregate amount of an Unfunded Capital Commitment of Investors in excess of the concentration limits set forth below, calculated for each Investor classification as a percentage of the aggregate Unfunded Capital Commitments of all Included Investors and Designated Investors:

Investor Classification	Individual Concentration Limit	Aggregate Concentration Limit
Rated Included Investors:
AA/Aa2 or better	15%	—
A+/A1 to AA-/Aa3	10%	—
A-/A3 to A/A2	7%	—
BBB/Baa2 to BBB+/Baa1	5%	—
Non-Rated Included Investors:	5-15%	—
Hurdle Investors:	10%
Designated Investors (other than Hurdle Investors):	5%	50%

provided, that, for purposes of calculating the above Concentration Limits for any Investor, each Investor and its investing affiliates shall be treated as a single Investor; provided, further, that: (1) the Ratings for a rated Included Investor will be the lower of any Rating of such Investor; (2) if such Investor has only one Rating, that Rating shall apply; and (3) for any Investor that is a non-rated subsidiary of a rated parent, acceptable Credit Link Documents from the rated parent entity will be required in order to apply the Concentration Limit based on the Ratings of the parent. Hurdle Investors are Designated Investors but (a) are subject to the individual Concentration Limit set forth above and (b) shall be excluded from the aggregate Concentration Limit percentage for Designated Investors.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning any Credit Party or any Investor or Affiliate of any such Person which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Credit Parties or any Investor pursuant to or in connection with this Credit Agreement orally or in writing to any Agent, any Lender, any potential Lender or Participant, or, in each case, their respective attorneys, certified public accountants or agents, which was clearly and conspicuously marked or communicated as “confidential”, or otherwise requested in writing or reasonably understood to be material and confidential, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by the Administrative Agent or such Lender or the Administrative Agent’s or the Lender’s respective attorneys, certified public accountants or agents); or (b) was or became available to the Administrative Agent or a Lender or to the Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from the Credit Parties or any Investor or any other source at or prior to such time, other than as a result of a prohibited (insofar as an Agent or Lender has actual knowledge of) disclosure by such other source.

“Conflicted Lender” has the meaning provided in Section 2.10.

“Conforming Changes” means, with respect to the use or administration of Adjusted Daily Simple RFR for Dollars or Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Eurocurrency Banking Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “Reference Rate”, the definition of “RFR Business Day”, timing and frequency of determining rates and making payments of interest, timing of Requests for Borrowing, Conversion Notices, Rollover Notices or prepayment notices, the applicability and length of lookback periods, the applicability of Section 4.5 and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrowers) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrowers) is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, (i) for the Initial Borrower, the Operative Documents; and (ii) for any other Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation, incorporation or registration, the certificate of limited partnership, certificate of registration of exempted limited partnership, and any agreement, statement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state, registrar of exempted limited partnerships, registrar of companies or other department in the state or jurisdiction of its formation, incorporation or registration in each case as supplemented, modified, amended, or restated from time to time; (b) in the case of any limited liability company, the articles or certificate of formation and operating agreement for such Person; and (c) in the case of a corporation, exempted company or company, the certificate or articles of incorporation or association and the bylaws, or the memorandum and articles of association for such Person, in each such case as it may be supplemented, modified, amended, or restated from time to time.

“Control Agreement” means each Control Agreement among the Guarantors and/or the Borrowers, the Administrative Agent, and the Account Bank, as the same may be supplemented, modified, amended, or restated from time to time.

“Controlled Group” means (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Borrower Party or Guarantor is a member.

“Conversion Notice” has the meaning provided in Section 2.3(f).

“Convert” and “Conversion” shall refer to a conversion pursuant to Section 2.3(f) or Section 4 of one Type of Loan into another Type of Loan.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning provided in Section 12.24.

“Credit Agreement” has the meaning provided in the first paragraph hereof.

“Credit Facility” means the credit and letter of credit facility provided to the Borrower Parties by the Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent in its sole discretion as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable; provided that, for the avoidance of doubt, (a) no Credit Link Document shall be required to be provided for a Sponsor, Credit Provider or Responsible Party and (b) all references to Credit Link Documents used herein shall be applicable, in either case, only to the extent that the Rating of such Sponsor, Credit Provider or Responsible Party is requested by the Credit Parties to be used for purposes of determining the applicable Investor’s applicable classification for purposes of applying the Concentration Limits.

“Credit Party” means each Borrower, each Guarantor and each General Partner; and “Credit Parties” means the Borrowers, the Guarantors and the General Partners collectively.

“Credit Party Joinder” means a Credit Party Joinder, substantially in the form of Exhibit G.

“Credit Provider” means a Person providing Credit Link Documents, in form and substance acceptable to the Administrative Agent in its sole discretion, of the obligations of an Investor to make Capital Contributions.

“Daily Simple RFR Loan” means any Loan that bears interest at a rate based on Adjusted Daily Simple RFR (other than pursuant to the Adjusted Daily Simple RFR component of the definition of “Reference Rate”).

“Daily Simple SOFR Conversion Date” has the meaning provided in Section 2.3(f).

“Debt Limitations” means the limitations set forth in Section 9.11.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Rate” means on any day the lesser of: (a) the applicable interest rate for such outstanding amount in effect on such day (or if no interest rate is otherwise applicable, the Reference Rate), plus two percent (2%) and (b) the Maximum Rate.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81,47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 4.8(b) and Section 12.12(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in the Letter of Credit Liability required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the applicable Borrower Parties in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Letter of Credit Issuer or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the applicable Borrower Parties, the Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the applicable Borrower Parties, to confirm in writing to the Administrative Agent and the applicable Borrower Parties that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and such Borrower Parties), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.8(b) and Section 12.12(b)) upon delivery of written notice of such determination to the applicable Borrower Parties, the Letter of Credit Issuer and each Lender.

“Designated Investor” means an Investor (a) that (i) has been approved in writing as a Designated Investor by the Administrative Agent and the Required Lenders, in their sole discretion, or (ii) was previously an Included Investor described in clause (a)(ii) of the definition of “Included Investor” and who is the subject of an Exclusion Event solely of the type described in clause (k) of the definition of “Exclusion Event”, and (b) in respect of which there has been delivered to the Administrative Agent:

(i) a true and correct copy of the Subscription Agreement executed and delivered by or on behalf of such Investor, substantially in the form attached hereto as Exhibit L (as such exhibit may be supplemented, modified, amended or restated from time to time with the consent of the Administrative Agent in its reasonable discretion), or with changes reasonably acceptable to the Administrative Agent, together with the applicable Credit Party’s countersignature, accepting such Subscription Agreement;

(ii) any Constituent Documents of the applicable Credit Party, executed and delivered by such Investor;

(iii) a true and correct copy of any Side Letter duly executed and delivered by or on behalf of such Investor, which shall be acceptable to the Administrative Agent in its reasonable discretion (to the extent such Side Letter (i) would reasonably be expected to negatively affect the ability of such Investor to fund Capital Calls of the applicable Borrower or Guarantor or would otherwise be adverse to the Lenders or (ii) contains a “most favored nations” clause in such Side Letter pursuant to which such Investor obtains the benefit of a disapproved provision of any other Investor’s Side Letter); and

(iv) if such Investor’s Subscription Agreement or any Constituent Document of the applicable Credit Party executed by such Investor was signed by the applicable Credit Party, or any Affiliate of any thereof as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received authority documentation reasonably satisfactory to the Administrative Agent;

provided that: (1) any Designated Investor in respect of which an Exclusion Event has occurred (other than as described in clause (a)(ii) of this definition) shall thereupon no longer be a Designated Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as a Designated Investor in the sole discretion of the Lenders; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. A Credit Party shall be permitted to designate a Designated Investor as an Excluded Investor, in its sole discretion, even if an Exclusion Event has not occurred with respect to such Investor (in which case such Investor shall be deemed to be an Excluded Investor until such Designated Investor shall have been restored at the request of such Credit Party as a Designated Investor, in the sole discretion of the Administrative Agent, or if such Investor would have been subject to an Exclusion Event had such Investor not been designated as an Excluded Investor by the applicable Credit Party, in the sole discretion of all of the Lenders) so long as (i) the applicable Credit Party gives written notice thereof to the Administrative Agent and no Borrowing Base deficiency results therefrom (or, if a Borrowing Base deficiency does result, the applicable Borrower Parties repay such deficiency concurrent with designating such Designated Investor as an Excluded Investor), and (ii) the aggregate Capital Commitment of all Designated Investors and Included Investors that the Credit Parties have elected to convert to Excluded Investors does not exceed 15% of the aggregate Capital Commitments of all Investors. The Designated Investors as of the Closing Date are those specified as being Designated Investors on Exhibit A, as in effect on the Closing Date, and Designated Investors approved by the Administrative Agent subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by the Administrative Agent to the Credit Parties promptly upon such designation. A HNW Investor shall be included as a Designated Investor upon the approval in writing of all Lenders, in their sole discretion. Hurdle Investors, subject to the conditions above, shall be Designated Investors.

“Directing Party” has the meaning provided in Section 5.2(f).

“Distribution” has the meaning provided in Section 9.17.

“Dollar Equivalent” means, at any time: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate as of the applicable valuation date, as provided in this Credit Agreement (i.e., either the date upon which such amount is initially drawn or on the most recent Revaluation Date, as applicable) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Drawdown Share Amount” shall have the meaning given to such term in the Subscription Agreements.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.11(b)(iii)).

“Eligible Institution” means any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $5,000,000,000 the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“EMU Legislation” means the legislative measures of the European council for the introduction of, changeover to or operation of a single or unified European currency.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any written claim, demand, obligation, accusation or cause of action, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever (including reasonable and documented fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) and disbursements in connection with any Environmental Claims, violation or alleged violation of any Environmental Law, the imposition of any Environmental Lien or the failure to comply in all material respects with any Environmental Requirement.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Environmental Requirement” means any Environmental Law, agreement, or restriction, as the same now exists or may be changed, amended, or come into effect in the future, which pertains to health, safety, or the environment, including, but not limited to ground, air, water, or noise pollution, or underground or aboveground tanks.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations.

“Erroneous Payment” has the meaning provided in Section 11.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning provided in Section 11.12(d).

“Erroneous Payment Return Deficiency” has the meaning provided in Section 11.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” has the meaning provided in the definition of “Eurocurrency Rate”.

“EURIBOR Rate” has the meaning provided in the definition of “Eurocurrency Rate”.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Banking Day” means, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Euros, any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (which utilizes a single shared platform and which was launched on November 19, 2007) is open for the settlement of payments in Euros, (b) Yen, any day (other than a Saturday or Sunday) on which banks are open for business in Japan, (c) Canadian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Toronto and (d) Australian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Melbourne; provided that for purposes of notice requirements in Sections 2.3(a), 2.3(e) and 3.5(a), in each case, such day is also a Business Day.

“Eurocurrency Rate” means, for any Eurocurrency Rate Loan for any Interest Period:

(a) denominated in Euros, the greater of (i) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period (in each case, the “EURIBOR Rate”), at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (ii) the Floor;

(b) denominated in Yen, the greater of (i) the rate of interest per annum equal to the Tokyo Interbank Offered Rate (“TIBOR”) as administered by the Ippan Shadan Hojin JBA TIBOR Administration, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period (in each case, the “TIBOR Rate”), at approximately 11:00 a.m. (Tokyo time) on the applicable Rate Determination Date and (ii) the Floor;

(c) denominated in Australian Dollars, the greater of (i) the rate of interest per annum equal to the BBSY Rate for a period comparable to the applicable Interest Period on the applicable Rate Determination Date and (ii) the Floor;

(d) denominated in Canadian Dollars, the greater of (i) the rate of interest per annum equal to the CDOR Rate for a period comparable to the applicable Interest Period on the applicable Rate Determination Date and (ii) the Floor; and

(e) if applicable and approved by the Lenders pursuant to the definition of “Alternative Currency”, denominated in any other Alternative Currency (other than a currency referenced in clauses (a) through (d) above, or Sterling), the rate designated with respect to such currency at the time such currency is approved by the Lenders pursuant to the definition of “Alternative Currency”.

“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day, the percentage that is in effect for such day as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage. Each determination by the Administrative Agent of the Eurocurrency Reserve Percentage shall, in the absence of manifest error, be conclusive and binding.

“Event of Default” has the meaning provided in Section 10.1.

“Excluded Investor” means any Investor that is not an Included Investor or a Designated Investor, including any Investor that is subject to an Exclusion Event that has not been cured in accordance with the provisions hereof.

“Excluded Swap Obligation” means, with respect to any Credit Party at any time, any Swap Obligation under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.8(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(f) and (d) any Taxes imposed under FATCA.

“Exclusion Event” means, with respect to any Included Investor or Designated Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor or Designated Investor) any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) it shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b) (A) an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or (B) an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets, or an order for relief shall be entered in respect of such Person in a proceeding under the United States Bankruptcy Code and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(c) (i) any final non-appealable judgment for payment of money (or the substantial equivalent thereof) which in the aggregate exceeds fifteen percent (15%) of the net worth of such Investor shall be rendered against such Person, and any such judgment shall not be satisfied, discharged, paid, bonded or vacated or covered by insurance within sixty (60) days, or (ii) enforcement proceeding shall be commenced by any creditor on any such judgment and shall not be stayed or covered by insurance reasonably satisfactory in scope to Administrative Agent at least ten (10) Business Days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment;

(d) other than in connection with an Investment Exclusion Event, such Investor shall (i) repudiate or declare unenforceable its obligation to make capital contributions pursuant to its Capital Commitment or a Capital Call or such obligation shall be or become unenforceable, (ii) otherwise disaffirm in writing any material provision of its Subscription Agreement and other Constituent Documents of any Borrower or Guarantor, as applicable, or any Credit Link Document, or (iii) give any written notice that it will not fund future contributions pursuant to a Capital Call or comply with the provisions of its Subscription Agreement and other Constituent Documents of any Borrower or Guarantor or any Credit Link Document;

(e) other than in connection with an Investment Exclusion Event, such Investor shall fail to make a contribution of capital when initially due pursuant to a Capital Call, without regard to any applicable notice or cure period under the applicable Subscription Agreement and other Constituent Documents, and such delinquency is not cured within ten (10) Business Days;

(f) such Investor shall be declared a “Defaulting Subscriber” (as defined in the applicable Subscription Agreement) under the Subscription Agreement of such Investor;

(g) any material representation or warranty made by such Investor under its Subscription Agreement (or Side Letter) and other Constituent Documents or Credit Link Document or in any certificate, financial statement or other document delivered pursuant to this Credit Agreement executed by such Person shall prove to be untrue or inaccurate in any material respect, as of the date on which such representation, warranty, certification or statement is made and such breach relates to any matter that would reasonably be expected to have a material and adverse impact on the creditworthiness of such Person or its ability to contribute capital pursuant to a Capital Call;

(h) with respect to any Included Investor only, such Investor encumbers its interest in any Borrower or Guarantor, as applicable; provided that this Exclusion Event shall not apply solely by virtue of such Investor encumbering its right, title and interest to receive distributions from a Borrower; provided, however, that, if a lien holder exercises any remedies with respect to such right, title and interest, then this Exclusion Event shall apply upon commencement of such exercise of remedies;

(i) a default shall occur in the performance by it of any of the material covenants or agreements contained in its Subscription Agreement (or related Side Letter), the applicable Constituent Documents or any Credit Link Document (except, in each case, as otherwise specifically addressed in this definition), and such default is not cured within fifteen (15) days;

(j) such Investor enters into a new Side Letter or amends its existing Side Letter (including any amendment via a ‘most favored nations’ clause) and such new Side Letter or amendment is a Material Amendment that has not been approved by the Administrative Agent;

(k) in the case of each Investor that is an Included Investor described in clause (a)(i) of the first sentence of the definition of “Included Investor,” it shall fail to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement” in Section 1.1; provided that the Investor will not be deemed to be subject to an Exclusion Event if it is redesignated as a Designated Investor pursuant to the definition thereof;

(l) to the actual knowledge of a Credit Party, in the case of an Investor that is an Included Investor described in clause (a)(ii) of the first sentence of the definition of “Included Investor,” it shall fail to maintain a net worth (determined in accordance with GAAP) of at least seventy-five percent (75%) of the net worth of such Investor, measured as of the date of its initial designation as an Included Investor; provided that the Investor will not be deemed to be subject to an Exclusion Event if it is re-designated as a Designated Investor pursuant to the definition thereof;

(m) such Investor shall retire or resign from any Borrower or Guarantor, as applicable, or its Subscribed Interest or other equity interest in a Borrower or Guarantor is redeemed, forfeited or otherwise repurchased by the applicable Borrower or Guarantor; provided that if only a portion of such Investor’s Subscribed Interest or other equity interest in a Borrower or Guarantor is redeemed, forfeited or otherwise repurchased by the applicable Borrower or Guarantor, only such portion shall be subject to exclusion from the Borrowing Base but the Investor will not be deemed to be subject to an Exclusion Event;

(n) such Investor shall Transfer its Subscribed Interest or other equity interest in any Borrower or Guarantor (other than in an exchange of such Subscribed Interest or other equity interest for a Subscribed Interest or other equity interest in another Borrower or Guarantor, if applicable, or in connection with the Authorized Conversion) and be released from its obligation under its Subscription Agreement to make contributions pursuant to a Capital Call with respect to such transferred interest, provided that, if such Investor shall Transfer less than all of its Subscribed Interest or other equity interest in any Borrower or Guarantor, as applicable, only the Transferred portion shall be excluded from the Borrowing Base but the Investor will not be deemed to be subject to an Exclusion Event;

(o) any Credit Party suspends, cancels, reduces, excuses, terminates or abates the Uncalled Capital Commitment or any amounts due with respect to a Capital Call for such Included Investor or Designated Investor; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Uncalled Capital Commitment, only such suspended, cancelled, reduced, excused, terminated or abated portion shall be excluded from the Borrowing Base with respect to the applicable Borrowing but the Investor will not be deemed to be subject to an Exclusion Event;

(p) the Uncalled Capital Commitment of such Investor ceases to be Collateral;

(q) in connection with any Borrowing or the issuance of any Letter of Credit, any Credit Party has knowledge, determined in good faith, that such Investor is reasonably likely to request to be excused from funding a Capital Call with respect to the investment being acquired or otherwise funded with the proceeds of the related Borrowing or Letter of Credit or such Investor will be excluded from participating in any such Investment; provided that only the portion of such Investor’s Uncalled Capital Commitment which would otherwise be contributed to fund such investment or repay the related Borrowing or Letter of Credit shall be excluded from the Borrowing Base; or

(r) such Investor becomes a Sanctioned Person, or, to any Credit Party’s or Administrative Agent’s knowledge, such Investor’s funds used in connection with funding Capital Calls are derived from activities that are illegal or suspicious activities described in 31 CFR 1020.320(a)(2);

provided that an Exclusion Event shall only be deemed to have occurred after the earlier of: (i) written notice of such Exclusion Event has been given by the Administrative Agent to the Borrowers or (ii) any Responsible Officer of a Credit Party obtains knowledge thereof.

“Extension” has the meaning provided in Section 2.14.

“Extension Fee” means the fee payable with respect to any Extension in accordance with Section 2.14, as set forth in the Fee Letter.

“Extension Request” means a written request by the Borrowers substantially in the form attached hereto as Exhibit N to extend the initial Stated Maturity Date for an additional period of no greater than 364 days.

“Facility Increase” has the meaning provided in Section 2.15(a).

“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 2.15, as set forth in the Fee Letter.

“Facility Increase Request” means the notice substantially in the form of Exhibit N pursuant to which the Borrowers request an increase of the Commitments in accordance with Section 2.15.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement entered into in connection with such Sections (including any implementing legislation, regulations, rules or guidance notes promulgated or adopted pursuant to an intergovernmental agreement).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain Fee Letter or Fee Letters, dated the date hereof, among the Initial Borrower, the Administrative Agent and certain Lenders, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations, and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Credit Party may be formed.

“Floor” means a rate of interest equal to zero percent (0%).

“Foreign Lender” means (a) if the applicable Borrower Party is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower Party is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower Party is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liability other than the Letter of Credit Liability as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund Party” has the meaning provided in Section 11.1(a).

“Funding Notice” shall have the meaning given to such term in the Subscription Agreements.

“Funding Ratio” means: (a) for a Governmental Plan Investor or other plan not covered by clause (b) below, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor that is subject to Form 5500 – series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

“FX Reserve Amount” means, at any date of determination, an amount equal to the sum of the Dollar Equivalent of the aggregate Principal Obligations denominated in Alternative Currencies multiplied by the FX Reserve Percentage for such Alternative Currencies, as applicable.

“FX Reserve Percentage” means, as of any date of determination, five percent (5%); provided that, if necessary to account for foreign exchange volatility, such percentage may be increased to a percentage determined in the reasonable discretion of the Administrative Agent, in each case using a methodology that is sufficient to cover the one month foreign exchange exposure of the Lenders at such date of determination at a ninety-five percent (95%) confidence interval as calculated using Bloomberg BGN source data on the FXFM screen of Bloomberg (or such other screen as may from time to time be in effect); provided, further that, if necessary to account for foreign exchange volatility, any such percentage may be reset for any particular Alternative Currency in connection with the delivery of any revised Borrowing Base Certificate hereunder or on any Revaluation Date in the reasonable discretion of the Administrative Agent or at the reasonable request of the Borrowers, in each case using such methodology. The Administrative Agent shall promptly report to the Borrowers the FX Reserve Percentage upon each change of the “FX Reserve Percentage” and from time to time upon request by any Borrower.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” and “General Partners” means any general partner or manager of a Borrower or of a Guarantor joined to the Credit Facility in accordance with Section 6.4.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guarantor” means any guarantor of the Obligations pursuant to Section 13.1 that is joined to the Credit Facility in accordance with Section 6.4.

“Guaranty” has the meaning provided in Section 13.1.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligations shall not include (i) endorsements for collection or deposit in the ordinary course of business; (ii) any obligation of any Person to make an investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligations, to make an investment); (iii) any obligation of any Person to pay break-up fees, termination fees, liquidated damages or other similar compensation in connection with a potential investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligation, to pay any such compensation); or (iv) any obligation of any Person with respect to fraud, environmental laws liability, misapplication of funds, bankruptcy, transfer of collateral in violation of the applicable loan documents, failure to obtain consent for subordinate financing in violation of the applicable loan documents and other exceptions customary in like transactions at the time of the incurrence of such obligation.

“Hazardous Material” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“HNW Investor” means each Investor that is a domestic or international individual investor (including a natural person, family office or family trust) or an entity owned or controlled or established by a domestic or international individual investor (including a natural person, family office or family trust).

“Hurdle Condition” shall be satisfied at such times that the Borrowers and the Guarantors have called and received at least forty percent (40%) of the aggregate Capital Commitments of all Investors. The forty percent (40%) threshold will be calculated as one (1) minus a fraction, (i) the numerator of which is the aggregate Unfunded Capital Commitments of all Investors, and (ii) the denominator of which is the aggregate Capital Commitments of all Investors, with the result of such calculation being expressed as a percentage of one (1).

“Hurdle Investors” means those certain Investors approved by the Administrative Agent as Hurdle Investors in its sole discretion on or prior to the later of (x) the Closing Date and (y) the time such Investor is admitted to a Borrower as an Investor, provided that such Investors shall only be Hurdle Investors at such times that the Borrowers and the Guarantors satisfy the Hurdle Condition. Such Investors will be considered Hurdle Investors at all times when the Hurdle Condition is satisfied and at all other times shall be considered Designated Investors only.

“Included Investor” means an Investor (a) that either (i) meets the Applicable Requirement (or whose Credit Provider, Sponsor or Responsible Party, as applicable, meets the Applicable Requirement) and at the request of the applicable Borrower or Guarantor has been approved in writing as an Included Investor by the Administrative Agent, in its reasonable discretion, or (ii) does not meet the Applicable Requirement but at the request of the applicable Borrower or Guarantor has been approved in writing as an Included Investor by the Administrative Agent, in its sole discretion, and (b) in respect of which there has been delivered to the Administrative Agent:

(i) a true and correct copy of the Subscription Agreement executed and delivered by or on behalf of such Investor, substantially in the form attached hereto as Exhibit L (as such exhibit may be supplemented, modified, amended or restated from time to time with the consent of the Administrative Agent in its reasonable discretion), or with changes reasonably acceptable to the Administrative Agent, together with the applicable Credit Party’s countersignature, accepting such Subscription Agreement;

(ii) any Constituent Documents of the applicable Credit Party executed and delivered by such Investor;

(iii) a true and correct copy of any Side Letter duly executed and delivered by or on behalf of such Investor, which shall be acceptable to the Administrative Agent in its reasonable discretion (to the extent such Side Letter (i) would reasonably be expected to negatively affect the ability of such Investor to fund Capital Calls of the applicable Borrower or Guarantor or would otherwise be adverse to the Lenders or (ii) contains a “most favored nations” clause in such Side Letter pursuant to which such Investor obtains the benefit of a disapproved provision of any other Investor’s Side Letter);

(iv) if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable, executed and delivered by such Person; and

(v) if such Investor’s Subscription Agreement or any Constituent Document of the applicable Credit Party executed by such Investor was signed by the applicable Credit Party or any Affiliate thereof, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received authority documentation reasonably satisfactory to the Administrative Agent;

provided that (1) any Included Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Included Investor in the sole discretion of all Lenders; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. A Credit Party shall be permitted to designate an Included Investor as an Excluded Investor, in its sole discretion, even if an Exclusion Event has not occurred with respect to such Investor (in which case such Investor shall be deemed to be an Excluded Investor until such Included Investor shall have been restored at the request of such Credit Party as an Included Investor in the reasonable discretion of all of the Lenders) so long as (i) the applicable Credit Party give written notice thereof to the Administrative Agent and no Borrowing Base deficiency results therefrom (or, if a Borrowing Base deficiency does result, the Borrowers repay such deficiency concurrent with designating such Included Investor as an Excluded Investor), and (ii) the aggregate Capital Commitment of all Designated Investors and Included Investors that the Credit Parties have elected to convert to Excluded Investors does not exceed 15% of the aggregate Capital Commitments of all Investors. The Included Investors as of the Closing Date are those specified as being Included Investors on Exhibit A, as in effect on the Closing Date, and Included Investors approved by the Administrative Agent subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by the Administrative Agent to the Credit Parties promptly upon such designation. A HNW Investor shall be included as an Included Investor upon the approval in writing of all Lenders, in their sole discretion.

“Increase Effective Date” has the meaning provided in Section 2.15(b).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases;

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person to repurchase any securities by a fixed date, which repurchase obligation is related to the issuance thereof;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person is liable thereafter as a result of such Person’s ownership interest in such entity, unless such Indebtedness is expressly made non-recourse to such Person or such Person is otherwise not liable therefor. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

Notwithstanding the foregoing, Indebtedness shall not include any obligation of any Person (i) to make an investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligation, to make an investment and any obligation described in clause (b) above incurred in connection with an investment) or (ii) to pay break-up fees, termination fees, liquidated damages or other similar compensation in connection with a potential investment (including, without limitation, any guaranty, or guaranty of a subsidiary’s obligation, to pay any such compensation).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 12.5(b).

“Initial Borrower” has the meaning provided in the first paragraph hereof.

“Interest Option” means Adjusted Term SOFR, Adjusted Daily Simple RFR or the Reference Rate, as applicable.

“Interest Payment Date” means (a) with respect to any Reference Rate Loan or any Daily Simple RFR Loan, the last Business Day of each calendar month; (b) as to any Term SOFR Loan or any Eurocurrency Rate Loan, in each case, in respect of which the applicable Borrower has selected a one- or three-month Interest Period, the last day of such Interest Period therefor; (c) as to any Term SOFR Loan or Eurocurrency Rate Loan in respect of which the applicable Borrower has selected a six-month Interest Period, the last day of each third month during such Interest Period; provided that, with respect to any Eurocurrency Rate Loan denominated in Canadian Dollars, the Borrowers shall not have the option to select any six-month Interest Period; (d) the date of any prepayment of any Loan made hereunder, as to the amount prepaid; and (e) the Maturity Date. For the avoidance of doubt, if any day described above is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day.

“Interest Period” means, with respect to any Term SOFR Loan or any Eurocurrency Rate Loan, (a) initially the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the last day of the one-, three- or six-month period thereafter, and (b) thereafter, each period commencing on (and including) an Interest Payment Date and ending on (but excluding) the next following Interest Payment Date; provided that:

(i) any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided further that if such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

(ii) if such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) in the case of any Interest Period for any Loans which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date and the duration of each Interest Period that commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion;

(iv) if the applicable Borrower has selected a six-month Interest Period, then (x) initially such period shall commence on (and include) the date of the initial funding of such Loan and end on (but exclude) the last day of the six-month period thereafter, and (b) thereafter, each period shall commence on (and include) an Interest Payment Date and end on (but exclude) the second following Interest Payment Date; and

(v) no tenor that has been removed from this definition pursuant to Section 4.10(d) shall be available for specification in any Request for Borrowing, Conversion Notice or Rollover Notice.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Investment Adviser” means (a) with respect to the Initial Borrower, Sixth Street Lending Partners Advisers, LLC, and (b) with respect to each Borrower and each Guarantor joining the Credit Facility after the Closing Date, the Person or Persons, if any, appointed, employed or contracted with by such Borrower and responsible for directing or performing the day-to-day business affairs, including, but not limited to, the provision of investment advice, of such Borrower, as set forth in its joinder documentation, in each case under clause (a) and clause (b), including any successor thereto permitted under this Credit Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular investment pursuant to the terms of the applicable Subscription Agreement or its Side Letter, where the Investor is entitled to such exclusion or excuse under the applicable Subscription Agreement and other Constituent Documents or its Side Letter as a matter of right (i.e., not in the applicable Borrower’s or General Partner’s discretion), and a Limited Exclusion Right (as defined in the applicable Subscription Agreement) or similar right in a Side Letter.

“Investor” means any Person that has a Subscribed Interest in a Borrower or Guarantor or is admitted to any Borrower or Guarantor as a limited partner, general partner, managing beneficial owner, non-managing beneficial owner or other equity holder, or that is admitted to any Borrower or Guarantor in accordance with the applicable Operative Documents of such Borrower or Guarantor, and has the rights and obligations typical of a limited partner, general partner or other equity holder in accordance with the applicable Subscription Agreement and other Constituent Documents of such Borrower or Guarantor; provided that in the event any general partner does not have a capital commitment or similar economic interest in such Borrower or Guarantor, such general partner shall not be an Investor with respect to such Borrower or Guarantor.

“Investor Information” has the meaning provided in Section 12.17.

“IRS” means the U.S. Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Judgment Currency” has the meaning provided in Section 12.23.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations, including any information required to be obtained by the Lenders pursuant to the Beneficial Ownership Regulation, to the extent applicable.

“Lead Arranger” has the meaning provided in the first paragraph hereto.

“Lender” means (a) Wells Fargo, in its capacity as lender, and (b) each other lender that becomes party to this Credit Agreement in accordance with the terms hereof, and collectively, the “Lenders”.

“Lender Hedge Agreement” means each Hedge Agreement secured by Collateral, entered into by and between (a) a Secured Hedge Party, and (b) a Secured Hedge Bank, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Lender Joinder Agreement” means an agreement substantially in the form of Exhibit M contemplated by Section 12.11(g), pursuant to which a new Lender joins the Credit Facility.

“Lender Party” has the meaning provided in Section 11.1.

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.8 either as originally issued or as the same may, from time to time, be amended, renewed, replaced or otherwise modified or extended.

“Letter of Credit Application” means an application and agreement for a Letter of Credit by and between a Credit Party and the Letter of Credit Issuer, in the form acceptable to the Letter of Credit Issuer (and customarily used by it in similar circumstances) and generally conforming to the terms and conditions that are no less favorable to the Borrower Parties than the terms and conditions of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended; provided, however, to the extent that the terms and conditions of such Letter of Credit Application are inconsistent with the terms and conditions of this Credit Agreement (notwithstanding inclusion of such terms and conditions, and acceptance of such Letter of Credit Application, as an exhibit hereto), the terms and conditions of this Credit Agreement shall control.

“Letter of Credit Issuer” means Wells Fargo or any Affiliate thereof.

“Letter of Credit Liability” means, at any time of determination, the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus the amount drawn under Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.8.

“Letter of Credit Sublimit” means, at any time, an amount equal to ten percent (10%) of the Maximum Commitment at such time (or such greater amount as the Letter of Credit Issuer may approve, in its sole discretion). The Letter of Credit Sublimit is a part of, and not in addition to, the Maximum Commitment.

“Lien” means any lien, mortgage, security interest, security assignment, assignment by way of lien, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), the Qualified Borrower Promissory Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Assumption, each Lender Joinder Agreement, each Letter of Credit Application, all Credit Link Documents, each Qualified Borrower Guaranty, the Fee Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification that the parties thereto agree shall constitute a “Loan Document” hereunder; provided that Loan Documents shall not include any Lender Hedge Agreement.

“Loans” means the groups of Eurocurrency Rate Loans, RFR Loans and Reference Rate Loans made by the Lenders to the applicable Borrower Parties pursuant to the terms and conditions of this Credit Agreement, (and certain other related amounts specified in Section 2.9 shall be treated as Loans pursuant to Section 2.9).

“Management Agreements” means that certain Investment Advisory and Management Agreement, dated as of June 28, 2022, by and between the Initial Borrower and the Investment Adviser, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, liabilities, condition (financial or otherwise), or business of the Borrowers and the Guarantors, taken as a whole; (b) the ability of the Borrowers and Guarantors (taken as a whole) to pay the Obligations when due in accordance with the terms of the Loan Documents and the ability of the Borrowers and Guarantors (taken as a whole) to perform their material obligations under any Loan Document to which each is a party, (c) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole, or (d) the ability of any Credit Party to fulfill its material obligations under its Constituent Documents if the failure to fulfill such obligations would have a material adverse effect on the rights or remedies of the Secured Parties or on the Collateral.

“Material Amendment” has the meaning provided in Section 9.6.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default; (c) forty-five (45) days prior to the date on which the Borrower’s or Guarantor’s ability to call Capital Commitments for the purpose of repaying the Obligations is terminated; and (d) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6 or otherwise.

“Maximum Commitment” means $400,000,000, as such amount may be (a) reduced from time to time by the Borrowers pursuant to Section 3.6 hereof or (b) increased from time to time by the Borrowers pursuant to Section 2.15.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to, (i) in the case of a Defaulting Lender, 100% of the Fronting Exposure of the Letter of Credit Issuer with respect to the applicable Letters of Credit issued and outstanding at such time, and (ii) with respect to other obligations of a Borrower Party to Cash Collateralize Letters of Credit hereunder, 100% of the entire Letter of Credit Liability as of such time required to be Cash Collateralized by such Borrower Party.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Conflicted Lender” has the meaning provided in Section 2.10.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Parties” has the meaning provided in Section 12.16.

“Notes” means the master promissory notes provided for in Section 3.1, and all master promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified; and “Note” means any one of the Notes.

“Obligations” means, without duplication, all present and future indebtedness, obligations, and liabilities of the Credit Parties to the Lenders and other Secured Parties, and all renewals and extensions thereof (including, without limitation, Loans, Letters of Credit, obligations under all Lender Hedge Agreements, or all of the foregoing), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes, the Qualified Borrower Promissory Notes and each Qualified Borrower Guaranty, and all interest accruing thereon, and documented attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Credit Parties to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof; provided that the Obligations of any Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Operative Documents” means, with respect to the Initial Borrower, its Charter and Bylaws and its Subscription Agreements.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.8).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Participant” has the meaning provided in Section 12.11(d).

“Participant Register” has the meaning specified in Section 12.11(e).

“Participating Member States” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Recipient” has the meaning provided in Section 11.12(a).

“Pending Capital Call” means any Capital Call that has been made upon the Investors and that has not yet been funded by the applicable Investor.

“Periodic Term SOFR Determination Day” has the meaning provided in the definition of “Term SOFR”.

“Permitted Liens” has the meaning provided in Section 9.3.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, limited liability company, exempted company with limited liability, limited liability partnership, limited partnership, exempted limited partnership, nonprofit corporation, partnership, group, sector, sovereign government or agency, instrumentality, or political subdivision thereof, territory or any similar entity or organization (whether having separate legal personality or not).

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. § 2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Obligations” means, at any time of determination, the sum of (a) the aggregate outstanding principal amount of the Loans plus (b) the aggregate Letter of Credit Liability.

“Private Placement Memorandum” means the Initial Borrower’s private placement memorandum, as amended, modified, or supplemented by any supplemental disclosure document provided to the Investors.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the sum of the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) owed to such Lender; and (ii) the denominator of which is the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) owed to all of the Lenders.

“Proceedings” has the meaning provided in Section 7.9.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning provided in Section 12.24.

“Qualified Borrower” has the meaning provided in Section 6.3.

“Qualified Borrower Guaranty” and “Qualified Borrower Guaranties” are defined in Section 6.3.

“Qualified Borrower Promissory Note” has the meaning provided in Section 6.3.

“Rate Determination Date” means, with respect to any Interest Period, two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor or Responsible Party that has a Rating). In the event the Investor, its Credit Provider, Sponsor or Responsible Party has more than one Rating, then the lowest of such Ratings shall be the applicable Rating.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof), such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution) from either of S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Letter of Credit Issuer, as applicable.

“Reference Rate” means the greatest of: (a) the Prime Rate, (b) the Federal Funds Rate plus fifty basis points (0.50%) and (c) except during any period of time during which the applicable SOFR Rate is unavailable pursuant to Section 4.2, 4.3 or 4.10, the applicable SOFR Rate in effect on such day plus 100 basis points (1.00%). Each change in the Reference Rate shall become effective without prior notice to any Credit Party automatically as of the opening of business on the day of such change in the Reference Rate. Notwithstanding the foregoing, in no event shall the Reference Rate be less than the Floor.

“Reference Rate Conversion Date” has the meaning provided in Section 2.3(f).

“Reference Rate Loan” means a Loan denominated in Dollars made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.

“Register” has the meaning provided in Section 12.11(c).

“Reg W Exemptions” has the meaning provided in Section 2.10.

“Regulation D” and “Regulation U” means Regulation D or U, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Reimbursement Obligation” means the obligation of the applicable Borrower Party to reimburse the Letter of Credit Issuer pursuant to Section 2.8 for amounts drawn under Letters of Credit issued on its behalf.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any real property investment, including the movement of any Hazardous Material through or in the air, soil, surface water or groundwater of any real property investment.

“Relevant Governmental Body” means, with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto, and (b) any Alternative Currency, (i) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor that is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement, or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (x) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (y) a group of those central banks or other supervisors, or (z) the Financial Stability Board or any part thereof.

“Removal Effective Date” has the meaning provided in Section 11.9(a)(ii).

“Request for Borrowing” has the meaning provided in Section 2.3.

“Request for Letter of Credit” has the meaning provided in Section 2.8(b).

“Required Lenders” means, at any time, the Lenders holding an aggregate Pro Rata Share of greater than fifty percent (50%). The Commitments, Principal Obligations and Obligations of any Defaulting Lender shall be disregarded from both the numerator and the denominator in determining Required Lenders at any time.

“Required Payment Time” means (i) promptly on demand, and in any event within two (2) Business Days, to the extent such funds are available in the Collateral Accounts; and (ii) otherwise, to the extent that it is necessary for the applicable Credit Parties to issue a Capital Call to fund such required payment, within fifteen (15) Business Days after the Administrative Agent’s demand (but, in any event, such Credit Parties shall issue such Capital Call and the applicable Credit Parties shall make such payment promptly after the related Capital Contributions are received).

“Resignation Effective Date” has the meaning provided in Section 11.9(a)(i).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means: (a) in the case of a corporation, exempted company or company, its president or any vice president or any director or other officer or the equivalent thereof (other than a secretary or assistant secretary), and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary or the equivalent thereof; (b) in the case of a limited partnership or an exempted limited partnership, an officer or director of its general partner or ultimate general partner, as the case may be, or an officer of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership; (c) in the case of a limited liability company, an officer of such limited liability company or a manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company, or in each case such other authorized officer or signatory who has the power to bind such corporation, limited partnership, liability company or any other Person who has provided documentation evidencing such authority and (d) any other party acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Revaluation Date” means each of the following: (a) each date of such Borrowing or such issuance of such Letter of Credit; (b) each date on which the Borrowing Base must otherwise be calculated pursuant to the terms of this Credit Agreement; and (c) any other time requested by the Administrative Agent or the Borrowers in their sole discretion.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, SOFR, and (b) Sterling, SONIA.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, and (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided, that for purposes of notice requirements in Sections 2.3(a), 2.3(e), 2.3(f) and 3.5(a), in each case, such day is also a Business Day.

“RFR Loan” means a Daily Simple RFR Loan or a Term SOFR Loan, as the context may require.

“RFR Rate Day” has the meaning provided in the definition of “Adjusted Daily Simple RFR”.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under the Internal Revenue Code.

“Rollover” means the renewal of all or any part of any Eurocurrency Rate Loan or Term SOFR Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” has the meaning provided in Section 2.3(e).

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction” or “Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; (e) the Australian Department of Foreign Affairs & Trade; or (f) a Governmental Authority of any other member of the Organisation for Economic Co-operation and Development.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals (“SDN”) and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-SDN List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“Screen Rate” means, for any Eurocurrency Rate Loan denominated in (a) Euros, the EURIBOR Rate, (b) Yen, the TIBOR Rate, (c) Canadian Dollars, the BBSY Rate, and (d) Canadian Dollars, the CDOR Rate.

“SDN” has the meaning provided in the definition of “Sanctioned Person”.

“Secured Hedge Bank” has the meaning provided in Section 2.16.

“Secured Hedge Party” has the meaning provided in Section 2.16.

“Secured Parties” means the Administrative Agent, the Lenders, the Letter of Credit Issuer, the Secured Hedge Banks and each Indemnitee.

“Security Agreement” means each Security Agreement, substantially in the form of Exhibit C, made by a Credit Party in favor of the Administrative Agent, pursuant to which such Credit Party has granted to the Administrative Agent, for the benefit of the Secured Parties, a first priority, security interest and Lien under New York law in and to its interest in the Collateral specified therein, as the same may be amended, restated, supplemented or modified from time to time.

“SEMS” means the U.S. Environmental Protection Agency’s Superfund Enterprise Management System.

“Side Letter” means any side letter executed by an Investor with any Credit Party with respect to such Investor’s rights and/or obligations under its Subscription Agreement or other Constituent Documents of the applicable Borrower or Guarantor.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” with respect to Adjusted Daily Simple RFR in Dollars, means 0.10% (10 basis points); and with respect to Adjusted Term SOFR, means 0.10% (10 basis points) for an Interest Period of one-month’s duration, 0.15% (15 basis points) for an Interest Period of three-month’s duration, and 0.25% (25 basis points) for an Interest Period of six-month’s duration.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Conversion Date” has the meaning provided in Section 2.3(f).

“SOFR Determination Day” has the meaning specified in the definition of “Adjusted Daily Simple RFR”.

“SOFR Loan” means a Daily Simple RFR Loan in Dollars or a Term SOFR Loan, as the context may require.

“SOFR Rate” means,

(a) for any calculation with respect to a SOFR Loan, at the option of the Borrowers, either:

(i) Adjusted Daily Simple RFR for Dollars (which shall be determined on each Business Day in accordance with the definition thereof), or

(ii) Adjusted Term SOFR; and

(b) for any calculation with respect to a Reference Rate Loan, Adjusted Daily Simple RFR for Dollars.

“Solvent” means, with respect to any Credit Party, as of any date of determination, that as of such date:

(a) such Credit Party is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business; and

(b) such Credit Party does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured in their ordinary course.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Adjustment” with respect to Adjusted Daily Simple RFR for Sterling, means a percentage equal to 3.26 basis points (0.0326%) per annum.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established, and (b) for any Endowment Fund Investor, the state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Spot Rate” means for any Alternative Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent or Letter of Credit Issuer, as applicable) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent, or Letter of Credit Issuer, as applicable, in its reasonable discretion) as the spot rate for the purchase of such Alternative Currency with another currency at a time selected by the Administrative Agent or Letter of Credit Issuer, as applicable on the date of determination.

“Stated Maturity Date” means August 30, 2024, subject to the Borrowers’ extension of such date under Section 2.14.

“Sterling” and “£” refers to the lawful currency of the United Kingdom.

“Sterling RFR Determination Day” has the meaning provided in the definition of “Adjusted Daily Simple RFR”.

“Subscribed Interest” means the obligation of an Investor to purchase common shares of the Initial Borrower pursuant to its Subscription Agreement up to the amount of its Unfunded Capital Commitment.

“Subscription Agreement” means a subscription agreement executed by an Investor in connection with the subscription for a partnership interest, common shares or an equity interest in any Borrower or Guarantor, as applicable, as amended, restated, supplemented or otherwise modified from time to time; “Subscription Agreements” means, where the context may require, all Subscription Agreements, collectively.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower or a Guarantor, as applicable.

“Supported QFC” has the meaning provided in Section 12.24.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term SOFR” means, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator. If as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Conversion Date” has the meaning provided in Section 2.3(f).

“Term SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $75,000,000.

“TIBOR” has the meaning provided in the definition of “Eurocurrency Rate”.

“TIBOR Rate” has the meaning provided in the definition of “Eurocurrency Rate”.

“Transfer” and “Transferred” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose.

“Type of Loan” means a Eurocurrency Rate Loan, a Daily Simple RFR Loan, a Term SOFR Loan or a Reference Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncalled Capital Commitment” means, with respect to any Investor at any time, such Investor’s “Unused Capital Commitment” as defined in the applicable Subscription Agreement.

“Unfunded Capital Commitment” means, with respect to any Investor at any time, such Investor’s Uncalled Capital Commitment minus any portion of such Investor’s Uncalled Capital Commitment that is subject to a Pending Capital Call.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning provided in Section 12.24.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.1(f).

“Wells Fargo” has the meaning provided in the preamble hereto.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥” refer to the lawful currency of Japan.

1.2. Other Definitional Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) all terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;

(b) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(c) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;

(h) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement;

(i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and

(l) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.3. Accounting Terms. All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.

1.4. UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.5. References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York.

1.7. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

1.8. Exchange Rates; Currency Equivalents. The Administrative Agent or Letter of Credit Issuer, as applicable, shall determine the Spot Rates as of each applicable date required to be used for calculating Dollar Equivalent amounts of Principal Obligations and Letters of Credit denominated in Alternative Currencies. In the case of a Spot Rate required to be calculated as of a Revaluation Date, such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by a Credit Party hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent or the Letter of Credit Issuer, as applicable, based on the Spot Rate as of the last Revaluation Date.

1.9. Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to any Adjusted Daily Simple RFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any Eurocurrency Rate, any Adjusted Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.10, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, any Adjusted Daily Simple RFR, the Term SOFR Reference Rate, Adjusted Term

SOFR, Term SOFR, any Eurocurrency Rate, any Adjusted Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, other than for direct or actual damages resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction.

SECTION 2

REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

2.1. The Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, each Lender agrees, during the Availability Period: (i) to extend to the Borrower Parties in Dollars or in an Alternative Currency a revolving line of credit; and (ii) to participate in Letters of Credit in Dollars or in an Alternative Currency issued by the Letter of Credit Issuer for the account of any Borrower Party.

(b) Limitation on Borrowings and Re-borrowings. Except as provided in clause (c) below, no Lender shall be required to advance any Borrowing, Rollover, Conversion or cause the issuance of any Letter of Credit hereunder to any Borrower Party if:

(i) after giving effect to such Borrowing, Rollover, or issuance of such Letter of Credit: (A) the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment; (B) the Dollar Equivalent of the Letter of Credit Liability would exceed the Letter of Credit Sublimit; or (C) the Dollar Equivalent of the Principal Obligations owed to any Lender would exceed the Commitment of such Lender; or

(ii) the conditions precedent for such Borrowing or for the issuance of such Letter of Credit in Section 6.2 have not been satisfied.

(c) Exceptions to Limitations. Conversions to Reference Rate Loans shall be permitted in the case of clauses (i) and (ii) of Section 2.1(b) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

2.2. Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans in Dollars and in one or more Alternative Currencies to each of the Borrower Parties at any time and from time to time in an aggregate Dollar Equivalent principal amount at any one time outstanding up to such Lender’s Commitment at any such time. Subject to the limitations and conditions set forth in Sections 2.1(b) and 6 and the other terms and conditions hereof, the Borrower Parties may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) would exceed the Maximum Rate then in effect with respect to such Loan.

2.3. Manner of Borrowing.

(a) Request for Borrowing. Each requesting Borrower Party shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication (a “Request for Borrowing”), substantially in the form of Exhibit E hereto, and which notice shall be irrevocable and effective upon receipt by the Administrative Agent. Each Request for Borrowing: (a) shall be furnished to the Administrative Agent no later than 2:00 p.m. (v) on the Business Day of the requested date of Borrowing in the case of a Reference Rate Loan, (w) at least one (1) RFR Business Day prior to the requested date of Borrowing in the case of a Daily Simple RFR Loan denominated in Dollars, (x) at least three (3) RFR Business Days prior to the requested date of Borrowing in the case of a Term SOFR Loan, (y) at least four (4) Eurocurrency Banking Days prior to the requested date of Borrowing in the case of a Eurocurrency Rate Loan, and (z) at least four (4) RFR Business Days prior to the requested date of Borrowing in the case of a Daily Simple RFR Loan denominated in an Alternative Currency; and (b) must specify: (i) the amount of such Borrowing; (ii) the Interest Option if such Loan is to be funded in Dollars; (iii) the Interest Period therefor, if applicable; (iv) the currency; and (v) the date of such Borrowing, which shall be a Business Day. If the Borrowers fail to specify the currency of a Loan in a Request for Borrowing, then the applicable Loans shall be made in Dollars. If the Borrowers fail to specify a Type of Loan denominated in Dollars in a Request for Borrowing, then the applicable Loans shall be made as Reference Rate Loans. If the Borrowers request a borrowing of Term SOFR Loans or Eurocurrency Rate Loans in any such Request for Borrowing, but fail to specify an Interest Period, then the Borrowers will be deemed to have specified an Interest Period of one (1) month. Any Request for Borrowing received by the Administrative Agent after 2:00 p.m. shall be deemed to have been given by such Borrower Party on the next succeeding Business Day, RFR Business Day or Eurocurrency Banking Day, as applicable. Each Request for Borrowing submitted by such Borrower Party shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1, in the case of the initial Borrowing, and Section 6.2 and, to the extent applicable, Section 6.3(a) and/or 6.4, will be satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section.

(b) Further Information. Each Request for Borrowing shall be accompanied or preceded by: (A) a duly executed Borrowing Base Certificate dated the date of such Request for Borrowing; and (B) such documents as are required to satisfy any applicable conditions precedent as provided in Section 6.2.

(c) Request for Borrowing Irrevocable. Each Request for Borrowing completed and signed by each requesting Borrower Party in accordance with Section 2.3(a) shall be irrevocable and binding on such Borrower Party, and such Borrower Party shall indemnify each Lender against any cost, loss or expense actually incurred by such Lender (other than loss of margin or spread), either directly or indirectly, as a result of any failure by such Borrower Party to complete such requested Borrowing, including any cost, loss or expense incurred by the Administrative Agent or any Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to the gross negligence or willful misconduct of such Person. A certificate of such Lender setting forth in reasonable detail the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrower Parties and shall, in the absence of a manifest error, be conclusive and binding.

(d) Lender Funding Shall Be Proportional. Except as provided in Section 2.10, each Lender shall make each requested Loan in accordance with its Pro Rata Share thereof.

(e) Rollovers. No later than 2:00 p.m. (x) at least one (1) RFR Business Day prior to the termination of each Interest Period related to a Term SOFR Loan and (y) at least four (4) Eurocurrency Banking Days prior to the termination of each Interest Period related to a Eurocurrency Rate Loan, the applicable Borrower Party shall give the Administrative Agent written notice at the Agency Services Address, which notice may be via facsimile, electronic mail or other written communication in a form reasonably acceptable to the Administrative Agent (each such notice, a “Rollover Notice”), whether it desires to renew such Term SOFR Loan or such Eurocurrency Rate Loan. The Rollover Notice shall also specify the amount of such Loan and the length of the Interest Period selected by such Borrower Party with respect to such Rollover. Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. If the applicable Borrower Party fails to timely give the Administrative Agent the Rollover Notice with respect to any Term SOFR Loan or any Eurocurrency Rate Loan, such Borrower Party shall be deemed to have elected a Term SOFR Loan or a Eurocurrency Rate Loan, as applicable, with the same length of Interest Period as the existing Term SOFR Loan or a Eurocurrency Rate Loan, as applicable, commencing with the expiration of the preceding Interest Period with respect to such Loan.

(f) Conversions. Each Borrower Party shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “SOFR Conversion Date”), to convert such Reference Rate Loan to a Term SOFR Loan; (ii) any SOFR Loan, on any Business Day (a “Reference Rate Conversion Date”), to convert such SOFR Loan to a Reference Rate Loan; (iii) any Daily Simple RFR Loan in Dollars, on any Business Day (a “Term SOFR Conversion Date”), to convert such Daily Simple RFR Loan in Dollars to a Term SOFR Loan; and (iv) any Term SOFR Loan, on any Business Day or any Reference Rate Loan, on any Business Day, (a “Daily Simple SOFR Conversion Date”), in each case, to convert such Term SOFR Loan or Reference Rate Loan to a Daily Simple RFR Loan in Dollars; provided that the requesting Borrower Party shall, on such SOFR Conversion Date, Reference Rate Conversion Date, Term SOFR Conversion

Date or Daily Simple SOFR Conversion Date, make the payments required by Section 4.5, if any, in any such case by giving the Administrative Agent written notice at the Agency Services Address (which notice may be via electronic mail) (a “Conversion Notice”) of such selection no later than 2:00 p.m. at least either (x) three (3) RFR Business Days prior to such SOFR Conversion Date or such Term SOFR Conversion Date, (y) on such Reference Rate Conversion Date, or (z) one (1) RFR Business Day prior to such Daily Simple SOFR Conversion Date. Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. A request of a Borrower Party for a Conversion of a Reference Rate Loan to a SOFR Loan is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Conversion.

(g) Tranches. Notwithstanding anything to the contrary contained herein, except as otherwise approved by the Administrative Agent, no more than twenty (20) RFR Loans and Eurocurrency Rate Loans in the aggregate may be outstanding hereunder at any one time during the Availability Period.

(h) Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount and currency of such Lender’s Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, if applicable, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4. Minimum Loan Amounts. Each RFR Loan and each Eurocurrency Rate Loan shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $100,000 and not less than $500,000 and each Reference Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 for each Loan; provided that a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment or that is required to finance the reimbursement of a Letter of Credit under Section 2.8(c).

2.5. Funding.

(a) Funding of Borrowings. Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to the Administrative Agent no later than 2:00 p.m. (or 5:00 p.m., in the case of a same day Borrowing of a Reference Rate Loan) on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds, and, upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall promptly deposit such proceeds in immediately available funds in the applicable Borrower Party’s account maintained with the Administrative Agent not later than 5:00 p.m. on the borrowing date or, if requested by the applicable Borrower Party in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the Overnight Rate for the period commencing on the date the amount was made available to the applicable Borrower Party by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay its amount upon the Administrative Agent’s demand, then from the requesting Borrower Party by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from such Borrower Party. Any payment by a Borrower Party shall be without prejudice to any claim such Borrower Party may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Obligations of Lenders Several. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Each Lender hereunder shall be liable to the Borrower Parties only for the amount of its respective Commitment.

2.6. Interest.

(a) Interest Rate. Loans may be (i) with respect to Loans denominated in Dollars, (x) Reference Rate Loans or (y) SOFR Loans, (ii) with respect to Loans denominated in Euros, Yen, Australian Dollars, Canadian Dollars or other Alternative Currencies (other than Sterling), Eurocurrency Rate Loans or (iii) with respect to Loans denominated in Sterling, Daily Simple RFR Loans, each as further provided herein. Subject to the terms of this Section 2.6, each Loan funded by the Lenders shall accrue interest at a rate per annum equal to (A) with respect to SOFR Loans, the applicable SOFR Rate for the applicable Interest Period, if applicable, plus the Applicable Margin; (B) with respect to Eurocurrency Rate Loans, the Adjusted Eurocurrency Rate for the applicable Interest Period plus the Applicable Margin; (C) with respect to Daily Simple RFR Loans denominated in Sterling, the applicable Adjusted Daily Simple RFR plus the Applicable Margin; and (D) with respect to Reference Rate Loans, the Reference Rate in effect from day to day plus the Applicable Margin. At any time, each Loan shall have only one Interest Period (if applicable) and one Interest Option (if applicable). Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Credit Parties, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each Term SOFR Loan, each Eurocurrency Rate Loan (other than Eurocurrency Rate Loans denominated in Australian Dollars or Canadian Dollars or any other Alternative Currency that is regularly calculated based on a year consisting of 365 or 366 days), each Daily Simple RFR Loan (other than Daily Simple RFR Loans denominated in Sterling) and each Reference Rate Loan bearing interest based off Adjusted Daily Simple RFR shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Reference Rate Loan (other than when the Reference Rate is calculated based off Adjusted Daily Simple RFR), each Eurocurrency Rate Loan denominated in Australian Dollars, Canadian Dollars or other Alternative Currencies (other than those regularly calculated based on a year consisting of 360 days) and each Daily Simple RFR

Loan denominated in Sterling shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be; provided that interest on Loans denominated in any currency other than Dollars or Sterling as to which market practice differs from the foregoing shall be computed (in consultation with the Borrowers) in accordance with market practice for such Loans.

(c) Default Rate. (i) If the Principal Obligations are not paid when due, then (in lieu of the interest rate provided in Section 2.6(a) above) such amount shall bear interest, after as well as before judgment, at a fluctuating interest rate per annum at all times equal to the Default Rate. (ii) If any amount (other than Principal Obligations) payable by a Borrower Party under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (in lieu of the interest rate provided in Section 2.6(a) above), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate. (iii) Upon the request of Required Lenders, while any Event of Default exists, then (in lieu of the interest rate provided in Section 2.6(a) above) all Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, from the date of the occurrence of such Event of Default until such Event of Default is cured or is waived.

(d) Conforming Changes. In connection with the use or administration of Adjusted Daily Simple RFR for Dollars and/or Adjusted Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Daily Simple RFR for Dollars and/or Adjusted Term SOFR.

2.7. Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the Eurocurrency Rate Loans, RFR Loans and Reference Rate Loans hereunder. The Administrative Agent shall, upon request, give notice to the Borrower Parties and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.

2.8. Letters of Credit.

(a) Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Availability Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars or in an Alternative Currency and in such aggregate face amounts as any Borrower Party may request; provided that: (i) on the date of issuance, the Dollar Equivalent of the Letter of Credit Liability (after giving effect to the issuance of any such Letter of Credit) will not exceed the lesser of: (A) the remainder of: (1) the Available Commitment as of such date minus (2) the Dollar Equivalent of the Principal Obligations as of such date and (B) the Letter of Credit Sublimit; (ii) the expiration date of each Letter of Credit shall not be later than the Stated Maturity Date, or, if the applicable Borrower Party complies with Section 2.8(h), within one (1) year after the Stated Maturity Date; (iii) each Letter of Credit shall be subject to the Uniform

Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York, and (iv) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it, or (B) the issuance of such Letter of Credit would violate Applicable Law. Subject to Section 2.8(h), the Letters of Credit may be subject to automatic renewal pursuant to the terms of the Letter of Credit Application or other documentation reasonably acceptable to the Letter of Credit Issuer.

(b) Request. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent, substantially in the form attached hereto as Exhibit F (with blanks appropriately completed in conformity herewith), together with a Letter of Credit Application and a Borrowing Base Certificate, for the Letter of Credit Issuer, on or before 2:00 p.m. at least four (4) Business Days prior to the requested date of issuance of such Letter of Credit (or four (4) Business Days (or such additional time as may reasonably be required by the Letter of Credit Issuer) with respect to Letters of Credit to be issued by any branch of the Letter of Credit Issuer located outside of the United States). The Administrative Agent shall promptly notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Each Request for Letter of Credit submitted by the Borrower Party shall be deemed to be a representation and warranty that all conditions precedent specified in Section 6.2 hereof for the issuance of such Letter of Credit will be satisfied as of the date of such issuance.

(c) Participation by the Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including, without limitation: (i) the right to receive from the Administrative Agent its Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Pro Rata Share of the Letter of Credit fee pursuant to Section 2.13; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.1; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Share of any unreimbursed drawing under a Letter of Credit.

(d) Payment of Letter of Credit. In the event of any drawing under any Letter of Credit, the applicable Borrower Party agrees to reimburse (either with the proceeds of a Loan as provided for in this Section or with funds from other sources), in same day funds, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies such Borrower Party of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, costs, expenses or fees incurred by the Letter of Credit Issuer in connection with such payment. Unless a Borrower Party shall immediately notify the Letter of Credit Issuer that such Borrower Party intends to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, such Borrower Party shall be deemed to have timely given a Request for Borrowing to the Administrative Agent, and such Borrower Party hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to such Borrower Party, in immediately available funds an amount equal to the stated amount of each draft drawn under such Letter of Credit plus all interest, costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement; provided that, if the Borrower Parties shall provide such notice to the Letter of Credit Issuer and subsequently fail to make all or any portion of such reimbursement to the Letter of Credit Issuer, the Borrower Parties shall be deemed to have timely given a Request for Borrowing to the Administrative Agent as provided above. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amount disbursed by the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees. The Administrative Agent shall notify the applicable Borrower Party of any such disbursements made by the Letter of Credit Issuer or Lenders pursuant to the terms hereof; provided that the failure to give such notice will not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed a Reference Rate Loan if in Dollars, and shall be deemed a Reference Rate Loan in an amount equal to the Dollar Equivalent of the amount of such disbursement if in an Alternative Currency; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4; provided that nothing in this Section 2.8(d) shall prevent the Borrower Parties from exercising the right to convert such Reference Rate Loans to a SOFR Loan in accordance with Section 2.3(f). The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Letter of Credit Application. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the Borrower Parties with respect to Borrowings, each under this Section 2.8(d) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1(b), 6.1, 6.2, 6.3 and/or 6.4, as applicable, be honored in accordance with this Section 2.8(d) under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower Parties in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right which the Borrower Parties may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any

Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Event of Default or Potential Default or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party; provided that the foregoing shall not be construed to excuse the Letter of Credit Issuer from liability to any Borrower Party to the extent of any direct damages (as opposed to indirect, special, punitive, consequential or exemplary damages, claims in respect of which are hereby waived by the Borrower Parties to the extent permitted by Applicable Law) suffered by any Borrower Party that are caused by the Letter of Credit Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Borrower Inspection. The applicable Borrower Party shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower Party’s instructions or other irregularity, such Borrower Party will immediately notify the Letter of Credit Issuer of the same in writing. The Borrower Party shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Letter of Credit Issuer. Each Lender, each Borrower Party and each other Credit Party agrees that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The applicable Borrower Party hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower Party pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.8(d). In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2, the Administrative Agent, by written notice to the Borrower Parties, may take one or both of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the outstanding Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the applicable Borrower Party pay or cause to be paid to the Administrative Agent for deposit in a segregated interest bearing Cash Collateral Account, as security for such Obligations, an amount equal to the aggregate undrawn stated amount of all Letters of Credit of such Borrower Party then outstanding at the time such notice is given. Unless otherwise required by Applicable Law, upon the full and final payment of such Obligations (other than (i) any unasserted contingent indemnification obligations not yet due and payable and (ii) Obligations in respect of a Lender Hedge Agreement that have been cash collateralized or otherwise satisfied), the Administrative Agent shall return to the applicable Borrower Party or a Credit Party as directed by such Borrower Party, any amounts remaining in said Cash Collateral Account.

(h) Cash Collateral. If (A) as of the earlier of: (i) fifteen (15) days prior to the Stated Maturity Date and (ii) the Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (B) any other circumstances under this Credit Agreement or the other Loan Documents occurs requiring a Borrower Party to Cash Collateralize any Letter of Credit, then, in each case, such Borrower Party shall promptly Cash Collateralize, or cause another Credit Party to Cash Collateralize, in an amount equal to the Minimum Collateral Amount applicable to such Borrower Party or, in the case of sub-clause (B) above, such amount expressly required by the terms of this Credit Agreement or other Loan Document to which such Borrower Party is a party, to the Administrative Agent for the benefit of the Secured Parties, to be held by the Administrative Agent as Cash Collateral subject to the terms of this clause (h) and any security agreement, control agreement and other documentation requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral. All Cash Collateral to be provided by or on behalf of a Borrower Party pursuant to this Section 2.8(h) shall be in the currency or currencies of the underlying Letter of Credit. All Cash Collateral with respect to each Letter of Credit shall be funded by the proceeds of Capital Calls, and not from any other source. Cash Collateral held in a Cash Collateral Account shall be applied by the Administrative Agent to the reimbursement of the Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Liability shall have been satisfied and all other Obligations shall have been paid in full (other than (i) any unasserted contingent indemnification obligations not yet due and payable and (ii) Obligations in respect of a Lender Hedge Agreement that have been cash collateralized or otherwise satisfied), the balance, if any, of Cash Collateral held in a Cash Collateral Account pursuant to this clause (h) shall be returned to the applicable Credit Party. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority security interest in all such Cash Collateral and in each Cash Collateral Account as security in respect of the applicable Letter of Credit Liability.

(i) Lenders’ Continuing Obligations. In the event any Letter of Credit Liability is Cash Collateralized in accordance with Section 2.8(h) or otherwise pursuant to this Credit Agreement (including but not limited to the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Lender’s participation in such Letter of Credit pursuant to this Section 2.8 shall continue in all respects, the Lenders will continue to be entitled to receive their Pro Rata Share of the Letter of Credit fee and the Letter of Credit Issuer will continue to be entitled to receive its Letter of Credit fee, in each case payable in accordance with Section 2.13, and the Lenders shall continue to be obligated to fund their Pro Rata Share of any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including, but not limited to, as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws). Notwithstanding the foregoing, in the event that all Letter of Credit Liability in existence on the Maturity Date is Cash Collateralized in accordance with this Credit Agreement as of the Maturity Date, all Lenders other than the applicable Letter of Credit Issuer shall be released from the Letter of Credit Liability; provided that, for the avoidance of doubt, the Pro Rata Share of the Letter of Credit fee payable in accordance with Section 2.13 to any Lender that has been released from the Letter of Credit Liability in accordance with the terms hereof shall be zero (0).

(j) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement, this Section 2.8 shall be subject to the terms and conditions of Section 4.9 and Section 12.12.

2.9. Qualified Borrowers. In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower that has joined the Credit Facility in accordance with Section 6.3(a), to cause Letters of Credit to be issued for the account of a Qualified Borrower pursuant to Section 2.8, and to accept the Borrower Guaranties in support thereof, the applicable Borrower or Guarantor hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to such Borrower or Guarantor, in immediately available funds, an amount equal to the amount due and owing under the applicable Qualified Borrower Promissory Note or the applicable Qualified Borrower Guaranty, together with all interest, reasonable costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing by such Qualified Borrower hereunder, in the event the Administrative Agent shall have not received payment of such Obligations when due. The Administrative Agent will notify the applicable Borrower or Guarantor one (1) Business Day prior to making such disbursement pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Reference Rate Loan pursuant to Section 2.3 in the amount so paid, and the Qualified Borrower shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3, a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error. For the avoidance of doubt, the Obligations of any Borrower under any Qualified Borrower Guaranty to which such Borrower is a party shall constitute Obligations of such Borrower guaranteed under each Guarantor’s Guaranty.

2.10. Use of Proceeds; Borrowing Limitations.

(a) Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used solely for purposes expressly permitted under the Constituent Documents of each Credit Party and, to the extent applicable, the Qualified Borrowers. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrower Parties’ use of the proceeds of the Loans, the Letters of Credit or execution and delivery of the Borrower Guaranties, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrower Parties’ use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under the Constituent Documents of any Credit Party. Nothing, including, without limitation, any Borrowing, any Rollover, any issuance of any Letter of Credit, or acceptance of any Qualified Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any investment by the Borrower Parties is permitted by the terms of the Constituent Documents of any Credit Party. No Borrower Party shall to its actual knowledge use the proceeds of any Borrowing hereunder to purchase any assets or securities from any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223, unless such Borrower Party provides notice as required under Section 2.10(b) below and either (i) the applicable Lender determines that a Reg W Exemption applies or that a Reg W Exemption does not apply, but such Lender will, nonetheless fund its Pro Rata Share of the applicable Borrowing or the applicable Letter of Credit or (ii) the proceeds of such Borrowing or participation in such Letter of Credit are reallocated, in each case, as set forth in Section 2.10(b) below. Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan, and Letter of Credit proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223).

(b) If any Borrower Party intends to use the proceeds of any Borrowing hereunder to purchase any assets or securities from any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223, the Borrower Parties shall first provide written notice of such intended use to the affiliated Lender and the Administrative Agent with the applicable Request for Borrowing or Request for Letter of Credit. Such affiliated Lender shall thereupon use its reasonable efforts to determine, in its sole reasonable discretion, if such Borrower Party’s purchase of assets or securities qualifies for any exemption set forth in 12 C.F.R. § 223.16 (the “Reg W Exemptions”) but shall have no obligation to cause any such purchase of assets or securities from Borrower Party’s Affiliate to be restructured in order to satisfy any such Reg W Exemption. If such notice is not provided in connection with any Request for Borrowing or Request for Letter of Credit

hereunder, the Borrower Parties shall be deemed to have represented and warranted to the Administrative Agent and each Lender on the date of such Borrowing or issuance of Letter of Credit that, to their actual knowledge, as of such date, the proceeds of such Borrowing or Letter of Credit will not be used by such Borrower to, directly or indirectly, either (x) purchase any asset or securities from any Lender’s “affiliate” as such term is used in 12 C.F.R. Part 223 or (y) invest in any fund sponsored by the Lender or any Lender’s “affiliate” as such term is used in 12 C.F.R. Part 223. If such Lender (the “Conflicted Lender”) determines, in a writing delivered to the Administrative Agent and the Borrowers, that the use of any proceeds of any requested Borrowing or Letter of Credit includes the purchase of any asset or securities from such Conflicted Lender’s “affiliate” (as such term is used in 12 C.F.R. Part 223) and such transaction does not comply with any of the Reg W Exemptions, such Conflicted Lender’s Pro Rata Share of such requested Borrowing or Letter of Credit, as applicable, shall be reallocated to the other Lenders (the “Non-Conflicted Lenders”) in accordance with their Pro Rata Shares (calculated without regard to such Conflicted Lender’s Commitment), but only to the extent that such reallocation does not cause the aggregate Principal Obligations of any Non-Conflicted Lender to exceed such Non-Conflicted Lender’s Commitment. The Administrative Agent shall promptly notify each Non-Conflicted Lender of its obligation to fund its Pro Rata Share of the Conflicted Lender’s ratable share of such requested Borrowing or Letter of Credit, as applicable, and the Non-Conflicted Lenders shall fund such requested Loan or participate in such requested Letter of Credit, as applicable, based on such reallocation but otherwise consistent with Section 2.5. Notwithstanding any provision in this Credit Agreement to the contrary, no Lender shall be obligated to fund any Loan or participate in any Letter of Credit if such Lender reasonably believes that such transaction may result in such Lender entering into a “covered transaction” as such term is defined in Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W and such transaction is not eligible for a Reg W Exemption. Notwithstanding any provision in this Credit Agreement to the contrary, a single breach of this Section 2.10(b) may be waived with the consent of the affiliated Lender affected thereby and shall not require the consent of any other Person.

2.11. Fees. The applicable Borrowers shall pay to the Administrative Agent fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between the Borrowers and the Administrative Agent in the Fee Letter. The Borrowers will pay to the Administrative Agent, for the account of each Lender, such other fees as are payable in the amount and on the date agreed to by the Borrowers in the Fee Letter.

2.12. Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender, an unused commitment fee at the rate of 25 basis points (0.25%) per annum on the Commitment of the Lenders which was unused (through the extension of Loans or the issuance of Letters of Credit), in either case calculated on the basis of actual days elapsed in a year consisting of 360 days. The unused commitment fee payable hereunder shall commence to accrue on the Closing Date and shall be payable quarterly in arrears on the last Business Day of each calendar quarter and any date that the Maximum Commitment is reduced pursuant to Section 3.6 with respect to the portion of the Maximum Commitment so reduced for the immediately preceding quarter (or a portion thereof) and on the Maturity Date. The Credit Parties and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

2.13. Letter of Credit Fees. The applicable Borrower Party shall pay to the Administrative Agent: (a) for the benefit of the Lenders, in consideration for the issuance of Letters of Credit for the account of such Borrower Party hereunder, a non-refundable fee equal to the Applicable Margin (plus, upon request of the Required Lenders, 2% per annum if an Event of Default has occurred and is continuing) on the daily face amount of each Letter of Credit, issued for the account of such Borrower Party, less the amount of any draws on such Letter of Credit, payable in quarterly installments in arrears on the last Business Day of each calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized); and (b) for the benefit of the Letter of Credit Issuer: (i) to the extent a Person other than Wells Fargo or any of its Affiliates shall at any time become a Lender hereunder in accordance with the terms hereof, upon the issuance of each Letter of Credit, a non-refundable fronting fee equal to 12.5 basis points (0.125%) of the maximum amount of such Letter of Credit; (ii) $1,000 per requested issuance or amendment of a Letter of Credit; and (iii) all other reasonable, customary and documented out of pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer.

2.14. Extension of Maturity Date. The Borrowers shall have an option, in their sole discretion, to extend the Stated Maturity Date for one (1) additional term of no longer than 364 days (such extension shall be referred to herein as an “Extension”), subject to satisfaction of the following conditions precedent:

(a) as of the date of delivery of the Extension Request and immediately before and after giving effect to such extension, the representations and warranties of each Credit Party set forth herein and in the other Loan Documents shall be true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition (and except to the extent of changes in facts and circumstances that have been disclosed in writing to the Administrative Agent and do not constitute an Event of Default or Potential Default);

(b) on or prior to the proposed date of such Extension, the Borrowers shall have paid to the Administrative Agent for the benefit of the Lenders the Extension Fee, payable to each such Lender ratably based on its share of the Commitments subject to extension;

(c) no Potential Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the initial Stated Maturity Date;

(d) the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than twenty (20) days prior to the Stated Maturity Date (which shall be promptly forwarded by the Administrative Agent to each Lender); and

(e) the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the effectiveness of any extension of the Maturity Date.

2.15. Increase in the Maximum Commitment.

(a) Request for Increase. Subject to compliance with the terms of this Section 2.15, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrowers may increase the Maximum Commitment to an amount not exceeding $1,500,000,000. Such increase may be done in one or more requested increases, in $50,000,000 increments, or such lesser amount to be determined by the Administrative Agent (each such increase, shall be referred to herein as a “Facility Increase”).

(b) Effective Date. The effective date of any Facility Increase (the “Increase Effective Date”) shall be specified by the Borrowers in the applicable Facility Increase Request and (unless otherwise agreed in writing by the Administrative Agent) shall be no less than ten (10) Business Days after receipt of a Facility Increase Request. The Administrative Agent shall notify the Borrowers and the Lenders of the Increase Effective Date.

(c) Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i) the Borrowers shall deliver to the Administrative Agent a Facility Increase Request and, to the extent not otherwise authorized pursuant to the terms of the applicable Borrower’s Constituent Documents, resolutions adopted by the Borrowers approving or consenting to such increase, certified by a Responsible Officer of the Borrowers that such resolutions are true and correct copies thereof and are in full force and effect;

(ii) on or prior to the proposed date of such Facility Increase, the Borrowers shall have paid to the Administrative Agent the Facility Increase Fee for the benefit of the increasing Lenders, with such fee payable to each Lender ratably based on its share of the Facility Increase;

(iii) if applicable, the Borrowers shall execute replacement Notes payable to the Administrative Agent reflecting the Facility Increase;

(iv) as of the effective date of such increase and immediately after giving effect thereto, the representations and warranties of each Credit Party set forth herein and in the other Loan Documents shall be true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition (and except to the extent of changes in facts and circumstances that have been disclosed in writing to the Administrative Agent and do not constitute an Event of Default or Potential Default);

(v) no Potential Default or Event of Default shall have occurred and be continuing on the date on which the Facility Increase Request is delivered or immediately after giving effect to the Facility Increase;

(vi) on the Increase Effective Date, (x) an existing Lender or Lenders shall increase its Commitment to support any Facility Increase, in its sole discretion, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility in accordance with Section 12.11(g) and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase; and

(vii) the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the Increase Effective Date.

For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility. No Lender will be required to commit, nor shall any Lender have any preemptive right, to provide any portion of any Facility Increase. On the Increase Effective Date, Schedule II hereof shall be automatically updated to reflect any corresponding increase in any Lender’s Commitment and/or the Commitment of any additional Lender and any change in a Lender’s Pro Rata Share of Letter of Credit Liability.

(d) Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender increasing its Commitment), the Administrative Agent will reallocate the outstanding Loans and participations in Letters of Credit hereunder (including any Loans made by any new or increasing Lender pursuant to this Section 2.15) such that, after giving effect thereto, each Lender’s (including each new or increasing Lender’s) share of outstanding Loans and participations in Letters of Credit shall be in proportion to each Lender’s respective Pro Rata Share. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, the (i) Administrative Agent will give advance notice sufficient to comply with the applicable time period in Section 2.3 and Section 2.8, as applicable to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans and/or participations in Letters of Credit, as applicable being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans and/or participations in such Letters of Credit, as applicable. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the applicable Borrower Parties shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.5 as a result of such reallocation occurring on any date other than an Interest Payment Date.

2.16. Lender Hedge Agreements. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, a Borrower, Guarantor or Person guaranteed by Borrowers and/or Guarantors (each, a “Secured Hedge Party”) and an entity that is a Lender or an Affiliate of a Lender at the time of entry into such agreement (each, in such capacity, a “Secured Hedge Bank”) may in their sole discretion enter into Lender Hedge Agreements and may secure such Credit Party’s obligations in connection with such Lender Hedge Agreement with the Collateral; provided that the obligations under the related Lender Hedge Agreement shall be secured by the Collateral but be junior in right and in payment as set forth in clause (c) of Section 3.4.

SECTION 3

PAYMENT OF OBLIGATIONS

3.1. Revolving Credit Notes. The Administrative Agent may request that the Loans be evidenced by a master promissory note. In such event, each Borrower shall execute and deliver a Note or Notes, substantially in the form of Exhibit B (with blanks appropriately completed in conformity herewith), payable to the Administrative Agent on behalf of the Lenders. Each Borrower Party agrees, from time to time, upon the request of the Administrative Agent or any Lender, to reissue a new Note or new Qualified Borrower Promissory Note, as applicable, in accordance with the terms and in the form heretofore provided, to the Administrative Agent or such Lender, in renewal of and substitution for the Note or Qualified Borrower Promissory Note, as applicable, previously issued by such Borrower Party to the Administrative Agent or such Lender, and such previously issued Note or Qualified Borrower Promissory Note, as applicable, shall be returned to such Borrower Party marked “replaced”.

3.2. Payment of Obligations. The Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date.

3.3. Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.6, notwithstanding whether the applicable Borrower Party received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from a Borrower Party in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent in the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the applicable Borrower Party.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date and on the Maturity Date, (ii) on each other date of any reduction of the outstanding principal amount of the Loans hereunder (solely with respect to the portion of the Obligations so prepaid), and (iii) upon the occurrence and during the continuance of an Event of Default, at any time upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.4. Payments on the Obligations.

(a) Credit Party Payments. All payments of principal of, and interest on, the Obligations under this Credit Agreement by any Credit Party to or for the account of the Lenders, or any of them, shall be made without condition or deduction for any counterclaim, set-off, defense or recoupment by the Borrower Parties for receipt by the Administrative Agent (i) in the case of payments in Dollars, before 4:00 p.m. (New York time) and (ii) in the case of payments in Alternative Currency, before 3:00 p.m. (London time), in each case in federal or other immediately available funds to the Administrative Agent at account number 01104331628807 at Wells Fargo Bank, National Association, ABA No.: 121 000 248, account name “Agency Services Clearing Account”, reference Sixth Street Lending Partners, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after such payment deadlines shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. All payments shall be made in the currency of the related Borrowing.

(b) Lender Payments. Except as provided in Sections 3.4(c) and 12.12, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by a Borrower Party of principal of, and interest on, the Obligations by the Borrower Parties to or for the account of the Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the applicable Borrower Party’s obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrower Parties from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4.

(c) Application of Payments.

(i) So long as (A) no Event of Default has occurred and is continuing (B) the Principal Obligations do not exceed the Available Commitment, and (C) the Principal Obligations do not exceed the Maximum Commitment, all payments made on the Obligations shall be applied as directed by the Borrowers.

(ii) At all times when a payment is made when the Principal Obligations exceed the Available Commitment (or the aggregate Principal Obligations exceed the Maximum Commitment), so long as no Event of Default has occurred and is continuing, such payment made on the Obligations shall be applied as directed by the Borrowers, so long as either (A) such payment is to be applied to ordinary course payments for interest or fees due hereunder, or (B) such payment is to be applied to the Principal Obligations for the purpose of curing any such excess.

(iii) At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner:

(A)	first, ratably to the parties entitled to such payments hereunder, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof;

(B)

second, ratably to the Lenders based on their proportional share of the Obligations being repaid on such date against the amount of interest accrued and unpaid on the Principal Obligations as of the date of such payment;

(C)

third, ratably to the applicable Lenders based on their proportional share of the Obligations being repaid on such date pursuant to this clause (iii), against all Principal Obligations due and owing to the Lenders as of the date of such payment;

(D)

fourth, ratably to the applicable Secured Hedge Banks based on their proportional share of the Obligations being repaid on such date pursuant to this clause (iii), against any amounts due and owing in respect of Lender Hedge Agreements; and

(E)	fifth, ratably to the parties entitled to such payments hereunder, to all other amounts constituting any portion of the Obligations.

3.5. Prepayments.

(a) Voluntary Prepayments. Each Borrower Party may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty on any Business Day; provided that: (a) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) on the date of prepayment of Daily Simple RFR Loans in Dollars, (B) three (3) RFR Business Days prior to any date of prepayment of Term SOFR Loans, (C) four (4) Eurocurrency Banking Days prior to any date of prepayment of Eurocurrency Rate Loans, (D) four (4) RFR Business Days prior to any date of prepayment of Daily Simple RFR Loans in Sterling, and (E) on the date of prepayment of Reference Rate Loans; and (b) any prepayment of Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof (or the Dollar Equivalent thereof) or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such written notice is given by a Borrower Party, such Borrower Party shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.5. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.

(b) Mandatory Prepayment.

(i) Excess Loans Outstanding. If, on any day (i) the Dollar Equivalent of the Principal Obligations exceeds the Available Commitment (including, without limitation, as a result of an Exclusion Event) or (ii) the Dollar Equivalent of the Letter of Credit Liability exceeds the lesser of: (A) the remainder of: (1) the Available Commitment as of such date; minus (2) the Dollar Equivalent of the Principal Obligations as of such date; and (B) the Letter of Credit Sublimit on such date, then one or more Borrower Parties shall pay (without duplication) without further demand such excess to the Administrative Agent, for the benefit of the Lenders, in immediately available funds (except to the extent any such excess is addressed by Section 3.5(b)(ii)), by the Required Payment Time. Following the occurrence and during the continuance of a Cash Control Event, each Credit Party hereby agrees that the Administrative Agent may withdraw from any Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations until such time as the payment obligations of this Section 3.5(b) have been satisfied in full.

(ii) Excess Letters of Credit Outstanding. If any excess calculated pursuant to Section 3.5(b) is attributable to undrawn Letters of Credit, one or more Borrower Parties shall promptly Cash Collateralize, or cause to be Cash Collateralized such excess with the Administrative Agent pursuant to the terms of Section 2.8(h), as security for such portion of the Obligations. Unless otherwise required by Applicable Law, upon: (i) a change in circumstances such that the Dollar Equivalent of Principal Obligations no longer exceed the Available Commitment when no Event of Default has occurred and is continuing; or (ii) the full and final payment of the Obligations (other than (i) unasserted contingent indemnification Obligations not yet due and payable and (ii) Obligations in respect of a Lender Hedge Agreement that have been cash collateralized or otherwise satisfied) and the expiration or termination of all Letters of Credit, the Administrative Agent shall return to the applicable Borrower Parties any amounts remaining in the Cash Collateral Accounts.

3.6. Reduction or Early Termination of Commitments. One or more Borrower Parties may from time to time permanently terminate the Commitments, or reduce the Maximum Commitment, by giving prior written notice to the Administrative Agent of such termination or reduction two (2) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrower Party in such notice and shall be a Business Day): (a) in the case of a complete termination of the Commitments, upon (i) prepayment of all of the outstanding Obligations by the applicable Borrower Parties, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.3 and (ii) if any Letter of Credit Liability exists, payment to the Administrative Agent of Cash Collateral (from the proceeds of Capital Calls only) for deposit in the Cash Collateral Account in accordance with Section 2.8(h); or (b) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.3, provided that, the Maximum Commitment may not be reduced such that, the Available Commitment would be less than the Letter of Credit Liability (unless the Administrative Agent has received Cash Collateral for deposit in the Cash Collateral Account in accordance with Section 2.8(h)); in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to or greater than $10,000,000; and (y) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to $25,000,000 or less (except for, in either case, a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders according to their Pro Rata Share.

3.7. Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by notice to the Administrative Agent and the Borrowers. In such event, the Administrative Agent shall continue to hold the Note (and any Qualified Borrower Promissory Note), if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

3.8. Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to, and the Letter of Credit Issuer has been induced to issue Letters of Credit for the account of, the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that all Obligations under the Loan Documents be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, the Borrowers shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities, including, without limitation, the Loans and the other Obligations, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans, the Letters of Credit and the other Obligations against any one or more of the Borrowers.

(c) Separate Exercise of Remedies. The Administrative Agent (on behalf of the Secured Parties) may exercise remedies against each Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property. The Administrative Agent may enforce one or more Borrower’s obligations without enforcing any other Borrower’s obligations and vice versa. Any failure or inability of the

Administrative Agent to enforce one or more Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of the other Borrowers. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

(d) Qualified Borrowers. The Obligations of any Qualified Borrower hereunder shall be several and limited only to the Loans and Letters of Credit made or issued on its behalf. All Loans and Letters of Credit provided to a Qualified Borrower hereunder shall be guaranteed by the applicable Borrower or Guarantor in accordance with the applicable Qualified Borrower Guaranty, and such Borrower or Guarantor shall be jointly and severally liable with such Qualified Borrower for the full amount of the Loans and Letters of Credit and other Obligations of such Qualified Borrower.

SECTION 4

CHANGE IN CIRCUMSTANCES

4.1. Taxes.

(a) Letter of Credit Issuer. For purposes of this Section 4.1, the term “Lender” includes the Letter of Credit Issuer.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (b) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnification. (i) The Borrowers shall, and each does hereby, jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. (ii) Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11 relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested in writing by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested in writing by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements (including pursuant to the implementation of the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters The Common Reporting Standard and any implementing legislation or related guidance). Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower Party is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower Party and the Administrative Agent on or prior to the date on which such Lender becomes a Lender (and from time to time thereafter upon the reasonable written request of such Borrower Party or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Parties and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable written request of the Borrower Parties or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit R-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower Parties within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-2 or Exhibit R-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Parties and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable written request of the Borrower Parties or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower Parties or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower Parties and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested in writing by the Borrower Parties or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrower Parties or the Administrative Agent as may be necessary for the Borrower Parties and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Parties and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority having jurisdiction over such Lender has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to (a) purchase or sell, or to take deposits of, the applicable currency (other than Dollars) or (b) determine or charge interest rates based upon any RFR, any Adjusted Daily Simple RFR, Adjusted Term SOFR, the Eurocurrency Rate or the Adjusted Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower Parties through the Administrative Agent, (i) in the case of any determination described in the foregoing clause (a), any obligation of such Lender to make or continue Loans or the Obligations in such currency shall be suspended until such Lender notifies the Administrative Agent and the Borrower Parties that the circumstances giving rise to such determination no longer exist and, until such time, the affected Loans or Obligations of such Lender in such currency shall be converted to, and shall continue, as Reference Rate Loans and Obligations denominated in Dollars in an amount equal to the aggregate Dollar Equivalent amount of such Loans and Obligations immediately prior to such suspension, which conversion shall be (x) in the case of any Daily Simple RFR Loan, immediately, or (y) in the case of any Term SOFR Loan or any Eurocurrency Rate Loan, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans and Obligations to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans or Obligations to such day, and (ii) in the case of any determination described in the foregoing clause (b), any obligation of such Lender to make, maintain or fund Loans accruing interest at such RFR, such Adjusted Daily Simple RFR, such Adjusted Term SOFR, such Eurocurrency Rate or such Adjusted Eurocurrency Rate, as applicable, or to convert Loans accruing interest calculated by reference to the Reference Rate (unless the Reference Rate is also calculated off Adjusted Daily Simple RFR in accordance with the definition of “Reference Rate”) to be Loans accruing interest calculated by reference to such

RFR, shall be suspended until such Lender notifies the Administrative Agent and the Borrower Parties that the circumstances giving rise to such determination no longer exist. Until the time of such notice by such Lender in the case of the foregoing clause (ii), the affected Loans or Obligations of such Lender outstanding at the time of such suspension shall be continued as Reference Rate Loans and Obligations denominated in Dollars in an amount equal to the aggregate Dollar Equivalent amount of such Loans and Obligations immediately prior to such suspension, which conversion shall be (x) in the case of any Daily Simple RFR Loan, immediately, or (y) in the case of any Term SOFR Loan or any Eurocurrency Rate Loan, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans and Obligations to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans or Obligations to such day. Upon the prepayment of any such Loans, the applicable Borrower Party shall also pay accrued and unpaid interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.3. Inability to Determine Rates.

(a) Subject to Section 4.10, in connection with any Request for Borrowing of, Conversion Notice to or Rollover Notice of any RFR Loan or otherwise, if for any reason (i) the Administrative Agent determines in its reasonable discretion (which determination shall be conclusive and binding absent manifest error) that (x) if Adjusted Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining “Adjusted Daily Simple RFR” pursuant to the definition thereof, or (y) if Adjusted Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining “Adjusted Term SOFR” for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period, or (ii) the Administrative Agent determines in its reasonable discretion (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange markets with respect to an applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), then, in each case the Administrative Agent shall promptly give notice thereof to the Borrower Parties. Upon notice thereof by the Administrative Agent to the Borrower Parties, any obligation of the Lenders to make RFR Loans in each such affected currency, and any right of the Borrower Parties to Convert any Loan in each such currency (if applicable) to or Rollover any Loan as an RFR Loan in each such affected currency, shall be suspended (to the extent of the affected RFR Loans or, in the case of Term SOFR Loans, the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (A) the applicable Borrower Party may revoke any pending Request for Borrowing of, Conversion Notice to or Rollover Notice of RFR Loans in each such affected currency (to the extent of the affected RFR Loans or, in the case of Term SOFR Loans, the affected Interest Periods) or, failing that, (I) in the case of any Request for Borrowing of any affected Daily Simple RFR Loans in Dollars or any affected Term SOFR Loans, such Borrower Party will be deemed to have converted any such request into a Request for Borrowing of or Conversion Notice to Reference Rate Loans in the amount specified therein, and (II) in the case of any Request for Borrowing of any affected Daily

Simple RFR Loans in an Alternative Currency, then such request shall be ineffective, and (B)(I) any outstanding affected Daily Simple RFR Loans in Dollars will be deemed to have been converted into Reference Rate Loans immediately, (II) any outstanding affected Term SOFR Loans will be deemed to have been converted into Reference Rate Loans at the end of the applicable Interest Period, and (III) any outstanding affected Daily Simple RFR Loans in an Alternative Currency, at the applicable Borrower Party’s election, shall either (1) be converted into Reference Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (2) be prepaid in full, together with accrued interest thereon (subject to the last sentence of Section 2.6(a)) immediately; provided that if no election is made by the applicable Borrower Party by the date that is three (3) Business Days after receipt by such Borrower Party of such notice, such Borrower Party shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the applicable Borrower Party shall also pay accrued interest on the amount so prepaid or converted.

(b) Subject to Section 4.10, in connection with any Request for Borrowing of, Conversion Notice to or Rollover Notice of any Eurocurrency Rate Loan or otherwise, if for any reason (i) the Administrative Agent determines in its reasonable discretion (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered to banks in the London or other applicable offshore interbank market for the applicable currency, amount and Interest Period of such Loan, (ii) the Administrative Agent determines in its reasonable discretion (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to the applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Alternative Currency and Interest Period, including because the Screen Rate for the applicable Alternative Currency is not available or published on a current basis, or (iv) the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted Eurocurrency Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrowers. Upon receipt of such notice, (x) any pending Request for Borrowing or Rollover Notice of Eurocurrency Rate Loans in each such affected Alternative Currency (to the extent of the affected Eurocurrency Rate Loans or the affected Interest Periods) shall be ineffective and (y) any outstanding affected Eurocurrency Rate Loans, at the Borrowers’ election, shall either (A) be converted into Reference Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the applicable Interest Period or (B) be prepaid in full, together with accrued interest thereon (subject to Section 2.6(a)), at the end of the applicable Interest Period; provided that if no election is made by the Borrowers by the date that is the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrowers shall be deemed to have elected clause (A) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

4.4. Increased Cost and Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted Eurocurrency Rate) or the Letter of Credit Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Letter of Credit Issuer or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Letter of Credit Issuer or such other Recipient hereunder (whether of principal, interest or any other amount), in each case, in an amount that the Lender deems material in its reasonable discretion, then, upon written request of such Lender, the Letter of Credit Issuer or other Recipient, the applicable Borrower Parties shall pay to any such Lender, the Letter of Credit Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered (provided, that such amounts shall be consistent with amounts that such Lender is generally charging other borrowers similarly situated to the Borrowers).

(b) Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Letter of Credit Issuer, as applicable, the Borrower Parties shall promptly pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrower Parties shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the Borrower Parties shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.5. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower Parties shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of such Borrower Parties (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a SOFR Loan or a Eurocurrency Rate Loan after such Borrower Parties shall have requested such Loan under this Credit Agreement, (b) any prepayment or other payment of a Term SOFR Loan or a Eurocurrency Rate Loan on a day other than the last day of the Interest Period applicable to such Loan, (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of this Credit Agreement, or (d) the failure of such Borrower Parties to make a prepayment of a Loan after giving notice under this Credit Agreement, that such prepayment will be made; provided that, for the avoidance of doubt, the Borrower Parties shall not be responsible for any payment pursuant to this Section 4.5 with respect to any Loan based on a daily rate.

4.6. Requests for Compensation. If requested by the Borrowers in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of Adjusted Daily Simple RFR, Adjusted Term SOFR, or the Adjusted Eurocurrency Rate.

4.7. Survival. Without prejudice to the survival of any other agreement of the Borrower Parties hereunder, all of the Borrower Parties’ obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrower Parties of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.

4.8. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.4, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.4 or Section 4.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if any Borrower Party is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.8(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, so long as no Event of Default or Potential Default has occurred and is continuing, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.4 or 4.1) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the applicable Borrower Parties shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.11;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the assignee (to the extent of such outstanding principal) or the applicable Borrower Parties (in the case of accrued interest, fees and all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

4.9. Cash Collateral. At any time that there shall exist a Defaulting Lender, by the Required Payment Time, the applicable Borrower Parties shall Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender (determined after giving effect to Section 12.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest; Other Claims/Deficiency. (i) Each Borrower Party, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability, to be applied pursuant to subsection (b) below. (ii) If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Letter of Credit Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Borrower Party will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 4.9 or Section 12.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Letter of Credit Issuer shall no longer be required to be held as Cash Collateral pursuant to this Section 4.9 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Section 12.12, the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further, that to the extent that such Cash Collateral was provided by the Borrower Parties, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

4.10. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrowers may amend this Credit Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.10(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrowers) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.10(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.10.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate, BBSY, CDOR Rate, EURIBOR or TIBOR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, noncompliant or nonaligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrowers may revoke any pending Request for Borrowing of, Conversion Notice to or Rollover Notice of RFR Loans or Eurocurrency Rate Loans, as applicable, in each case to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (x) in the case of any Request for Borrowing of any affected Daily Simple RFR Loans in Dollars or any affected Term SOFR Loans, if applicable, the Borrowers will be deemed to have converted any such request into a Request for Borrowing of or Conversion Notice to Reference Rate Loans in the amount specified therein and (y) in the case of any Request for Borrowing of any affected Daily Simple RFR Loans in an Alternative Currency or Eurocurrency Rate Loans, if applicable, then such request shall be ineffective, and (ii)(x) any outstanding affected Daily Simple RFR Loans in Dollars, if applicable, will be deemed to have been converted into Reference Rate Loans immediately, (y) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Reference Rate Loans at the end of the applicable Interest Period, and (z) any outstanding affected Daily Simple RFR Loans in an Alternative Currency or Eurocurrency Rate Loans, at the Borrower’s election, shall either (A) be converted into Reference Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency) immediately in the case of Daily Simple RFR Loans in an Alternative Currency, or at the end of the applicable Interest Period in the case of Eurocurrency Rate Loans, or (B) be prepaid in full immediately in the case of Daily Simple RFR Loans in an Alternative Currency, or at the end of the applicable Interest Period in the case of Eurocurrency Rate Loans; provided that, with respect to any Daily Simple RFR Loan in an Alternative Currency, if no election is made by the Borrowers by the date that is three (3) Business Days after receipt by the Borrowers of such notice, the Borrowers shall be deemed to have elected clause (A) above; provided further that, with respect to any Eurocurrency Rate Loan, if no election is made by the Borrowers by the earlier of (I) the date that is three (3) Business Days after receipt by the Borrowers of such notice and (II) the last day of the current Interest Period for the applicable

Eurocurrency Rate Loan, the Borrowers shall be deemed to have elected clause (A) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.5. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Reference Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Reference Rate.

SECTION 5

SECURITY

5.1. Liens and Security Interest.

(a) Capital Commitments and Capital Calls. To secure performance by the Borrowers of the payment and the performance of the Obligations, the Credit Parties, each to the extent of their respective interests therein, shall grant to the Administrative Agent and, as applicable, assign to the Administrative Agent by way of security, for the benefit of each of the Secured Parties, a first priority, exclusive (except as expressly permitted pursuant to clause (ii) of Section 9.3), perfected security interest and Lien in and on the Collateral pursuant to the applicable Collateral Documents.

(b) Reliance. The Borrowers and the Guarantors agree that the Administrative Agent and each Lender and the Letter of Credit Issuer has entered into this Credit Agreement, extended credit hereunder and at the time of each Loan or each issuance of a Letter of Credit, will make such Loan or issue such Letter of Credit in reasonable reliance on the obligations of the Investors to fund their respective Capital Commitments as shown in their Subscription Agreements delivered in connection herewith and accordingly, it is the intent of the parties that such Capital Commitments may be enforced by the Administrative Agent, on behalf of the Lenders and other Secured Parties, pursuant to the terms of the Loan Documents, directly against the Investors without further action by any Credit Party and notwithstanding any compromise of any such Capital Commitment by any Credit Party after the Closing Date as provided in 6 Del. C. § 17-502(b)(1).

The security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a security interest in the Collateral, including without limitation each Security Agreement, each Collateral Account Pledge, each Control Agreement and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents”.

5.2. The Collateral Accounts; Capital Calls.

(a) The Collateral Accounts. In order to secure further the payment and the performance of the Obligations and to effect and facilitate the right of the Secured Parties, each Guarantor and Borrower shall require that each Investor wire transfer to a Collateral Account all monies or sums paid or to be paid by the Investors pursuant to Capital Calls. In addition, each Guarantor and Borrower shall deposit into a Collateral Account, within two (2) Business Days of receipt thereof, any payments and monies that such Guarantor or Borrower receives directly from Investors as Capital Contributions.

(b) Use of the Collateral Accounts. Upon the occurrence and during the continuation of a Cash Control Event, the Administrative Agent is authorized to take exclusive control of the Collateral Accounts. If State Street Bank and Trust Company ceases to be an Eligible Institution, each Guarantor and Borrower shall have thirty (30) days following notice from the Administrative Agent to move its Collateral Account to a replacement Account Bank that is Wells Fargo or an Eligible Institution. If an Account Bank terminates a Control Agreement, the applicable Guarantor or Borrower shall open a new collateral account that is subject to a new Control Agreement with a replacement Account Bank within thirty (30) days of such termination or such longer period as may be approved by the Administrative Agent.

(c) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that none of the Administrative Agent, Letter of Credit Issuer, or any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to the Capital Calls issued by any Credit Party. None of them shall be required to refer to a Subscription Agreement and other Constituent Documents of any Credit Party or any Side Letter, or take any other action with respect to any other matter that might arise in connection with a Subscription Agreement and other Constituent Documents of any Credit Party, a Side Letter or any Capital Call. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Credit Party or any of the Investors. None of them shall have any duty to inquire into the use, purpose, or reasons for the making of any Capital Call by any Credit Party or the investment or use of the proceeds thereof.

(d) Capital Calls The applicable Credit Parties will issue Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder.

(e) No Representations. Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Capital Call nor shall the Administrative Agent or the Secured Parties be accountable for any Credit Party’s use of the proceeds of any Capital Contribution.

(f) Appointment of the Applicable Guarantor and Borrower as Agent and Other Agreements In Respect of Certain Collateral Accounts.

(i) Each Guarantor and Borrower that directs Investors to fund Capital Contributions to a Collateral Account that is in the name of another Guarantor or Borrower (such other Guarantor and Borrower being referred to herein as a “Collateral Account Holder”, and such directing Guarantor and Borrower being referred to herein as a “Directing Party”) hereby irrevocably appoints such Collateral Account Holder as its agent and authorizes and empowers such Collateral Account Holder to: (A) receive any Capital Contributions paid to such Collateral Account for the benefit of such Directing Party, (B) to withdraw such amounts at the request of such Directing Party and (C) to take such other related actions on behalf of such Directing Party and to exercise such related powers under this Credit Agreement and the other Loan Documents as are delegated to such Directing Party by the terms hereof or thereof, together with all such powers as are reasonably incidental hereto or thereto.

(ii) Each Credit Party agrees to cooperate with the Administrative Agent to accomplish the purposes of the foregoing.

(iii) Each applicable Credit Party hereby authorizes and empowers the applicable Collateral Account Holder to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Credit Party’s right, title, and interest in and to all amounts held in or credited to the Collateral Account of such Collateral Account Holder constituting Capital Contributions to such Credit Party in order to secure such Credit Party’s Obligations.

(iv) Except as otherwise provided in this Credit Agreement, all amounts held in or credited to any Collateral Account may be commingled and need not be held separately for any Guarantor or Borrower and any gain or loss from any investment in any cash equivalents held in or credited to such Collateral Account shall be allocated amongst the Guarantors and Borrowers in a manner reasonably determined by the applicable Guarantors and Borrowers.

5.3. Agreement to Deliver Additional Collateral Documents. The Credit Parties shall deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority security interests in the Collateral, together with other assurances of the enforceability and first priority of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted in accordance with this Section 5.

5.4. Subordination. Unless the prior written consent of the Administrative Agent has been obtained, during the continuance of a Cash Control Event, no Credit Party shall make any payments or advances of any kind directly or indirectly, on any debts and liabilities to any other Credit Party, Investor or the Investment Adviser whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created; provided that, the Credit Parties can pay up to $35,000,000 in the aggregate to the Investment Adviser for the payment of management fees during any particular Cash Control Event; provided, further that the payment of any and all management or other fees shall be subordinated in right of repayment to the Obligations. The Investment Adviser acknowledges and agrees that at any time a Cash Control Event has occurred and is continuing, the payment of any and all management or other fees due and owing to it from any Credit Party shall be subordinated to and inferior in right of payment to the Obligations in all respects.

SECTION 6

CONDITIONS PRECEDENT TO LENDING

6.1. Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing hereunder or cause the issuance of the initial Letters of Credit shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below have been satisfied or waived:

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower hereto as of the Closing Date;

(b) Note. A Note duly executed and delivered by the Initial Borrower (if required) in accordance with Section 3.1;

(c) Security Agreement. A Security Agreement, duly executed and delivered by the Initial Borrower and the Administrative Agent for the benefit of the Secured Parties;

(d) Collateral Account Pledge. A Collateral Account Pledge, duly executed and delivered by the Initial Borrower and the Administrative Agent for the benefit of the Secured Parties;

(e) Control Agreements. A Control Agreement with respect to the Collateral Account of the Initial Borrower, duly executed and delivered by the Initial Borrower;

(f) Filings. (i) Satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) in the jurisdiction of formation, incorporation or registration of the Initial Borrower, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral (subject to Permitted Liens), copies of the financing statements on file in such jurisdictions and evidence that no Liens (subject to Permitted Liens) exist on the Collateral, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii) Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) satisfactory to the Administrative Agent with respect to the Collateral together with written evidence satisfactory to the Administrative Agent that the same have been filed or submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s sole discretion, to perfect the Secured Parties’ first priority security interest in the Collateral (subject to any Permitted Liens);

(g) Responsible Officer Certificates. A certificate from a Responsible Officer of the Initial Borrower, substantially in the form of Exhibit K;

(h) The Borrowers’ Constituent Documents. True and complete copies of the Constituent Documents of the Initial Borrower, together with a certificate of good standing (or other similar instrument) of the Initial Borrower, in each case certified by a Responsible Officer of the Initial Borrower to be correct and complete copies thereof and in effect on the date hereof and in each case reasonably satisfactory to the Administrative Agent;

(i) [reserved];

(j) [reserved];

(k) [reserved];

(l) Authority Documents. To the extent not otherwise authorized pursuant to the terms of the Initial Borrower’s Constituent Documents, a copy of resolutions of the board of directors or comparable managing body of such Credit Party, approving and adopting the Loan Documents and authorizing execution and delivery thereof, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the date hereof;

(m) Incumbency Certificate. From the Initial Borrower, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of such Credit Party, together with the true signatures of each such Person; the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(n) Opinions. Favorable written opinions of counsel to the Initial Borrower in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date. The Initial Borrower hereby request that such counsel deliver such opinions;

(o) Investor Documents. With respect to Investors of the Initial Borrower as of the date hereof, a copy of such Investor’s duly executed Subscription Agreement, Side Letter (if applicable) and Credit Link Document (if applicable);

(p) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by the Initial Borrower on or prior to the date hereof, including pursuant to the Fee Letter, and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Initial Borrower hereunder, including the reasonable and documented fees and disbursements of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing; provided that such fees and disbursements of the Administrative Agent’s special counsel shall be paid by the Initial Borrower in the ordinary course of business;

(q) ERISA Status. With respect to the Initial Borrower either (i) a favorable written opinion of counsel to the Initial Borrower addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel (such acceptance not to be unreasonably withheld), regarding the status of the Initial Borrower as an “operating company,” within the meaning of the Plan Asset Regulations (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel (such acceptance not to be unreasonably withheld), together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of the Initial Borrower that the underlying assets of the Initial Borrower do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Credit Party is held by “benefit plan investors” within the meaning of the Plan Asset Regulations;

(r) Collateral Account. Evidence that the Collateral Account has been established;

(s) [reserved];

(t) “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that the Initial Borrower has become KYC Compliant.

6.2. Conditions to All Loans and Letters of Credit. The obligation of the Lenders to advance each Borrowing (including without limitation the initial Borrowing) and the obligation of the Letter of Credit Issuer to cause the issuance of Letters of Credit (including, without limitation, the initial Letter of Credit) hereunder is subject to the following conditions precedent that:

(a) Representations and Warranties. The representations and warranties of the Credit Parties set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit, with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that for purposes of this Section 6.2(a), the representations and warranties contained in Section 7.6 shall be deemed to refer to the most recent financial statements furnished pursuant to clause (i) of Section 8.1(a);

(b) No Default. No Event of Default or a Potential Default exists at such date;

(c) Request for Borrowing/Request for Letter of Credit. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, together with a Borrowing Base Certificate;

(d) No Investor Excuses. Other than as disclosed to the Administrative Agent in writing, the Credit Parties have no knowledge or belief, determined in good faith, that any Included Investor or Designated Investor is reasonably likely to request any withdrawal, excuse or exemption right under the applicable Subscription Agreement and other Constituent Documents or any Side Letter with respect to any investment being acquired in whole or in part with any proceeds of the related Loan or Letter of Credit (provided, that if the Credit Parties have disclosed a potential excuse or exemption right to the Administrative Agent in writing that the Credit Parties believe in good faith is reasonably likely to be exercised, the excused, withdrawn or exempted portion of the applicable Included Investor’s or Designated Investor’s Unfunded Capital Commitment shall be excluded from the calculation of the Borrowing Base, but the Lenders shall be obligated to advance the requested Borrowing and the Letter of Credit Issuer shall be obligated to cause the issuance of each requested Letter of Credit upon satisfaction of the other conditions therefor);

(e) Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the applicable Borrower Party;

(f) Available Commitment. As applicable (i) after giving effect to the proposed Borrowing, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment; or (ii) after giving effect to the issuance of the requested Letter of Credit, the Dollar Equivalent of the Letter of Credit Liability will not exceed the lesser of: (A) the remainder of: (1) the Available Commitment as of such date; minus (2) the Dollar Equivalent of the Principal Obligations as of such date; and (B) the Letter of Credit Sublimit on such date; and

(g) No Key Person Event. No Key Person Event (as defined in the Subscription Agreement) has occurred and is continuing.

6.3. Addition and Withdrawal of Qualified Borrowers. (a) The obligation of the Lenders to advance a Borrowing to a proposed Qualified Borrower hereunder or to cause the issuance of a Letter of Credit to a proposed Qualified Borrower is subject to the conditions that the Borrowers shall have given the Administrative Agent at least five (5) Business Days’ prior written notice and each of the following:

(i) Approval of Qualified Borrower. In order for an entity to be approved as a Qualified Borrower (A) the applicable Borrower or Guarantor must obtain the written consent of each Lender, not to be unreasonably withheld; (B) such entity shall be one in which a Borrower or another Credit Party owns a direct or indirect ownership interest, or through which a Borrower or another Credit Party may acquire an investment, the indebtedness of which entity can be guaranteed by such Borrower or Guarantor under its Constituent Document (a “Qualified Borrower”); and (C) the provisions of this Section 6.3(a) shall be satisfied;

(ii) Guaranty of Qualified Borrower Obligations. The applicable Borrower or Guarantor shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment substantially in the form of Exhibit J (the “Qualified Borrower Guaranty”, and such guaranties, collectively, the “Borrower Guaranties”), which shall be acknowledged and agreed to by the applicable Borrower or Guarantor, and enforceable against the applicable Borrower or Guarantor for the payment of a Qualified Borrower’s debt or obligation to the Lenders;

(iii) Qualified Borrower Promissory Note. Upon the request of the Administrative Agent, such Qualified Borrower shall execute and deliver a promissory note, substantially in the form of Exhibit S (as such note may be amended, restated, reissued, extended or modified, a “Qualified Borrower Promissory Note”), payable to the Administrative Agent, for the benefit of the Secured Parties in the principal amount of its related Obligations;

(iv) Authorizations of Qualified Borrower. To the extent not otherwise authorized pursuant to the terms of such Qualified Borrower’s Constituent Document, the Administrative Agent shall have received from such Qualified Borrower appropriate evidence of the authorizations of the managing body of such Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note, duly adopted by the Qualified Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of a Responsible Officer of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(v) Incumbency Certificate. The Administrative Agent shall have received from the Qualified Borrower a signed certificate of a Responsible Officer of the Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(vi) Opinion of Counsel to Qualified Borrowers. To the extent such Qualified Borrower is not substantially similar in terms of jurisdiction and structure as an existing Borrower (excluding, for the avoidance of doubt, any Person that has ceased to be a Borrower) for which an opinion has been previously provided in the sole determination of the Administrative Agent, the Administrative Agent shall have received a favorable written opinion of counsel for such Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent. Such Qualified Borrower hereby directs its counsel to prepare and deliver such legal opinion to Administrative Agent for the benefit of the Secured Parties;

(vii) Opinion of Counsel to the Borrower. The Administrative Agent shall have received a favorable written opinion of counsel for the Borrowers with respect to the Qualified Borrower Guaranty, in form and substance reasonably satisfactory to the Administrative Agent. Borrowers hereby direct such counsel to prepare and deliver such legal opinion to Administrative Agent for the benefit of the Secured Parties;

(viii) “Know Your Customer” Information and Documents. The Lenders shall have received all items required and requested to make such Qualified Borrower KYC Compliant;

(ix) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date such Qualified Borrower becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of any related Borrowing;

(x) Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Qualified Borrower and its respective management, controlling owners, systems and operations;

(xi) ERISA Status. With respect to the initial advance to such Qualified Borrower only, either (i) a favorable written opinion of counsel to such Qualified Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel (such acceptance not to be unreasonably withheld), regarding the status of such Qualified Borrower as an “operating company,” within the meaning of the Plan Asset Regulations (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel (such acceptance not to be unreasonably withheld), together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of the Plan Asset Regulations;

(xii) Qualified Borrower Security Agreement. To the extent any Qualified Borrower has any direct rights in the Collateral, such Qualified Borrower shall have executed a Security Agreement, with such changes as are compelled by the structure of such Qualified Borrower;

(xiii) Beneficial Ownership Certification. If such Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes a Qualified Borrower, a Beneficial Ownership Certification in relation to such Qualified Borrower; and

(xiv) Additional Information. The Administrative Agent shall have received such other information and documents in respect of such Qualified Borrower as may be reasonably required by the Administrative Agent and its counsel.

(b) Withdrawal of Qualified Borrowers. If a Qualified Borrower has no Obligations outstanding (including any Loans or Letters of Credit issued for its benefit but excluding (i) any unasserted contingent indemnification obligations not yet due and payable and (ii) Obligations in respect of a Lender Hedge Agreement that have been cash collateralized or otherwise satisfied), such Qualified Borrower shall be permitted to withdraw from the Credit Facility as a Qualified Borrower upon ten (10) days’ advance written notice to the Administrative Agent (or such shorter period reasonably acceptable to the Administrative Agent), whereupon (a) such Qualified Borrower shall have no further obligations under this Credit Agreement (except as set forth in the last sentence of this Section 6.3(b), (b) any Security Agreement executed by such Qualified Borrower shall automatically terminate and shall be of no further force or effect, (c) any liens granted pursuant to any Security Agreement executed by such Qualified Borrower shall be automatically and without any further action released and (d) such Qualified Borrower shall be permitted to take any action that may be necessary in any applicable jurisdiction to evidence such release and termination. Upon request of such withdrawing Qualified Borrower, the Administrative Agent will return or destroy any Qualified Borrower Promissory Note issued by such Qualified Borrower. Notwithstanding any withdrawal by a Qualified Borrower, such Qualified Borrower (and its related Borrower or Guarantor pursuant to the applicable Qualified Borrower Guaranty) shall remain liable for any amounts due to the Secured Parties pursuant to Sections 4 and 12.5 hereof from such Qualified Borrower, which provisions shall survive any withdrawal by a Qualified Borrower and the termination of this Credit Agreement.

(c) Qualified Borrower Defaults. Notwithstanding any provision in this Credit Agreement to the contrary, if an Event of Default or a Potential Default relating solely to a Qualified Borrower shall occur, upon the payment of all Obligations of such Qualified Borrower hereunder (including, if applicable, the cash collateralization of any Letter of Credit outstanding that was issued for the account of such Qualified Borrower but excluding (i) any unasserted contingent indemnification obligations not yet due and payable and (ii) Obligations in respect of a Lender Hedge Agreement that have been cash collateralized or otherwise satisfied) (a) such Event of Default or Potential Default shall be deemed to be cured, and (b) such Qualified Borrower shall be permitted to withdraw in accordance with Section 6.3(b) hereof; provided that such payment shall be made within fifteen (15) Business Days of the earlier of: (i) written notice thereof has been given by the Administrative Agent to the Borrowers or (ii) any Responsible Officer of a Credit Party obtains actual knowledge thereof.

6.4. Addition of Borrower, Guarantor and General Partner. Upon the satisfaction of each of the following requirements in this Section 6.4, a proposed Borrower, proposed Guarantor or proposed General Partner, as applicable, shall be designated a Borrower, Guarantor, or General Partner, as applicable, hereunder, provided that the Administrative Agent shall be given at least five (5) Business Days’ prior written notice:

(a) Approval. In order for a Person to be approved as a Borrower, Guarantor, or General Partner, as applicable, hereunder, each Lender must provide written consent, not to be unreasonably withheld;

(b) Credit Party Joinder. Such Person and, if applicable, its general partner shall provide to the Administrative Agent and each of the Lenders a duly executed Credit Party Joinder, substantially in the form of Exhibit G, and such Filings as the Administrative Agent may reasonably request;

(c) Borrower Note. With respect to any proposed Borrower only, upon the request of the Administrative Agent, such proposed Borrower shall execute and deliver a Note, in substantially the form of Exhibit B;

(d) Authorizations. To the extent not otherwise authorized pursuant to the terms of such Person’s Constituent Document, the Administrative Agent shall have received from such Person appropriate evidence of the authorization of such Person approving the execution, delivery and performance of the Credit Party Joinder, its Note (if applicable) and any other Loan Documents required of such Person, duly adopted by such Person, as required by Applicable Law or agreement, and accompanied by a certificate of a Responsible Officer of such Person stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e) Responsible Officer Certificates. A certificate from a Responsible Officer of such Person, substantially in the form of Exhibit K;

(f) Constituent Documents. True and complete copies of the Constituent Documents of such Person together with certificates of existence or registration and good standing (or other similar instruments) of such Person, in each case certified by a Responsible Officer of such Person to be correct and complete copies thereof and in effect on the date such Person becomes a Borrower, Guarantor or General Partner, as applicable, hereunder and in each case satisfactory to the Administrative Agent in its sole discretion;

(g) ERISA Status. With respect to each proposed Borrower either (i) a favorable written opinion of counsel to such proposed Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel (such acceptance not to be unreasonably withheld), regarding the status of such proposed Credit Party as an “operating company,” within the meaning of the Plan Asset Regulations (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel (such acceptance not to be unreasonably withheld), together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such proposed Borrower that the underlying assets of such proposed Borrower do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such proposed Borrower is held by “benefit plan investors” within the meaning of the Plan Asset Regulations;

(h) Incumbency Certificate. The Administrative Agent shall have received from such Person a signed certificate of a Responsible Officer of such Person which shall certify the names of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by such additional Borrower or additional Guarantor, as applicable, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(i) Opinion of Counsel. To the extent such Person is not substantially similar in terms of jurisdiction and structure as an existing Borrower, Guarantor or General Partner (excluding, for the avoidance of doubt, any Person that has ceased to be a Borrower, Guarantor or General Partner) for which an opinion has been previously provided in the sole determination of the Administrative Agent, the Administrative Agent shall have received a favorable written opinion of counsel for such Person in form and substance reasonably satisfactory to the Administrative Agent;

(j) “Know Your Customer” Information and Documents. The Lenders shall have received all items required and requested to make such additional Borrower, additional Guarantor or additional General Partner, as applicable, KYC Compliant; and

(k) Additional Information. The Administrative Agent shall have received such other information and documents in respect of such Person as may be reasonably required by the Administrative Agent and its counsel.

SECTION 7

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, each Credit Party hereby represents and warrants to the Administrative Agent and the Lenders, only as to itself and not as to any other Credit Party, (provided that for purposes of Section 7.9, each General Partner shall not constitute a Credit Party) that:

7.1. Organization and Good Standing. Such Credit Party is duly registered, duly organized or duly incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of formation, registration, organization and/or incorporation (except where the failure to be in such good standing would not have a Material Adverse Effect), has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification (except where the failure to be so qualified to do business would not have a Material Adverse Effect).

7.2. Authorization and Power. Such Credit Party has the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, if applicable, and the other Loan Documents to be executed by it, and its Subscription Agreement and other Constituent Documents, if applicable. Such Credit Party is duly authorized to, and has taken all partnership, limited liability company or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, if applicable, such other Loan Documents, the Subscription Agreements and other Constituent Documents, if applicable, and is duly authorized to perform its obligations under this Credit Agreement, the Notes, if applicable, such other Loan Documents, the Subscription Agreements and other Constituent Documents, if applicable.

7.3. No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes, if applicable, or the other Loan Documents to which it is a party, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any material provision of law, statute or regulation to which such Credit Party is subject or any material judgment, license, order or permit applicable to such Credit Party or any material indenture, mortgage, deed of trust or other material agreement or instrument to which such Credit Party is a party or by which such Credit Party may be bound, or to which such Credit Party may be subject. No material consent, approval, authorization or order of any court or Governmental Authority, Investor or third party is required in connection with the execution and delivery by such Credit Party of the Loan Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained.

7.4. Enforceable Obligations. This Credit Agreement, the Notes, if applicable, and the other Loan Documents to which such Credit Party is a party are the legal and binding obligations of such Credit Party, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

7.5. Priority of Liens. The Collateral Documents to which it is a party create, as security for the Obligations, valid and enforceable, perfected first priority security interests in and Liens on all of the Collateral in which such Credit Party has any right in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens, except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law) and except as permitted under Section 9.3. Such security interests in and Liens on the Collateral in which such Credit Party has any right shall be superior to and prior to the rights of all third parties in such Collateral except as permitted under Section 9.3, and, other than in connection with any future Change in Law or in such Credit Party’s name, identity or structure, or its jurisdiction of organization, as the case may be, no further recordings or Filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements, financing change statements or their equivalent in accordance with Applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral in which such Credit Party has any right, title or interest except as permitted under Section 9.3.

7.6. Financial Condition. The Administrative Agent has received the most recently available copies of the financial statements and reports described in Section 8.1; such financial statements fairly present, in all material respects, the financial condition of such Credit Party as of the applicable date of delivery and have been prepared in accordance with GAAP, except as provided therein. For the avoidance of doubt, it is understood that no financial statements are available as of the date hereof.

7.7. Full Disclosure. There is no fact known to such Credit Party that such Credit Party has not disclosed to the Administrative Agent in writing which could reasonably be expected to have a Material Adverse Effect. All information heretofore furnished by such Credit Party, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished will be, true and correct in all material respects on the date as of which such information is stated or deemed stated.

7.8. No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

7.9. No Litigation. (i) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or, to the knowledge of such Credit Party, threatened against such Credit Party, other than any such Proceedings that has been disclosed in writing by such Credit Party to the Administrative Agent, and (ii) as of any date after the Closing Date, there are no such Proceedings pending or, to the knowledge of such Credit Party, threatened against such Credit Party, other than any such Proceedings that would not, if adversely determined, have a Material Adverse Effect.

7.10. Material Adverse Effect. Since the Closing Date, no Material Adverse Effect has occurred.

7.11. Taxes. Each Credit Party has filed all federal, state and other tax returns and reports required to be filed, and has paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon such Credit Party or its property, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.12. Principal Office; Jurisdiction of Formation. As of the date hereof, (a) each of the principal office, chief executive office, and principal place of business of such Credit Party is correctly listed on Schedule I hereto, and such Credit Party has been at such location since its formation; and (b) the jurisdiction of formation, incorporation or registration of such Credit Party is correctly listed on Schedule I hereto, and such Credit Party is not organized under the laws of any other jurisdiction.

7.13. ERISA. Each Borrower Party and Guarantor satisfies an exemption under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets. Provided that no Lender is using Plan Assets to fund or hold the Loan (unless the applicable Lender is relying on a prohibited transaction exemption in connection with such Lender’s funding or holding of the Loan with Plan Assets, the conditions of exemptive relief of which are, and continue to be, satisfied in connection with such Lender’s funding or holding of the Loan with Plan Assets), the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations in accordance with the terms of the Loan Documents, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A) – (D) of the Internal Revenue Code.

7.14. Compliance with Law. Such Credit Party is, to the best of its knowledge, in compliance in all material respects with all material laws, rules, regulations, orders, and decrees which are applicable to it or its properties, including, without limitation, Environmental Laws, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.15. Environmental Matters. Such Credit Party (a) has not received any notice or other communication or otherwise learned of any Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of any Environmental Requirements by such Credit Party or any permit issued under any Environmental Law to such Credit Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) to its knowledge, has no actual liability or, threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment or any Environmental Requirements which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

7.16. Capital Commitments and Contributions. As of the date hereof, all the Investors are set forth on Exhibit A and incorporated herein by reference, and the true and correct Capital Commitment of each such Investor is set forth on Exhibit A. As of the date hereof, the aggregate amount of the Capital Commitments of each Investor is set forth on Exhibit A; and the aggregate Unfunded Capital Commitments that could be subject to a Capital Call is set forth on Exhibit A.

7.17. [Reserved].

7.18. Investor Documents. As of the date hereof, each Investor has executed a Subscription Agreement, which has been provided to the Administrative Agent. As of the date hereof, each Side Letter that has been entered has been provided to the Administrative Agent. For each Investor, the Subscription Agreement and other Constituent Documents of the applicable Borrower or Guarantor (and any related Side Letter) set forth its entire agreement regarding its Capital Commitment.

7.19. Margin Stock. No proceeds of any Loan incurred by such Credit Party or Letter of Credit issued for the account of such Credit Party, if applicable, will be used to purchase or carry any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in a manner that would result in a violation of Regulation U.

7.20. Business Development Company Status. Each Credit Party is either: (i) a closed-end company that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act or (ii) not required to be registered as an “investment company” within the meaning of the Investment Company Act.

7.21. No Defenses. Such Credit Party has no knowledge of a default or circumstance which with the passage of time and/or giving of notice would constitute an event of default under the Subscription Agreement and other Constituent Documents or any related Side Letter which would constitute a defense to the obligations of a majority of such Credit Party’s Investors, if applicable, to make Capital Contributions to such Credit Party, if applicable, pursuant to a Capital Call in accordance with such Credit Party’s Subscription Agreement and other Constituent Documents (and any Side Letters), if applicable, and has no knowledge of any claims of offset or any other claims of the Investors against any Credit Party which could reasonably be expected to diminish or adversely affect the obligations of the Included Investors or Designated Investors to make Capital Contributions and fund Capital Calls in accordance with the applicable Credit Party’s Subscription Agreement and other Constituent Documents (and any related Side Letters).

7.22. [Reserved].

7.23. Sanctions. No Credit Party, no Person directly or indirectly controlling a Credit Party, and no Person directly or indirectly controlled by a Credit Party is: (a) a Sanctioned Person, or (b) controlled by or acting on behalf of a Sanctioned Person. To such Credit Party’s knowledge, none of its Investors is a Sanctioned Person.

7.24. [Reserved].

7.25. Investors. The Borrowing Base Certificate, as last updated in writing and delivered by the Borrowers in accordance herewith, is true and correct in all material respects as of the date indicated therein.

7.26. Organizational Structure. As of the date hereof, the structure of the Credit Parties is as depicted on Schedule III hereto. The Credit Parties have not transferred any Unfunded Capital Commitments, or caused any Capital Contributions to be made to, any Person that is not depicted on Schedule III.

7.27. Financial Condition. The Borrowers and the Guarantors, taken as a whole, are Solvent.

SECTION 8

AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES

So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until payment and performance in full of the Obligations (other than (i) contingent obligations for which no claim has yet been made, any Letter of Credit obligations which have been fully Cash Collateralized and (ii) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied), each Credit Party agrees, in each case, as to itself only, and not as to any other Credit Party, (provided that, for purposes of Section 8.1(n), Section 8.2, Section 8.4, Section 8.5 and Section 8.7, each General Partner shall not constitute a Credit Party) that:

8.1. Financial Statements, Reports and Notices. Such Credit Parties shall deliver, or caused to be delivered, to the Administrative Agent sufficient copies for each Lender of the following:

(a) Financial Reports.

(i) Annual Reports. As soon as available, but no later than one hundred twenty (120) days after the end of the fiscal year of the Borrowers and the Guarantors, commencing after the Closing Date with the ending of the first fiscal year in which an investment is made by any Borrower or Guarantor, the audited consolidated or combined balance sheet and related statements of operations, partners’, members’ or shareholders’ equity and cash flows of the Borrowers and the Guarantors as of the end of and for such year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated or combined financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and the Guarantors on a consolidated basis in accordance with GAAP consistently applied and, subject to normal year-end audit adjustments and the absence of footnotes.

(ii) Quarterly Reports. As soon as available, but no later than ninety (90) days after the end of each of the first three fiscal quarters of the Borrowers and the Guarantors, commencing after the Closing Date with the ending of the first fiscal quarter in which an investment is made by any Borrower or Guarantor (unless such date corresponds with the end of the fiscal year of the Borrowers and the Guarantors, in which case the next fiscal quarter shall apply), the unaudited consolidated or combined balance sheet and related statements of operations, partners’, members’ or shareholders’ equity and cash flows of the Borrowers and the Guarantors as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Responsible Officer of the Borrowers and the Guarantors, as applicable, as presenting fairly in all material respects the financial condition and results of operations of the Borrowers and the Guarantors on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Compliance Certificate. (1) As soon as available, but no later than the date any quarterly financial reports are delivered pursuant to Section 8.1(a)(ii) hereof or any annual audited financial reports are delivered pursuant to Section 8.1(a)(i) hereof, a compliance certificate, substantially in the form of Exhibit T (the “Compliance Certificate”), certified by a Responsible Officer of a Credit Party to be true and correct, stating (x)(i) whether, to such Responsible Officer’s knowledge, any Event of Default or Potential Default is continuing that has not been disclosed in writing to the Administrative Agent on and as of such date; (ii) whether the Borrowers are in compliance with the Debt Limitations contained in Section 9.11 and containing the calculations evidencing such compliance; (iii) that, to the best of such Responsible Officer’s knowledge, no Exclusion Event has occurred with respect to any Included Investor or Designated Investor (that has not previously been disclosed to the Administrative Agent in writing) or if one has occurred, the nature of such Exclusion Event; and (iv) attaching a then-current Borrowing Base Certificate; and (2) with respect to any such Compliance Certificate delivered together with any annual audited financial statements due pursuant to Section 8.1(a)(i) hereof (the “Annual Compliance Certificate”), also specifying changes, if any, in the name and notice information of each Investor of such Borrowers.

(c) Capital Calls. (i) Within three (3) Business Days of the issuance of each Capital Call, a Credit Party shall notify (via electronic mail or other written communication) the Administrative Agent of the making of such Capital Call and shall provide information as to the timing and amount of such Capital Call to the extent available along with a copy of the Capital Call form delivered to the Investors; and (ii) a report of all Investors failing to fund their Capital Contributions delivered every thirty (30) calendar days beginning with the thirtieth (30th) calendar day following the date when such Capital Contributions are initially due pursuant to the related Capital Call therefor and ending once all Investors have funded their Capital Contributions.

(d) Notice of Default. Within (i) three (3) Business Days after any Responsible Officer of such Credit Party obtains knowledge of an Event of Default and (ii) five (5) Business Days after any Responsible Officer of such Credit Party obtains knowledge of a Potential Default, such Credit Parties shall furnish to the Administrative Agent a written notice specifying the nature and period of existence thereof and the action which such Credit Party is taking or proposes to take with respect thereto.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) With respect to each Borrower Party or Guarantor that delivered a certificate of a Responsible Officer pursuant to Section 6.1(q)(ii), 6.3(a)(xi)(ii), or 6.4(g)(ii), prior to admitting any Investor that results in twenty-five percent (25%) or more of the outstanding equity interests of such Borrower Party or Guarantor being held by “benefit plan investors,” within the meaning of Section 3(42) of ERISA, such Borrower Party or Guarantor shall deliver to the Administrative Agent a favorable written opinion of counsel to such Borrower Party or Guarantor, as applicable, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel (such acceptance not to be unreasonably withheld), regarding the status of such Borrower Party or Guarantor, as applicable, as an “operating company,” within the meaning of the Plan Asset Regulations (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel (such acceptance not to be unreasonably withheld), together with a reliance letter with respect thereto, addressed to the Secured Parties).

(i) Borrowing Base Certificate. The Borrowers will provide an updated Borrowing Base Certificate at each of the following times: (i) quarterly with each Compliance Certificate as contemplated in Section 8.1(b); (ii) within three (3) Business Days of the issuance of any Capital Calls to the Investors; and (iii) promptly and in any event within two (2) Business Days after any Responsible Officer of a Credit Party obtains actual knowledge of the occurrence of the following events, to the extent they result in the Dollar Equivalent of the Principal Obligations exceeding the Available Commitment: (x) any Exclusion Event or a Transfer of any Included Investor’s or Designated Investor’s Capital Commitment; (y) any decline in the Rating of any Included Investor, or (z) any other event that reduces the Available Commitment (such as, by way of example, a deemed Capital Contribution).

(j) Other Reporting. Within two (2) Business Days of the delivery to any Investor (without duplication), copies of all other material financial statements, notices, and other matters at any time or from time to time prepared by the Credit Parties and furnished to the Investors that would reasonably be expected to be material to the rights and remedies of the Secured Parties or the value or credit quality of the underlying Collateral.

(k) [Reserved].

(l) Subscription Agreements. Within five (5) Business Days of the Final Closing Date (as defined in the Private Placement Memorandum of the Initial Borrower), copies of the Subscription Agreement (and any related Side Letter not previously provided) of any new Investor or written evidence of any increase in the Capital Commitment of any Investor as of such date.

(m) Notice of Material Adverse Effect. Such Credit Party shall, promptly upon receipt of knowledge thereof, notify the Administrative Agent of any event if such event could reasonably be expected to result in a Material Adverse Effect.

(n) Environmental Notices. Such Credit Party will, promptly upon receipt of knowledge thereof, notify the Administrative Agent of (1) the listing of any of such Credit Party’s properties or assets on SEMS and (2) of any of the following events if such event could reasonably be expected to result in a Material Adverse Effect: (i) any complaint, order, citation, notice, claim, demand, action, event, condition, report or investigation issued, or threatened in writing to be issued, to such Credit Parties indicating any potential or actual liability arising in connection with the non-compliance with or violation of any Environmental Requirements or any permit issued under any Environmental Law and/or the Release or threatened Release of any Hazardous Material; (ii) the existence of any Environmental Lien on any properties or assets of such Credit Party; (iii) any order, consent decree or judgment of any Governmental Authority concerning health, safety or the environment; (iv) any Environmental Liability resulting from the violation or alleged violation of any Environmental Law or otherwise arising under any Environmental Law, the imposition of any Environmental Lien, or resulting from any common law cause of action asserted by any Person concerning any health, safety or environmental matter; and (v) any Release or threatened Release of any Hazardous Material.

(o) Other Information. Such other information concerning the business, properties, or financial condition of such Credit Party as the Administrative Agent shall reasonably request, and which information is not otherwise subject to confidentiality restrictions with third parties.

Notwithstanding the foregoing, the obligations in Section 8.1(a) and (j) and may be satisfied with respect to financial information of a Credit Party by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of such Credit Party filed with the SEC within the applicable time periods required by applicable law and regulations. Documents required to be delivered pursuant to Section 8.1(a) and (j) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such Credit Party notifies Administrative Agent, via electronic mail (or another method of written notice as agreed by Administrative Agent) (i) that a Credit Party has posted such documents, or provided a link thereto on such Credit Party’s website, or (ii) that such documents have been posted on the Credit Party’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access.

8.2. Payment of Obligations. Such Credit Party shall pay and discharge all Indebtedness and other obligations, including all Taxes, assessments, and governmental charges or levies imposed upon it, its income or profits, or any property belonging to it, before any such obligation becomes delinquent, if such failure would have a Material Adverse Effect; provided that such Credit Party shall not be required to pay any such Tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by adequate proceedings and adequate reserves therefor have been established in accordance with GAAP.

8.3. Maintenance of Existence and Rights. Except as otherwise permitted under Section 9.15, such Credit Party shall preserve and maintain its existence. Such Credit Party shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would have a Material Adverse Effect.

8.4. Operations and Properties. Such Credit Party shall act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments so as not to cause a Material Adverse Effect. Such Credit Party shall keep in good working order and condition, ordinary wear and tear accepted, all of its assets and properties which are necessary to the conduct of its business so as not to cause a Material Adverse Effect.

8.5. Books and Records; Access. Following five (5) Business Days’ prior written notice, such Credit Party shall give the Administrative Agent, the Lenders, or any of them, access during ordinary business hours to, and permit such person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Credit Party and relating to its affairs, and to inspect any of the properties of such Credit Party and to discuss its affairs, finances and condition with its officers, subject to the reasonable confidentiality requirements of Investors; provided, however, that, so long as no Event of Default or Potential Default exists, any such inspection shall be conducted by Administrative Agent on behalf of the Lenders and shall be conducted not more than one time during any 12-month period and only if the Administrative Agent has a reasonable basis for the concerns such inspection is intended to address.

8.6. Compliance with Law. Such Credit Party shall comply in all material respects with all Applicable Laws and all orders of any Governmental Authority, including without limitation, Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

8.7. Insurance. Such Credit Party shall maintain, with financially sound and reputable insurance companies, workmen’s compensation insurance, liability insurance, and insurance on its present and future properties, assets, and businesses against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of its industry in the same or similar locations and the failure of which to maintain could reasonably be expected to have a Material Adverse Effect.

8.8. Authorizations and Approvals. Such Credit Party shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Credit Party to comply with its obligations hereunder, under the other Loan Documents and its Constituent Documents.

8.9. Maintenance of Liens. Such Credit Party shall (a) perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent and Secured Parties to file and record every instrument that the Administrative Agent may deem necessary in order to perfect and maintain the Secured Parties’ first priority security interests in (and Liens on) the Collateral granted by such Credit Party (subject to Permitted Liens) and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority security interests and Liens.

8.10. Further Assurances. Such Credit Party shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, reasonably deem necessary or desirable in connection with the Credit Agreement or any of the other Loan Documents, the obligations of the Credit Party hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.

8.11. [Reserved].

8.12. [Reserved].

8.13. [Reserved].

8.14. Compliance with Constituent Documents. Such Credit Party shall comply with all material obligations of its Constituent Documents for which the failure of such Credit Party to comply could reasonably result in a right of set-off or excuse an Investor from funding any Capital Call or otherwise have an adverse and material impact on the rights or remedies of the Secured Parties or on the Collateral granted by such Credit Party; provided that, for the avoidance of doubt, compliance with a provision in a Side Letter that provides a right of set-off or excuses an Investor from funding a Capital Call shall not be deemed to be a breach of this Section 8.14.

8.15. Investor Default. At all times when an Event of Default has occurred and is continuing and any Investor has failed to fund any Capital Contribution when due or otherwise defaulted on any of its obligations to any Credit Party, then such Credit Party shall exercise its available remedies as to such Investor only with the written consent of the Administrative Agent, at the direction of the Required Lenders.

8.16. Collateral Account. Such Credit Party will complete any and all documentation reasonably required by the Account Bank for such Credit Party to provide to the Administrative Agent “view-only” access to the Collateral Accounts.

8.17. Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Such Credit Party, a Person directly or indirectly controlling such Credit Party, and a Person directly or indirectly controlled by such Credit Party, shall comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects. Such Credit Party shall (a) maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, (b) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with all applicable Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Investor and the origin of the assets used by such Investor to purchase the property in question, and shall maintain sufficient information to identify the applicable Investor for purposes of applicable Anti-Money Laundering Laws, (c) ensure it does not use any of the credit in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, and (d) ensure it does not fund any repayment of the credit in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

8.18. Solvency. The financial condition of the Credit Parties, taken as a whole, shall be Solvent.

8.19. [Reserved.]

8.20. [Reserved.]

8.21. Compliance with Sanctions. No Credit Party, no Person directly or indirectly controlling a Credit Party, and no Person directly or indirectly controlled by a Credit Party will, directly or, to such Credit Party’s knowledge, indirectly, use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Person unless the funding of such activities or business would not cause a violation of Sanctions by any party hereto, or (ii) in any other manner that would otherwise cause the Lender to be in breach of any Sanctions. No Credit Party will fund any repayment of the credit with proceeds directly derived, or to its knowledge indirectly derived, from any transaction (x) that was conducted by Persons in violation of any Sanctions applicable to such Persons or (y) that would otherwise cause the Lender or any other party to this Credit Agreement to be in breach of any Sanctions. Each Credit Party shall comply with Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance by such Credit Party with Sanctions.

8.22. Revisions to GAAP. If at any time any change in GAAP would affect the computation of any financial covenant set forth in this Credit Agreement or any other Loan Document, the Credit Parties and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, only to the extent commercially reasonable, such covenant shall continue to be computed in accordance with the application of GAAP prior to such change; provided further that in no event shall the Credit Parties be required to keep, or make available to the Administrative Agent, separate books, records or other documents to account for the calculations of such financial covenant made before and after giving effect to such change in GAAP.

8.23. Beneficial Ownership Certification. If, at any time, a Credit Party becomes a “legal entity customer” under the Beneficial Ownership Regulation, then such Credit Party shall promptly, upon the request of a Lender, provide to such Lender a Beneficial Ownership Certification. Thereafter, such Credit Party shall promptly give notice to such Lender of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

SECTION 9

NEGATIVE COVENANTS

So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than (i) contingent obligations for which no claim has yet been made, any Letter of Credit obligations which have been fully Cash Collateralized and (ii) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied), each Credit Party agrees, in each case, as to itself only, and not as to any other Credit Party (provided that, for purposes of Section 9.14 and Section 9.16, each General Partner shall not be considered a Credit Party), that:

9.1. Credit Party Information. Such Credit Party shall not change its name, chief executive office and/or principal place of business without at least thirty (30) days’ prior written notice to the Administrative Agent (or such shorter period reasonably acceptable to the Administrative Agent). Such Credit Party shall not change its jurisdiction of formation, incorporation or registration without the prior written consent of the Administrative Agent on behalf of the Lenders (such consent not to be unreasonably withheld or delayed); provided that no written consent of the Administrative Agent will be required to change its jurisdiction of formation, incorporation or registration to Maryland.

9.2. Mergers, etc. Such Credit Party shall not merge, consolidate or divide with or into any Person, unless (i) in the case of a merger or consolidation, a Credit Party is the surviving entity, (ii) in the case of a division, the Person resulting from such division is or thereupon becomes a Credit Party, or (iii) in the case of the Authorized Conversion, the newly created entity is a Credit Party.

9.3. Negative Pledge. Such Credit Party shall not create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the security interests and Liens created by the Loan Documents) upon the Collateral, other than the following (“Permitted Liens”): (i) to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents as otherwise contemplated by the Loan Documents, and Liens created by Lender Hedge Agreements and related transactions, and (ii) with respect to the Collateral Accounts, Liens in favor of the depository (x) arising as a matter of law or contract encumbering deposits or other funds maintained with such financial institution (including the right of set-off) and (y) resulting from contractual rights of set-off relating to the establishment of depository relations with such financial institution or relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business.

9.4. Accounting Method. Such Credit Party shall not change its method of accounting without prior written notice to the Administrative Agent unless otherwise required to do so by the Internal Revenue Code or GAAP (and if so required such Credit Party shall promptly notify the Administrative Agent in writing of such change thereafter).

9.5. Transfer of Interests; Admission of Investors.

(a) Transfers by Investors. Such Credit Party shall not permit any Transfer unless explicitly permitted pursuant to this Section 9.5. Such Credit Party shall notify the Administrative Agent of any Transfer by any Included Investor or Designated Investor of all or a portion of any Subscribed Interest in any Borrower or Guarantor under the applicable Constituent Documents at least five (5) Business Days before the proposed Transfer, and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any executed assignment agreement. In order for a new Investor to be deemed to be an Included Investor or Designated Investor, such new Investor must satisfy the criteria therefor as set out in this Credit Agreement. If the transfer of a Subscribed Interest to a new Investor would result in a mandatory prepayment pursuant to Section 3.5(b) (due to the transferee not being designated as an Included Investor or Designated Investor or otherwise), such mandatory prepayment shall be calculated and paid to the Lenders prior to the effectiveness of the transfer and such prepayment shall be subject to Section 4.5. Subject to compliance with the preceding sentence and Section 9.5(b), any assignment by an Included Investor or Designated Investor shall be permitted. For the avoidance of doubt, any transfer of any interest in such Credit Party by any non-Included Investor to any other Person shall be permitted without the consent of the Administrative Agent or Lenders, subject to compliance with Section 9.5(b).

(b) Sanctions Compliance. Any admission of an assignee of a Subscribed Interest in such Credit Party, if applicable, or as a substitute Investor and any admission of a Person as a new Investor of such Credit Party, if applicable, shall be subject to the admission of such Person, to such Credit Party’s knowledge, not violating Sanctions or Anti-Money Laundering Laws.

9.6. Constituent Documents. Except as otherwise approved by the Administrative Agent, such Credit Party shall not amend, modify, terminate, or change any provision of the Management Agreement, the Administration Agreement, any Borrower’s or Guarantor’s Constituent Documents or any Side Letter or enter into any new Side Letter, in each case, of an Included Investor or Designated Investor (each, an “Amendment”) if such Amendment would (a) reduce such Borrower’s or Guarantor’s authority to incur Indebtedness or reduce such General Partner’s authority to cause a Borrower or Guarantor to incur Indebtedness, (b) affect any Capital Calls, Capital Contributions, Capital Commitments, Uncalled Capital Commitments or any other Collateral or any time period applicable thereto in a manner adverse to the Secured Parties, (c) except as otherwise permitted under this Credit Agreement, suspend, reduce or terminate any Investor’s Unfunded Capital Commitments or obligation to fund Capital Calls, or (d) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens, and powers and privileges of any of the Secured Parties hereunder (any provision having the effect of any of clause (a)-(d) above, a “Material Amendment”). Such Credit Party shall provide the Administrative Agent with notice of (a) any Material Amendment (together with a copy thereof) and (b) any new Side Letter or modification or amendment to any existing Side Letter, in each case, of an Included Investor or Designated Investor. In order for an Investor to be considered an Included Investor or Designated Investor hereunder, any new Side Letter or any modification or amendment to any existing Side Letter shall be in a form and substance either (i) consistent with any existing Side Letter previously approved by the Administrative Agent or (ii) reasonably satisfactory to the Administrative Agent; provided Administrative Agent approval shall not be required if an existing Included Investor or Designated Investor increases its Capital Commitment or provides an additional Capital Commitment and the Side Letter executed in connection therewith is not a Material Amendment (provided that, for the avoidance of doubt, nothing in this Section 9.6 shall override any of the Exclusion Events). Such Credit Party shall not enter into any new Side Letter or any modification or amendment to any existing Side Letter, in each case of an Excluded Investor, if any Included Investor or Designated Investor would be entitled to incorporate the provisions of such Excluded Investor’s Side Letter into such Included Investor’s or Designated Investor’s Side Letter pursuant to any ‘most favored nations’ provision therein unless (i) such provisions would not constitute a Material Amendment or (ii) after giving pro forma effect to any reduction in the Borrowing Base attributable to such existing Included Investor’s or Designated Investor’s becoming an Excluded Investor as a result of its obtaining the disapproved provision via the ‘most favored nations’ provision of its Side Letter, there is no resulting Borrowing Base deficiency (or, if there is a Borrowing Base deficiency, the applicable Borrower pays down such deficiency prior to entering into the new Side Letter or modifying or amending any existing Side Letter). Notwithstanding anything herein to the contrary, such Credit Party may enter into a Material Amendment to a Side Letter of an Included Investor or Designated Investor without prior Administrative Agent approval; provided (i) such occurrence shall constitute an Exclusion Event with respect to such Investor (and any other Investor affected by an applicable “most favored nation” provision) unless and until such consent is obtained and (ii) in no event shall such Credit Party enter into such Material Amendment without prior Administrative Agent approval, if, after giving effect thereto, a Borrowing Base deficiency would occur and be continuing.

9.7. Transfer of General Partner’s Interest in Guarantor. To the extent such Credit Party is a General Partner, such Credit Party shall not transfer its general partnership interest in a Guarantor or be removed or otherwise cease to be the sole general partner of a Guarantor without the Administrative Agent having received documentation reasonably requested and necessary for the transferee to grant a security interest in the Collateral, as contemplated by Section 5.1.

9.8. [Reserved].

9.9. Limitation on Withdrawals. Such Credit Party shall not permit any Investor to withdraw its interest in any Borrower (other than the Initial Borrower so long as the Initial Borrower does not have the right to prevent withdrawals in accordance with its Constituent Documents) or Guarantor without the prior written consent of the Administrative Agent in its sole discretion, other than in accordance with the applicable Constituent Documents or the applicable Side Letter or with Applicable Law or in connection with a Transfer permitted under this Credit Agreement; provided that, so long as no Event of Default or Potential Default has occurred and is continuing, such Credit Party in its discretion may permit Excluded Investors to withdraw their interest in any Borrower or Guarantor so long as, at the time of such withdrawal, the aggregate Capital Commitment of all Excluded Investors permitted to withdraw pursuant to this Section 9.9 plus the aggregate Capital Commitments of all Investors granted relief pursuant to Section 9.12 does not exceed 15% of the aggregate Capital Commitments of all Investors.

9.10. Transfers of Unfunded Capital Commitments. Such Credit Party shall not transfer the Unfunded Capital Commitments of one or more Investors, or cause Capital Contributions to be made, to any of its Affiliates that are not a Credit Party hereunder or directly to any investment, in either case, unless either (A) such Unfunded Capital Commitments and Capital Contributions, plus the aggregate Capital Commitments of all Investors permitted to withdraw pursuant to Section 9.9, plus the aggregate Capital Commitments of all Excluded Investors being granted relief pursuant to Section 9.12, do not exceed an amount equal to 15% of the aggregate Capital Commitments or (B) such Affiliate has joined the Credit Facility as a Borrower or Guarantor in accordance with Section 6.4 (provided, however, that in no event shall any Credit Party be deemed to be in breach of this Section 9.10 if and for so long as such Credit Party has notified the Administrative Agent that it desires to have such Person join the Credit Facility as a Borrower or Guarantor and is working in good faith to satisfy the conditions set forth in Section 6.4 and provided, further, that, in the event the Administrative Agent does not consent to the joinder of such Person pursuant to Section 6.4, then, subject to compliance with the below proviso, the applicable Credit Party shall be permitted to transfer the Unfunded Capital Commitments of one or more Investors, or cause Capital Contributions to be made, to such Person (it being understood, for the avoidance of doubt, that such Unfunded Capital Commitments and Capital Contributions will not count toward the 15% limit in the above clause (A) of this Section 9.10)); provided, that in the case of any proposed transfer of Unfunded Capital Commitments or the directing of Capital Contributions to any such Person, after giving pro forma effect thereto, no Borrowing Base deficiency will occur (or, if a Borrowing Base deficiency would occur, the applicable Borrower pays such deficiency prior to giving effect thereto).

9.11. Limitation on Indebtedness. If such Credit Party is a Borrower or Guarantor, it shall not incur borrowings which do not fully comply with the requirements and limitations set forth in its Constituent Documents (collectively, the “Debt Limitations”).

9.12. Capital Commitments. Such Credit Party shall not: (i) cancel, reduce, excuse, or abate the Capital Commitment of any Investor without the prior written consent of the Administrative Agent which may be withheld in its sole discretion, in each case other than in accordance with the applicable Constituent Document; or (ii) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular investment of such Credit Party) without the prior written consent of the Administrative Agent which may be withheld in its sole discretion, or in connection with an Investment Exclusion Event, or any applicable Side Letter or with Applicable Law or in connection with a Transfer permitted under this Credit Agreement; provided, however, so long as no Event of Default or Potential Default has occurred and is continuing, give any relief to an Excluded Investor that would otherwise be prohibited pursuant to this Section 9.12, plus the aggregate amount counted towards the limit in clause (A) of Section 9.10, so long as, at the time of such relief, the aggregate Capital Commitments of all Excluded Investors being granted relief pursuant to this Section 9.12 plus the aggregate Capital Commitments of all Investors permitted to withdraw pursuant to Section 9.9 does not exceed 15% of the aggregate Capital Commitments of all Investors.

9.13. Capital Calls. Except as provided in the applicable Subscription Agreement, other Constituent Documents or any Side Letter, such Credit Party shall not make any contractual or other agreement with any Person which shall restrict, limit, penalize or control its ability to make Capital Calls or the timing thereof.

9.14. ERISA Compliance. To the extent such Credit Party is a Borrower or Guarantor, such Credit Party shall not establish, maintain or have any obligation to contribute to any Plan. No member of a Borrower Party’s or Guarantor’s Controlled Group shall establish, maintain or have any obligation to contribute to any Plan the result of which establishment, maintenance or obligation would be reasonably expected to result in a Material Adverse Effect to any Credit Party. No Borrower Party or Guarantor shall fail to satisfy an exemption under the Plan Asset Regulations which failure causes the assets of such Borrower Party or Guarantor, as applicable, to be deemed Plan Assets. Provided that no Lender is using Plan Assets to fund or hold the Loan (unless such Lender is relying on a prohibited transaction exemption in connection with such Lender’s funding or holding of the Loan with Plan Assets, the conditions of which are, and continue to be satisfied in connection with such Lender’s funding or holding of the Loan with Plan Assets), no Borrower or Guarantor shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any Tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA.

9.15. Dissolution. Except as otherwise permitted by Section 9.2, such Credit Party shall not take any action to terminate or dissolve unless (a) to the extent such Credit Party is a Borrower Party, such Credit Party has no outstanding Principal Obligations, (b) to the extent such Credit Party is a General Partner, all Borrowers for which such Credit Party serves as General Partner shall not have any outstanding Principal Obligations, (c) such termination or dissolution shall not cause or permit the cancellation, excuse or reduction of the Uncalled Capital Commitment or Capital Commitment of any Investors, and (d) such termination or dissolutions shall not adversely affect the ability of the rest of the Credit Parties to perform their Obligations under this Credit Agreement or any of the other Loan Documents.

9.16. Environmental Matters. Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise would not reasonably be expected to result in a Material Adverse Effect, to the extent such Credit Party is a Borrower or Guarantor, such Credit Party shall not: (a) cause any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any real property of such Credit Party in material violation of Environmental Law; or (b) permit any real property of such Credit Party to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of Environmental Law.

9.17. Limitations on Distributions. To the extent such Credit Party is a Borrower or Guarantor, such Credit Party shall not make, pay or declare any Distribution (as defined below) (i) at any time except as permitted pursuant to its Constituent Documents or (ii) subject to Section 5.4, at any time during the existence of a Cash Control Event (unless at the time of the occurrence of such Cash Control Event, all outstanding Principal Obligations are Cash Collateralized), in each of the forgoing cases, other than, without duplication, (a) Distributions required to maintain the status of a Borrower as a RIC and (b) Distributions required to avoid federal excise Taxes imposed by Section 4982 of the Internal Revenue Code; provided, that, no such Distributions permitted under clause (a) and clause (b) above may be made from any Collateral Account during an Event of Default under Section 10.1(a), Section 10.1(h), Section 10.1(i) or an Event of Default that has resulted in acceleration of the maturity of the Obligations hereunder. “Distribution” means any distributions (whether or not in cash) on account of any partnership interest or other equity interest in a Borrower or a Guarantor, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest or other equity interest.

9.18. Limitation on Withdrawals. Without the prior written consent of the Administrative Agent, such Credit Party shall not make or cause the making of any withdrawal or transfer of funds from any Collateral Account if a Cash Control Event has occurred and is continuing, other than withdrawals for the purpose of repaying Obligations, and as permitted by Section 9.17.

9.19. [Reserved].

9.20. [Reserved].

9.21. [Reserved].

9.22. [Reserved].

9.23. Transactions with Affiliates. To the extent such Credit Party is a Borrower or Guarantor, such Credit Party shall not sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or make any contribution towards, or reimbursement for, any Federal income Taxes payable by any Person or any of its Subsidiaries in respect of income of such Credit Party, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party than could be obtained on an arm’s-length basis from unrelated third parties or except as permitted under the Credit Parties’ applicable Constituent Documents and, for the avoidance of doubt, the Investment Company Act and any related rules, regulations, and interpretations thereunder. For the avoidance of doubt, nothing contained in this Section 9.23 shall preclude the Credit Parties from paying the fees and expenses set forth in the applicable management agreements delivered to the Lender on or prior to the date hereof or as hereafter amended or modified.

9.24. [Reserved].

9.25. [Reserved].

9.26. Deemed Capital Contributions. So long as there is principal or interest owing and unpaid in respect of the Loans or any outstanding Letter of Credit Liability, such Credit Party shall not reinvest current cash flow from investments and/or net proceeds from investment dispositions if (a) an Event of Default has occurred and is continuing, or (b) such reinvestment would reduce the Unfunded Capital Commitment of any Investor and cause the Dollar Equivalent of the Principal Obligations to exceed the Available Commitment, unless with respect to this clause (b), prior to such reinvestment, the Borrower shall make any resulting prepayment required under Section 3.5(b) of this Credit Agreement.

SECTION 10

EVENTS OF DEFAULT

10.1. Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) (i) the Borrowers shall fail to pay when due any principal of the Obligations, including, without limitation, any failure to pay any amount required under Section 3.5(b); or (ii) the Borrowers shall fail to pay when due any interest on the Obligations or any fee, expense, indemnity or other payment required hereunder, or under any other Loan Document, including, without limitation, payment of cash for deposit as cash collateral under Section 2.8(h), and such failure under this clause (ii) shall continue for five (5) Business Days;

(b) any representation or warranty made or deemed made by or on behalf of the Credit Parties (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any one of them by the Credit Parties (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of: (i) written notice thereof has been given by the Administrative Agent to the Borrowers or (ii) any Responsible Officer of a Credit Party obtains actual knowledge thereof;

(c) default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.5(b), 8.1, 8.24 and Sections 9.1 through 9.26) by the Credit Parties; or (ii) the covenants or agreements of the Credit Parties contained in any other Loan Documents executed by such Person, and, if such default described in clause (i) or (ii) is susceptible to cure, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) any Responsible Officer of a Credit Party obtains actual knowledge thereof, provided that if such default can only be cured with a longer cure period, in the reasonable discretion of the Administrative Agent, such cure period shall be extended as may reasonably be necessary to cure such default;

(d) default shall occur in the performance of any of the covenants or agreements of any Credit Party contained in Section 3.5(b), 8.24 or any one of Sections 9.1 through 9.26;

(e) default shall occur in the performance of Section 8.1 of this Credit Agreement and such default shall continue uncured for five (5) Business Days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) any Responsible Officer of a Credit Party obtains actual knowledge thereof;

(f) other than in compliance with the explicit provisions of the Loan Documents, any of the Loan Documents executed by the Credit Parties: (i) shall cease, in whole or in material part, to be legal, valid and binding agreements enforceable against the Credit Parties, as the case may be, in accordance with the terms thereof; (ii) shall in any way be terminated (other than in accordance with their terms) or become or be declared ineffective or inoperative; or (iii) shall in any way whatsoever cease to give or provide the respective first priority Liens (subject to any Permitted Liens), security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby (other than, in each case, solely as the result of an action or failure to act on the part of the Administrative Agent due to its own gross negligence or willful misconduct), provided that if any of the events set forth in the foregoing clauses (i), (ii) and (iii) occurs as a result of a change in any Applicable Law, the Credit Parties shall have fifteen (15) days from the date thereof to cure a default arising under this Section 10.1(f) to the reasonable satisfaction of the Administrative Agent;

(g) default shall occur with respect to the payment of any recourse Indebtedness of the Credit Parties in equal to or in excess of the Threshold Amount or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended;

(h) any Credit Party or the Investment Adviser shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Credit Party or the Investment Adviser, or appointing a receiver, custodian, trustee, intervenor or liquidator of any Credit Party or the Investment Adviser, or of all or substantially all of such Person’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(j) any final non-appealable judgment(s) for the payment of money equal to or in excess of the Threshold Amount in the aggregate shall be rendered against any Credit Party alone or against one or more of the Credit Parties and such judgment shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment, unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed the Threshold Amount or unless it is being appealed and such Credit Party has posted a bond or cash collateral;

(k) two (2) or more Investors having Capital Commitments aggregating fifteen percent (15%) or greater of the total Capital Commitments of Investors in the Borrowers or Guarantors shall default in their obligation to fund any Capital Calls (on a cumulative basis) when due and such failure shall not be cured within ten (10) Business Days (without regard to any cure or notice periods contained in the applicable Subscription Agreements); provided, that if any such Investors are a collective investment vehicle or similar vehicle formed for the purpose of aggregating investors to invest in a Borrower or Guarantor, then in the event any one or more of the investors in such collective investment vehicle or similar vehicle fail to make a contribution to such Investor and, as a result, such Investor shall default in its obligation to fund any Capital Calls when due, only the portion of the total capital commitments of the investors in such collective investment vehicle or similar vehicle that have failed to make such contribution to such Investor shall be counted for purposes of determining the total Capital Commitment of such Investor for purposes of this clause (l); provided, further, for the avoidance of doubt, that if any collective investment vehicle or similar vehicle fails to fund any portion of any Capital Call when due, such collective investment vehicle or similar vehicle that is an Investor shall, at the Administrative Agent’s sole discretion, be counted as one Investor for purposes of the two (2) Investor threshold above;

(l) a General Partner (if a direct Investor) or Investment Adviser (if a direct Investor) fails to fund any Capital Call when due and such failure shall not be cured within five (5) Business Days (without regard to any cure or notice periods contained in the applicable Subscription Agreements);

(m) the Guaranty given by any Guarantor hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor or its General Partner or any other Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guaranty;

(n) an event shall occur that causes a dissolution or liquidation of any Credit Party, except as permitted pursuant to Section 9.15; or

(o) a Change of Control occurs.

10.2. Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then the Administrative Agent may (and shall at the direction of the Required Lenders): (i) suspend the Commitments of the Lenders until such Event of Default is cured or waived; (ii) terminate the Commitments of the Lenders hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable (including the liability to fund the Letter of Credit Liability pursuant to Section 2.8), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Credit Parties hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth in Sections 5.2 and 5.3 and the Collateral Documents, including, but not limited to, the initiation of Capital Calls of the Uncalled Capital Commitments; provided that the Administrative Agent shall only be permitted to control the issuance of Capital Calls after ten (10) Business Days have passed since the occurrence of such Event of Default; (v) suspend the obligation of the Lenders to maintain Eurocurrency Rate Loans or RFR Loans and (vi) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Credit Parties hereby expressly waives. Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, in no event shall the Administrative Agent (or any Secured Party) be permitted to require any Investor to fund its Capital Contributions other than to the applicable Collateral Account.

10.3. Lender Offset. If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of any Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender, the Letter of Credit Issuer or any of their respective Affiliates, irrespective of whether or not such Lender, the Letter of Credit Issuer or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of any Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Letter of Credit Issuer or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.4(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, no amount set off from any Credit Party shall be applied to any Excluded Swap Obligation of such Credit Party.

10.4. Performance by the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, should any Credit Party fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents relating to the Collateral, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Credit Parties shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of the Credit Parties, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Credit Party, or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with any Credit Party, or any related Person.

10.5. Good Faith Duty to Cooperate. In the event that the Administrative Agent or Required Lenders elect to commence the exercise of remedies pursuant to Section 10.2 or 10.3 as a result of the occurrence of any Event of Default, the Credit Parties shall cooperate in good faith with the Administrative Agent to enable the Administrative Agent to issue Capital Calls and enforce the payment thereof by the Investors, including but not limited to providing contact information for each such Investor (including any updates to Investor names and notice information since the date of the last Annual Compliance Certificate provided pursuant to Section 8.1(b)) and copies of any Subscription Agreements (including any written evidence of any increase in the Capital Commitment of any Investor) and Side Letters which have not yet been provided to the Administrative Agent pursuant to the terms hereof, in each case, within two (2) Business Days of request.

SECTION 11

AGENCY PROVISIONS

11.1. Appointment and Authorization of Agents.

(a) Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and none of the Credit Parties, any Investor, or any Affiliate of the foregoing (each, a “Fund Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Credit Parties in Section 11.10).

(b) Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and all Letters of Credit and payment in full of all of the Obligations (other than (i) contingent obligations for which no claim has yet been made, Letters of Credit obligations which have been Cash Collateralized or (ii) Obligations in respect of a Lender Hedge Agreement that have been cash collateralized or otherwise satisfied), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2. Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. The Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.3. Exculpatory Provisions. No Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable to any Lender for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Fund Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Fund Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Fund Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Fund Parties to the Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Fund Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that Administrative Agent shall not be required to determine independently whether the conditions described in Section 6.2(a) or 6.2(b) have been satisfied and, when Administrative Agent disburses funds to Borrowers or the Letter of Credit Issuer causes Letters of Credit to be issued or accepts any Qualified Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by a Fund Party.

11.4. Reliance on Communications. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Fund Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Fund Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Fund Party, shall be deemed to constitute any representation or warranty by the Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Fund Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Fund Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Fund Parties which may come into the possession of any Agent-Related Person.

11.7. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Fund Party and without limiting the obligation of the Fund Parties to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Fund Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8. Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Fund Party (or any of their Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Fund Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9. Successor Agents.

(a) Resignation of Administrative Agent. (i) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(iv) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

(b) Resignation of Other Agents. Any other Agent may, at any time, resign upon written notice to the Lenders and the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

11.10. Reliance by the Credit Parties. Each Credit Party shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to such Credit Party, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and such Credit Party shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon the Administrative Agent. Such Credit Party shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until such Credit Party shall have received notice of resignation, and such Credit Party shall not be obligated to recognize any successor Administrative Agent until such Credit Party shall have received written notification satisfactory to it of the appointment of such successor.

11.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Fund Party, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Fund Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.12. Erroneous Payments.

(a) Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which notice shall be conclusive absent manifest error) such Lender, any other Secured Party or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Secured Party or other Person (each such recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”) then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that, nothing in this Section 11.12 shall require the Administrative Agent to provide any of the notices specified in clause (i) or (ii) of this Section 11.12(a). Each Payment Recipient agrees that it shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting Section 11.12(a), each Payment Recipient agrees that, in the case of clause (ii) of Section 11.12(a), it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (i) or (ii) of Section 11.12(a), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or shall cause any Person that received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the applicable Overnight Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 11.12(c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitment) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not any Commitment), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (i) any assignment contemplated in this Section 11.12(d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (ii) the provisions of this Section 11.12(d) shall govern in the event of any conflict with the terms and conditions of Section 12.11, and (iii) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person. No Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender and such Commitment shall remain available in accordance with the terms of this Credit Agreement.

(e) Each party hereto hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (x) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (y) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.12 or under the indemnification provisions of this Credit Agreement, (ii) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Credit Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Credit Party, and (iii) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in the case of clauses (ii) and (iii) of this Section 11.12(e), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), any Borrower or any other Credit Party for the purpose of making a payment on the Obligations.

(f) Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 11.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

(h) Notwithstanding anything to the contrary in this Section 11.12, in no event shall the funding of Borrowings or payment to a Credit Party of other amounts by the Administrative Agent or any of its Affiliates in connection with this Credit Agreement (other than funds (i) received by a Credit Party on behalf of a Lender or any other Secured Party or (ii) received by the Borrowers in excess of any amount set forth in a Request for Borrowing delivered pursuant to the terms hereof or otherwise agreed to be provided by the Administrative Agent in accordance with the terms hereof) be deemed an Erroneous Payment; provided that, for the avoidance of doubt, amounts received by a Credit Party from the Administrative Agent or any of its Affiliates that are not in connection with this Credit Agreement and intended for any other party may be deemed an Erroneous Payment pursuant to this Section 11.12.

SECTION 12

MISCELLANEOUS

12.1. Amendments. Neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and such Credit Party on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender affected thereby:

(i) reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5 or issue or participate in any Letter of Credit, as contemplated in Section 2.8;

(ii) extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii) release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in any Borrower or Guarantor permitted hereunder or in any other Loan Document; and

(b) all Lenders:

(i) except as otherwise provided by Section 9.5 or 9.12, permit the cancellation, excuse or reduction of the Uncalled Capital Commitment or Capital Commitment of any Included Investor or Designated Investor;

(ii) amend the definition of “Available Commitment” or the definition of any of the defined terms used therein other than an increase in the Maximum Commitment pursuant to Section 2.15;

(iii) amend the definition of “Applicable Requirement”, “Concentration Limit”, “Designated Investor”, “Hurdle Condition”, “Hurdle Investor”, “Included Investor”, “Maturity Date”, “Principal Obligations”, “HNW Investor”, or the definition of any of the defined terms used therein;

(iv) change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(v) except in a transaction permitted under this Credit Agreement, consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Loan Documents; or

(vi) amend the terms of Section 3.5(b) or this Section 12.1.

The Administrative Agent agrees that it will notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent; (B) no provisions of Section 2.8 may be amended or modified without the consent of the Letter of Credit Issuer; and (C) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding; (3) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Credit Party, if such modification, waiver, or consent is of an administrative nature; and (4) the Administrative Agent (and, if applicable, the Borrowers) may, without the consent of any Lender, enter into amendments or modifications to this Credit Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 4.10 in accordance with Section 4.10.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have denied its consent to the request.

For the avoidance of doubt, Schedule I and Exhibit L may be supplemented, modified, amended, or restated from time to time by an acknowledgment from the Administrative Agent.

12.2. Sharing of Offsets. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 12.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Sections 2.8(h) and 4.9 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans and Letters of Credit to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

12.3. Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes, and the Obligations hereunder and thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date hereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.

12.4. Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other

Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including, without limitation, Section 12.1), the Administrative Agent acting on behalf of all Lenders, and the Credit Parties may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Credit Parties hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Credit Parties hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5. Payment of Expenses; Indemnity.

(a) Cost and Expenses. The Borrowers, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, including the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, addition of Investors, amendments to any Constituent Document, joinder of Credit Parties, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated; provided that the Borrowers will not be liable for the fees and expenses of more than one separate firm of attorneys and local counsel in each applicable jurisdiction (whether such firm represents one or more of the foregoing)), (ii) all reasonable and documented out of pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all documented out of pocket expenses incurred by the Administrative Agent, any Lender or the Letter of Credit Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Letter of Credit Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Credit Facility), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable and documented attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by the Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Principal Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Letter of Credit Issuer in connection with such capacity.

(d) Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, the Borrowers and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of

Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

12.6. Notice.

(a) Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand-delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (c) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (e) if by email, as provided in Section 12.6(b).

If to any Credit Party:

At the address specified with respect thereto on Schedule I hereto.

If to the Administrative Agent:

Wells Fargo Bank, National Association

1800 Century Park East, 11th Floor

Los Angeles, CA 90067

Attention: Nake Grewal

Telephone: (704) 614-6159

Fax: (704) 715-1435

Email: Nake.Grewal@wellsfargo.com;

subscription.finance@wellsfargo.com

If to the Lenders:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Assumption or Lender Joinder Agreement of such Lender.

Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrowers or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b) Electronic Communication. Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7. Governing Law. This Credit Agreement and any other Loan Document (except, at to any other Loan Document, as expressly set forth therein), and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

12.8. Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any party hereto with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect hereof or thereof, may be brought in the courts of the State of New York, or in the United States Courts, in each case located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law and each party hereto hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement, the Notes or the Qualified Borrower Promissory Notes brought in the courts of the State of New York, or in the United States Courts, in each case located in the Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9. Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10. Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11. Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and;

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers shall be required unless (x) an Event of Default specified in Sections 10.1(a), 10.1(h) or 10.1(i) has occurred and is continuing at the time of such assignment, (y) an Event of Default (other than those specified in Sections 10.1(a), 10.1(h) or 10.1(i)) has occurred and is continuing for a period of 30 days at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender that is an Eligible Institution;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender; and

(C) the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire if requested by the Administrative Agent as well as the documentation required to be delivered by any Lender pursuant to Section 4.1(f).

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Letter of Credit Issuer and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(viii) Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Section 4.1, 4.4, 4.5 and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, with the consent of, and notice to, the Borrowers (but without the consent of, or notice to, the Administrative Agent), sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(f) (it being understood that the documentation required under Section 4.1(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.8 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.4, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.8(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 5.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank without notice to, or consent of, a Borrower or Administrative Agent; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Addition of Lenders. With the prior written consent of the Administrative Agent in its sole discretion, at the request of the Borrowers, a new lender may join the Credit Facility as a Lender by delivering a Lender Joinder Agreement to the Administrative Agent, and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:

(i) The Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount;

(ii) the Commitment of the new Lender shall be in a minimum amount of $10,000,000, or such lesser amount agreed to by the Borrowers and the Administrative Agent;

(iii) if any new Lender is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrowers and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 4.1(f); and

(iv) the parties shall execute and deliver to the Administrative Agent a Lender Joinder Agreement, any amendment hereto determined necessary or appropriate by the Administrative Agent in connection with such Lender Joinder Agreement, the Borrowers shall execute such new Notes as the Administrative Agent or any Lender may request, and the new Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent, which amount the Administrative Agent may waive in its sole discretion.

(h) Disclosure of Information. Any Lender may furnish any information concerning any Credit Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

12.12. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer; third, to Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender in accordance with Section 4.9; fourth, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Credit Agreement and (B) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 4.9; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Liability are held by the Lenders pro rata in accordance with their Commitments without giving effect to Section 12.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) Each Defaulting Lender shall be entitled to receive interest and Letter of Credit fees for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.9.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.13 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.9.

(C) With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Liability that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Liability shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Principal Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.9.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 12.12(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Letter of Credit Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

12.13. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

12.14. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15. Survival. All representations and warranties made by the Credit Parties herein shall survive delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit.

12.16. Full Recourse. The payment and performance of the Obligations shall be fully recourse to the Borrowers and the Guarantors and their properties and assets. Notwithstanding anything in this Credit Agreement and the Loan Documents to the contrary, the Obligations shall not be recourse to any General Partner, any Investor (provided that, for the avoidance of doubt, nothing in this Section 12.16 is in any way intended to limit or reduce any Investor’s obligations to fund its Capital Commitment under the related Subscription Agreement and other Constituent Documents) or any of their Affiliates (other than the Borrowers and the Guarantors) or any of their respective past, present or future direct or indirect members, partners, shareholders, officers, directors, agents or employees (the “Non-Recourse Parties”) and the Agents and Lenders shall not have the right to pursue any claim or action (including arbitration proceeding) against the Non-Recourse Parties except for any claim or action for actual damages of the Agents or Lenders as a result of any fraud or willful misappropriation of proceeds from the Credit Facility on the part of any General Partner in which event there shall be full recourse against such General Partner. For the avoidance of doubt, this Section 12.16 shall not limit a General Partner’s Obligations under the Collateral Documents to which it is a party.

12.17. Availability of Records; Confidentiality. (a) Each party hereto acknowledges and agrees that this Credit Agreement, all Loan Documents, Borrowing Base Certificates, and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and all transactions contemplated thereunder (collectively, “Transaction Information”) are confidential; provided, it is acknowledged and agreed that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any (i) Affiliate of a Lender or Participant or Assignee or proposed Assignee or (ii) Participant or proposed Participant or (iii) Assignee or proposed Assignee, and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies and agents, provided such party is advised of the confidential nature of such information and instructed to keep such information confidential, Transaction Information (including originals or copies of this Credit Agreement and other Loan Documents), and may communicate all oral information, at any time submitted by or on behalf of any Credit Party or received by the Administrative Agent or a Lender in connection with the Loans, the Letter of Credit Liability, the Commitments or any Credit Party; provided, further, that, prior to any such delivery or communication, the Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Transaction Information or Confidential Information and be subject to obligations of confidentiality and restricted use with respect to the Confidential Information that are at least as stringent as the terms of this Section 12.17 and each Lender, Participant or Assignee or proposed Participant or Assignee shall provide access to this Confidential Information only to such limited number of representatives who have a bona fide need to know such information; (b) the Credit Parties, the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Capital Commitments and details regarding their investments under the Subscription Agreements or other Constituent Documents (collectively, the “Investor Information”) have been and will be delivered on a confidential basis; and (y) information with respect to investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to investments shall be subject to the provisions of this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such party from disclosing any Transaction Information or Confidential Information: (i) to their respective accountants, lawyers and regulators, (ii) to the Investors (it being understood and agreed that the Credit Parties may only disclose the details of the transaction (and not any Loan Document) without the consent of the other parties hereto) (iii) with the prior written consent of, with respect to Transaction Information, all parties hereto, and with respect to Confidential Information, the Credit Parties; (iv) upon the order or request of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (v) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 12.17; (vi) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; or (vii) as otherwise specifically required by Applicable Law, including in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Notwithstanding the foregoing, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all other person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure.

12.18. Customer Identification Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that U.S. law requires each U.S. Lender and the Administrative Agent to obtain, verify and record information that identifies each Credit Party (and in certain circumstance the beneficial owners thereof), which information includes the name and address of each Credit Party (and beneficial owner) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party (and beneficial owner).

12.19. Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

12.20. Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than (i) contingent obligations not then due, Letter of Credit obligations which have been Cash Collateralized and (ii) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination. For the avoidance of doubt, this Credit Agreement shall remain in full force and effect after the Maturity Date if any Letters of Credit remain outstanding, even if Cash Collateralized.

12.21. Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on any Credit Party or further restricts the rights of any Credit Party or any of its Affiliates or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.

12.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.23. Judgment Currency. Each Borrower agrees to indemnify and hold harmless the Agents and the Lenders from and against any loss incurred by any of them as a result of any judgment or order being given or made for an amount due from such Borrower under or in connection with this Credit Agreement or any other Loan Document and such judgment or order being paid or payable in a currency other than the applicable currency (the “Judgment Currency”) as a result of any variation as between (i) the rate of exchange at which the applicable currency amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the relevant indemnified party is able to purchase the applicable currency with the amount of the Judgment Currency actually received by such Person. The foregoing indemnity shall constitute separate and independent obligations of the Borrowers and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion of, the relevant currency.

12.24. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 13

GUARANTY

13.1. Guaranty of Payment. Each Guarantor hereby unconditionally and irrevocably guarantees to each Secured Party and their respective successors and assigns the prompt payment of the Obligations of the Borrowers in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance of all other obligations by the Borrowers under this Credit Agreement and the other Loan Documents (such guaranty by the applicable Guarantor, its “Guaranty”). This Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all of the Obligations of the Borrowers whenever arising. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of each Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including, without limitation, Debtor Relief Laws).

13.2. Obligations Unconditional. The obligations of each Guarantor hereunder are absolute and unconditional, irrespective of the value, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by any Secured Party without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Loan Documents or any collateral, if any, hereafter securing the Obligations or otherwise and such Guarantor hereby waives the right to require the Administrative Agent, the Letter of Credit Issuer or the Lenders to make demand on or proceed against any Fund Party or any other Person (including any other Guarantor or co-guarantor) or to require the Administrative Agent, the Letter of Credit Issuer or the Lenders to pursue any other remedy or enforce any other right. Each Guarantor further agrees that nothing contained herein shall prevent any Secured Party from suing on the Notes or any of the other Loan Documents or foreclosing its or their, as applicable, security interest in or Lien on any Collateral, if any, securing the Obligations or from exercising any other rights available to it or them, as applicable, under this Credit Agreement, the Notes, any other of the Loan Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of such Guarantor’s obligations hereunder; it being the purpose and intent of such Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. No Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Credit Party or by reason of the bankruptcy, insolvency or analogous procedure of any Credit Party. Each Guarantor waives any and all notice of the creation, renewal, extension accrual or increase of any of the Obligations and notice of or proof of reliance by any Secured Party on this Guaranty or acceptance of this Guaranty. The Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between the Credit Parties, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

This Credit Agreement and the obligations of each Guarantor hereunder shall be valid and enforceable and, to the fullest extent permitted by Applicable Law, shall not be subject to any limitation, impairment or discharge for any reason (other than payment, satisfaction or discharge in full of the Obligations), including, without limitation, the occurrence of any of the following, whether or not the Administrative Agent shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of this Credit Agreement and any other Loan Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of indebtedness other than the Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Collateral, (F) any defenses, set-offs or counterclaims which the Borrowers may allege or assert against the Administrative Agent in respect of the Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of such Guarantor as an obligor in respect of the Obligations.

13.3. Modifications. Each Guarantor agrees that: (a) all or any part of the Collateral now or hereafter held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) none of the Lenders and the Administrative Agent shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Obligations; (c) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrowers, the Guarantors and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Note or any of the other Loan Documents, including, without limitation, this Credit Agreement may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and

(g) any deposit balance for the credit of the Borrowers, the Guarantors or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by any Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

13.4. Waiver of Rights. Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of the Guaranty by the Lenders and of all extensions of credit to any Credit Party by the Lenders; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Credit Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Obligations, or the Lenders subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to this Credit Agreement, any other Loan Document or the Obligations, except such notices, demands, presentments, protests, agreements or instruments to which such Guarantor is entitled under the terms of this Credit Agreement; (f) any right to require the Administrative Agent as a condition of payment or performance by such Guarantor, to (A) proceed against the Borrowers, any guarantor of the Obligations or any other Person, (B) proceed against or exhaust any other security held from the Borrowers, any guarantor of the Obligations or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrowers including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers from any cause other than payment in full of the Obligations; (h) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s errors or omissions in the administration of the Obligations; (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Credit Agreement and any legal or equitable discharge of such Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent protect, secure, perfect or insure any other security interest or Lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Credit Agreement.

13.5. Reinstatement. Notwithstanding anything contained in this Credit Agreement or the other Loan Documents, the obligations of each Guarantor under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy, reorganization, any analogous procedure or otherwise, and each Guarantor agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of outside counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.6. Remedies. Each Guarantor agrees that, as between such Guarantor, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable (and shall be deemed to have become automatically due and payable) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligation from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligation being deemed to have become automatically due and payable), such Obligation (whether or not due and payable by any other Person) shall forthwith become due and payable by such Guarantor. Each Guarantor acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

13.7. Subrogation. Each Guarantor agrees that, until the indefeasible payment of the Obligations in full in cash (other than (i) any unasserted contingent indemnification obligations not yet due and payable and (ii) Obligations in respect of a Lender Hedge Agreement that have been cash collateralized or otherwise satisfied), it will not exercise any right of reimbursement, subrogation, indemnification, contribution, offset, remedy (direct or indirect) or other claims against any other Credit Party arising by contract or operation of law or equity in connection with any payment made or required to be made by such Guarantor under this Credit Agreement or the other Loan Documents now or hereafter. Each Guarantor further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any other Credit Party or against any Collateral or other collateral or security, and any rights of contribution such Guarantor may have against any other Credit Party, shall be junior and subordinate to any rights the Administrative Agent may have against such Credit Party and to all right, title and interest the Administrative Agent may have in any such other collateral.

13.8. Inducement. The Lenders have been induced to make the Loans to the Borrowers in part based upon the assurances by each Guarantor that such Guarantor desires that the Obligations of such Guarantor under the Loan Documents be honored and enforced as separate obligations of such Guarantor, should Administrative Agent and the Lenders desire to do so.

13.9. Combined Liability. Notwithstanding the foregoing, the Administrative Agent and the Lenders may at their option enforce the entire amount of the Guaranty Obligation against any Guarantor (other than the Guaranty Obligations of any Qualified Borrower unless such Guarantor has executed a Qualified Borrower Guaranty with respect to such Qualified Borrower).

13.10. Borrower Information. Each Guarantor confirms and agrees that the Administrative Agent shall have no obligation to disclose or discuss with such Guarantor its assessment of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and its ability to perform its obligations under the Credit Agreement and any other Loan Document, and such Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of the Administrative Agent to disclose any matter, fact or thing relating to the business, operations or condition of the Borrowers now known or hereafter known by the Administrative Agent. Each Guarantor hereby waives any right to have the Collateral or other collateral or security securing the Obligations marshaled.

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SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written .

BORROWERS:

SIXTH STREET LENDING PARTNERS

By:	/s/ Steven S. Pluss
Name:	Steven S. Pluss
Title:	Vice President

[Signature Page to Revolving Credit Agreement]

Acknowledged and Agreed to with respect to Section 5.4 only:

INVESTMENT ADVISER:

SIXTH STREET LENDING PARTNERS ADVISERS, LLC

By:	/s/ Steven S. Pluss
Name: Steven S. Pluss
Title: Vice President

[Signature Page to Revolving Credit Agreement]

ADMINISTRATIVE AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Letter of Credit Issuer, Lead Arranger and a Lender

By:	/s/ Nake Grewal
Name: Nake Grewal
Title: Director

[Signature Page to Revolving Credit Agreement]